UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BankAtlantic Bancorp, Inc.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001146 by $11,673,000, which represents the amount of cash estimated to be paid to the Registrant by the acquiring person based on the September 30, 2011 financial information referenced in the Stock Purchase Agreement described in this Information Statement.

	4)	Proposed maximum aggregate value of transaction: $11,673,000

	5)	Total fee paid:
$1,338

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT – SUBJECT TO COMPLETION

BANKATLANTIC BANCORP, INC.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

April [    ], 2012

Dear Shareholder:

We are delivering to you the enclosed Information Statement in connection with the approval by our Board of Directors and BFC Financial Corporation, our majority shareholder, of the transactions contemplated by the Stock Purchase Agreement, dated as of November 1, 2011, between us and BB&T Corporation, as amended on March 13, 2012, including the sale to BB&T of all of the shares of the capital stock of BankAtlantic, our banking subsidiary. In addition, as contemplated by the Stock Purchase Agreement, our Board of Directors and BFC have approved an amendment to our Restated Articles of Incorporation to change our name to “BBX Capital Corporation.” BFC’s approval was effected through an action by written consent without a shareholder meeting delivered to us on [                    ], 2012 and was given with respect to all of the shares of our Class A Common Stock and Class B Common Stock owned by BFC, which in the aggregate represent approximately 75% of the total voting power of our common stock. BFC’s written consent also included an approval, on an advisory basis, of the compensation to be received by our named executive officers in connection with the closing of the transactions contemplated by the Stock Purchase Agreement.

We are not asking you for a proxy and you are requested not to send us a proxy. As each of the foregoing actions has been approved by our Board of Directors and by the written consent of BFC with respect to shares of our Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast on the actions, the requisite approval for these actions has already been obtained. As a result, shareholders are not being asked for proxies to vote their shares with respect to the actions, and no meeting of shareholders will be held to consider the actions.

The enclosed Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934 and Florida law. It contains more detailed information concerning each of the foregoing actions. You are urged to read the Information Statement in its entirety, including the copies of the Stock Purchase Agreement, fairness opinions received by our Board of Directors in connection with the transaction and form of amendment to our Restated Articles of Incorporation attached to the Information Statement. Under Rule 14c-2(b) of the Securities Exchange Act of 1934, the actions described in the Information Statement may be consummated no earlier than 20 calendar days following the date on which the Information Statement is first mailed to our shareholders. It is anticipated that the transactions contemplated by the Stock Purchase Agreement will be consummated, and that our name change will be effected, as soon as practicable after the expiration of such 20-day period and, with respect to the transactions contemplated by the Stock Purchase Agreement, after necessary regulatory approvals are obtained and all other closing conditions are satisfied or, to the extent permitted under applicable law or the terms of the Stock Purchase Agreement, waived.

On behalf of our Board of Directors and employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman and Chief Executive Officer

PRELIMINARY INFORMATION STATEMENT – SUBJECT TO COMPLETION

BANKATLANTIC BANCORP, INC.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Information Statement

This Information Statement is first being mailed on April     , 2012 to the shareholders of BankAtlantic Bancorp, Inc., a Florida corporation (“we,” “us,” “our,” “BankAtlantic Bancorp” or the “Company”), in connection with the approval by our Board of Directors and BFC Financial Corporation (“BFC”), our majority shareholder, of the transactions contemplated by the Stock Purchase Agreement, dated as of November 1, 2011, between us and BB&T Corporation (“BB&T”), as amended on March 13, 2012 (the “Purchase Agreement”), including the sale to BB&T of all of the shares of the capital stock of BankAtlantic, our banking subsidiary (collectively, the “Sales Transaction”). In addition, as contemplated by the Purchase Agreement, our Board of Directors and BFC have approved an amendment to our Restated Articles of Incorporation, as amended (our “Articles of Incorporation”), to change our name to “BBX Capital Corporation” (the “Name Change”). BFC’s approval was effected through an action by written consent without a shareholder meeting delivered to us on [                    ], 2012 and was given with respect to all of the shares of our Class A Common Stock and Class B Common Stock owned by BFC. BFC’s written consent also included an approval, on an advisory basis, of the compensation to be received by our named executive officers in connection with the closing of the Sales Transaction. Each of these actions is discussed in greater detail in this Information Statement. You are urged to read this Information Statement in its entirety, including the copies of the Purchase Agreement, fairness opinions received by our Board of Directors in connection with the Sales Transaction and form of amendment to our Articles of Incorporation attached as appendices hereto.

Our Board of Directors approved the Purchase Agreement, the Sales Transaction and the Name Change on March 12, 2012.

Under the Florida Business Corporation Act (the “FBCA”), in addition to the approval of our Board of Directors, the Sales Transaction and the Name Change require shareholder approval. Additionally, under the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are required to vote upon or consent to, on an advisory basis, the compensation payable to our named executive officers in connection with the closing of the Sales Transaction. To be approved by our shareholders by written consent without a shareholder meeting, each of these actions requires the consent of holders of our Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all of our shareholders, with holders of our Class A Common Stock and Class B Common Stock voting together as a single group.

As of                     , 2012, we had issued and outstanding              shares of Class A Common Stock and 195,045 shares of Class B Common Stock. Under our Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock were entitled to vote as a single voting group on each of the actions described in this Information Statement, with the holders of our Class A Common Stock being entitled to one vote per share and possessing in the aggregate 53% of the total voting power of our common stock. Our Class B Common Stock represents in the aggregate the remaining 47% of the total voting power of our common stock.

On                     , 2012, we received from BFC an action by written consent without a shareholder meeting with respect to the              shares of our Class A Common Stock and 195,045 shares of our Class B Common Stock owned by BFC approving the Sales Transaction, the Name Change and, on an advisory basis, the compensation payable to our named executive officers in connection with the closing of the Sales Transaction. The shares of our Class A Common Stock and Class B Common Stock with respect to which BFC provided its

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consent represented in the aggregate 75% of the total votes entitled to be cast on each action. Accordingly, BFC’s written consent is sufficient under the FBCA and our Articles of Incorporation to approve the Sales Transaction, Name Change and compensation payable to our named executive officers in connection with the closing of the Sales Transaction on behalf of our shareholders without any further shareholder action.

This Information Statement is being provided to all holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on                     , 2012. Under Rule 14c-2(b) of the Exchange Act, the actions described in this Information Statement may be consummated no earlier than 20 calendar days after the initial mailing date of this Information Statement indicated above. It is anticipated that the Sales Transaction will be consummated, and that the Name Change will be effected, as soon as practicable after the expiration of such 20-day period and, with respect to the Sales Transaction, after necessary regulatory approvals are obtained and all other conditions to closing the Sales Transaction are satisfied or, to the extent permitted under applicable law or the terms of the Purchase Agreement, waived.

Under the FBCA, our shareholders do not have dissenters’ rights in connection with the Sales Transaction or other actions described in this Information Statement.

This Information Statement is being provided to you for informational purposes only in compliance with the requirements of Regulation 14C of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The distribution of this Information Statement to our shareholders also satisfies the notice requirements of the FBCA with respect to the actions described herein taken by BFC by written consent without a shareholder meeting.

We are not asking you for a proxy and you are requested not to send us a proxy.

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SUMMARY

The summary that follows highlights selected information contained elsewhere in this Information Statement regarding the Purchase Agreement and the Sales Transaction contemplated thereby, and may not contain all of the information that is important to you. For a more complete description of the Purchase Agreement, the Sales Transaction and other related matters, including the Name Change, you should carefully read this Information Statement in its entirety, including the copies of the Purchase Agreement, fairness opinions received by our Board of Directors in connection with the Sales Transaction and form of amendment to our Articles of Incorporation attached as appendices hereto. Unless stated to the contrary or the context otherwise requires, references to the “Purchase Agreement” in this Information Statement refer to the Stock Purchase Agreement entered into on November 1, 2011, as amended on March 13, 2012.

Parties to the Sales Transaction (page 11)

BankAtlantic Bancorp, Inc.

We are a Florida-based holding company that currently owns BankAtlantic and its subsidiaries. BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. Our Internet website address is www.bankatlanticbancorp.com. Our principal executive office is located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website and the information contained in or connected to our website are not a part of, or incorporated into, this Information Statement.

BB&T Corporation

BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its commercial bank subsidiary, Branch Banking and Trust Company. In addition, BB&T’s operations consist of a federally chartered thrift institution, BB&T Financial, FSB, and several nonbank subsidiaries, which offer financial services products. BB&T’s Internet website address is www.bbt.com. BB&T’s principal executive office is located at 200 West Second Street, Winston-Salem, North Carolina 27101. Its telephone number is (336) 733-2000. BB&T’s Internet website and the information contained in or connected to its website are not a part of, or incorporated into, this Information Statement.

The Sales Transaction (page 10)

We have entered into the Purchase Agreement with BB&T which provides for the sale to BB&T of all of the shares of capital stock of BankAtlantic. These shares had a net book value of approximately $306.1 million as of September 30, 2011. In addition, BB&T has agreed to assume at the closing of the Sales Transaction the obligations with respect to our approximately $285 million in principal amount of outstanding trust preferred securities (“TruPs”). We have agreed to pay at the closing of the Sales Transaction all interest accrued on the TruPs through closing, and to pay or escrow certain legal fees and expenses with respect to the TruPs-related litigation described in this Information Statement.

Prior to the closing of the Sales Transaction, BankAtlantic will contribute to a newly established limited liability company (the “Newco LLC”) approximately $424 million of loans and $17 million of real estate owned and other assets, net (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) (collectively, the “Newco LLC Assets”) and distribute to us 100% of the membership interests in Newco LLC. At the closing of the Sales Transaction, we will transfer to BB&T 95% of the preferred membership interests in Newco LLC in connection with BB&T’s assumption of the TruPs. We will continue to hold the remaining 5% of Newco LLC’s preferred membership interests. BB&T will hold its 95% preferred interest in Newco LLC until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount. At that time, BB&T’s interest in Newco LLC will terminate, and we will thereafter be entitled to any and all residual proceeds. The Newco LLC Assets are expected to be monetized over a period of seven years, or longer provided BB&T’s preference amount is repaid within such

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seven-year period. We have also agreed to provide BB&T with an incremental $35 million guarantee to further assure BB&T’s recovery of the $285 million preference amount within seven years. Newco LLC will assume any liabilities related to the Newco LLC Assets.

Prior to the closing of the Sales Transaction, BankAtlantic will also contribute approximately $175 million in commercial real estate nonaccrual loans and real estate owned (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) and all rights, claims and judgments with respect to previously written-off assets (collectively, the “Retained Assets”) to its wholly owned subsidiary, Retained Assets, LLC, and will distribute to us 100% of the membership interests in Retained Assets, LLC. Retained Assets, LLC will assume any liabilities related to the Retained Assets.

The contribution of the Newco LLC Assets to Newco LLC and the Retained Assets to Retained Assets, LLC, and the distribution to us of the membership interests in Newco LLC and Retained Assets, LLC are sometimes hereinafter referred to collectively as the “Asset Contributions and Membership Interest Distributions.”

The cash consideration to be exchanged at the closing of the Sales Transaction under the Purchase Agreement will reflect a deposit premium (estimated based on September 30, 2011 balances to be $300.9 million) to the closing net asset value of BankAtlantic. The estimated premium represents 9.05% of total deposits and 10.32% of non-CD deposits of BankAtlantic at September 30, 2011, and will be increased or decreased at closing by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten business day period ending on the business day immediately preceding the closing exceeds or is less than $2.915 billion, provided that the premium will not exceed $315.9 million. At the closing, the sum of the premium and the net asset value of BankAtlantic, as calculated pursuant to the terms of the Purchase Agreement as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions, is to be paid in cash. If the sum is a positive number, it is to be paid by BB&T to us. If the sum is a negative number, it is to be paid by us to BB&T.

The Purchase Agreement (page 30)

The Purchase Agreement is the governing document with respect to the Sales Transaction and sets forth the various rights and obligations of the Company and BB&T as parties to the transaction.

In addition to the terms and conditions described above, the Purchase Agreement contains various representations and warranties by the Company and BB&T, as well as covenants and agreements to be complied with by the parties, including to use reasonable best efforts to obtain necessary regulatory approvals. The Purchase Agreement also contains covenants regarding BankAtlantic’s operations during the period between the execution of the Purchase Agreement and closing of the Sales Transaction and covenants by us not to (i) engage in activities relating to the business of soliciting or accepting deposits competitive with the business of BankAtlantic in Florida for three years following the closing, or (ii) solicit or hire, with certain exceptions, any employees of BankAtlantic for 18 months following the closing.

The Purchase Agreement contains certain conditions which are required to be satisfied or, to the extent permitted under the Purchase Agreement or applicable law, waived for the Sales Transaction to be completed. These closing conditions include the receipt of all required regulatory approvals, the absence of any injunction or other legal prohibition on the completion of the Sales Transaction, the accuracy of the representations and warranties of the parties (generally subject to a material adverse effect standard), material compliance by the parties with their obligations under the Purchase Agreement, the contribution of the Newco LLC Assets and the Retained Assets, and the distribution of the membership interests in Newco LLC and Retained Assets, LLC. In addition, under the rules and regulations of the SEC, we are not permitted to close the Sales Transaction until at least 20 calendar days after the date of the first mailing of this Information Statement. Under the terms of the Purchase Agreement, either party may terminate the Purchase Agreement if, among other things, the Sales Transaction is not consummated by July 31, 2012.

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The Purchase Agreement also contains indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.

Our Reasons for the Sales Transaction (page 15)

Based on adverse economic conditions in Florida and the impact that those conditions have had on our business, financial condition and operating results, as well as regulatory issues and increased regulatory requirements, our Board of Directors determined that it was in our best interest to pursue available strategic alternatives, including a sale of our Company or our assets, including our interest in BankAtlantic. Following the strategic review process, our Board of Directors approved the Purchase Agreement and the Sales Transaction based on its belief that it was the strategic alternative most likely to maximize value for our shareholders. In making this determination, our Board of Directors also considered the deferred interest and other payment obligations with respect to our outstanding TruPs and reviewed prior efforts relating to strategic alternatives, including our efforts to raise capital through issuances of capital stock. In addition, our Board consulted with our financial advisors and reviewed and considered the fairness opinions rendered by them with respect to the Sales Transaction, and consulted with our legal advisors and members of our senior management.

Opinion of our Financial Advisors (page 15)

On October 31, 2011, our financial advisors with respect to the Sales Transaction, Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), rendered their respective opinions to our Board of Directors, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in their opinions, the Consideration to be Received (as defined below), in the case of Cantor Fitzgerald’s opinion, and the Consideration (as defined below), in the case of Sandler O’Neill’s opinion, under the terms of the November 1, 2011 Purchase Agreement was fair, from a financial point of view, to the Company. In connection with the March 13, 2012 amendment to the Purchase Agreement, Cantor Fitzgerald and Sandler O’Neill updated their respective opinions, which updates were rendered orally to our Board of Directors on March 12, 2012 and subsequently confirmed in writing, that, as of the respective dates of such updated opinions, and based upon and subject to the various considerations, assumptions and limitations set forth therein, the Consideration to be Received, in the case of Cantor Fitzgerald’s opinion, and the Consideration, in the case of Sandler O’Neill’s opinion, under the terms of the Purchase Agreement, as amended on March 13, 2012, was fair, from a financial point of view, to the Company.

For purposes of Cantor Fitzgerald’s opinion, the term “Consideration to be Received” was defined to mean the Retained Assets, the Newco LLC Assets and the cash payment to be made or received by us at the closing of the Sales Transaction based on the deposit premium and the net asset value of BankAtlantic as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions. For purposes of Sandler O’Neill’s opinion, the term “Consideration” was defined to mean the deposit premium and the cash payment to be made or received by us at the closing of the Sales Transaction based on the deposit premium and the net asset value of BankAtlantic as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions.

The analyses undertaken and matters considered by Cantor Fitzgerald in rendering its opinion are summarized in the section of this Information Statement entitled “Opinion of Cantor Fitzgerald,” and the full text of Cantor Fitzgerald’s written opinion is attached to this Information Statement as Appendix B. The analyses undertaken and matters considered by Sandler O’Neill in rendering its opinion are summarized in the section of this Information Statement entitled “Opinion of Sandler O’Neill,” and the full text of Sandler O’Neill’s written opinion is attached to this Information Statement as Appendix C. The opinions describe the assumptions made, procedures followed, matters considered and limitations on the scope of the reviews undertaken by our financial advisors in rendering their opinions. You are encouraged to read the opinions of Cantor Fitzgerald and Sandler O’Neill carefully.

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Our Operations Following the Sales Transaction (page 25)

As described above, at the closing of the Sales Transaction, we will either be entitled to receive a cash payment from BB&T or required to make a cash payment to BB&T depending on the amount of the deposit premium and the net asset value of BankAtlantic at closing after giving effect to the Asset Contributions and Membership Interest Distributions. In addition to any cash payment which we may receive at the closing, we will also hold the Retained Assets and a 5% preferred interest (and the residual interest) in Newco LLC.

Following the closing of the Sales Transaction, we expect to focus our operations on managing the Retained Assets as well as approximately $73 million of commercial nonaccrual loans to be held by Newco LLC. The remainder of the Newco LLC Assets will be managed by one or more independent servicers. We will also continue to manage the assets held by our wholly owned asset workout subsidiary, which currently consists of approximately $20 million of loans and real estate owned. Our operations with respect to the assets to be managed by us may, subject in the case of the Newco LLC Assets to the terms of a servicing agreement to be entered into between the Company and Newco LLC, include renewing, modifying, increasing, extending, refinancing and making protective advances with respect to the assets. We may also enter into real estate joint ventures, partnerships or other structures involving these assets or participate in the management of real estate development activities. In addition, based on the timing and volume of cash flows generated in connection with our management of these assets, we may, in the near-term, make short-term investments and, over time, engage in various specialty finance activities.

Our shareholders at the time of the closing of the Sales Transaction will continue to own 100% of our Company following the closing. In addition, following the closing, we will continue as a public company and, assuming that we meet the continued listing standards of the New York Stock Exchange (the “NYSE”), our Class A Common Stock will continue to be listed on the NYSE.

As described above, under the terms of the Purchase Agreement, we will be restricted from engaging in activities relating to the business of soliciting or accepting deposits competitive with the business of BankAtlantic in Florida for three years following the closing of the Sales Transaction. In addition, subject to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), following the closing of the Sales Transaction, we will no longer be a “unitary savings and loan holding company” or subject to regulation as such, or subject to our Cease and Desist Order with the Federal Reserve. The Purchase Agreement also restricts our right to use the name “BankAtlantic” following the closing of the Sales Transaction. See “The Name Change” below for further information.

Interests of Certain Persons in the Sales Transaction (page 26)

Shareholders should note that some of our directors and executive officers have interests in the Sales Transaction that are different from, or are in addition to, the interests of our shareholders generally. Specifically, Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman, also serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, and may be deemed to control BFC by virtue of their ownership interest in BFC’s Class A Common Stock and Class B Common Stock. As described herein, BFC owns shares of our Class A Common Stock and Class B Common Stock representing approximately 75% of the total voting power of our common stock, and BFC has provided to us, with respect to all of its shares of our Class A Common Stock and Class B Common Stock, its written consent to the Sales Transaction and other actions which are the subject of this Information Statement. BFC’s written consent is sufficient under the FBCA to approve these actions on behalf of our shareholders. In addition, certain of our executive officers, including Messrs. Levan and Abdo, as well as other members of our senior management, will, subject to any applicable regulatory approval, receive severance and other payments in connection with the closing of the Sales Transaction, and, subject to the approval of our Compensation Committee, certain restricted stock awards of shares of our Class A Common Stock held by them will accelerate and immediately vest.

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The Name Change (page 37)

Pursuant to the terms of the Purchase Agreement, we are required to change our name, and each of our subsidiaries’ names, so that they no longer contain the name “BankAtlantic.” On March 12, 2012, our Board of Directors approved, subject to the approval of our shareholders, an amendment to our Articles of Incorporation to change our name to “BBX Capital Corporation.” The action by written consent without a shareholder meeting which we received from BFC on                     , 2012 approving the Sales Transaction also included its approval of the Name Change. Accordingly, we intend to file an amendment to our Articles of Incorporation with the Florida Department of State to change our name from “BankAtlantic Bancorp, Inc.” to “BBX Capital Corporation” on or as soon as practicable after the date which is 20 days following the first mailing of this Information Statement to our shareholders and, in any event, no later than the closing of the Sales Transaction.

Regulatory Approvals (page 27)

As described above, closing of the Sales Transaction remains subject to certain closing conditions, including the receipt of all required regulatory approvals. In connection therewith, BankAtlantic has submitted notices to, and filings with, the Office of the Comptroller of the Currency (the “OCC”), and we have submitted information to, and made filings with, the Federal Reserve Bank of Atlanta. Branch Banking and Trust Company, a subsidiary of BB&T, submitted an application to the Federal Deposit Insurance Corporation (the “FDIC”). In addition, BB&T filed an application with the Federal Reserve and presented the Sales Transaction for approval by the North Carolina Office of the Commissioner of Banks. Further, pursuant to the terms of the Cease and Desist Orders to which we and BankAtlantic are currently subject, we and BankAtlantic submitted requests to the Federal Reserve and the OCC, respectively, to take certain actions to facilitate the Sales Transaction. In connection with the March 13, 2012 amendment to the Purchase Agreement, updated notices and filings have been or will be submitted to the applicable regulatory agencies. The North Carolina Office of the Commissioner of Banks approved the Sales Transaction from the floor at a public hearing on March 14, 2012. The remainder of the filings submitted to date are currently under review by the applicable regulatory agencies.

Litigation Regarding the Sales Transaction (page 28)

Following the initial announcement of the Purchase Agreement on November 1, 2011, purported holders of direct or indirect interests in the TruPs filed an action in the Court of Chancery of the State of Delaware, and certain of the trustees under the indentures underlying the TruPs sent notices of default or joined in the action, seeking a declaration that the transaction contemplated by the November 1, 2011 Purchase Agreement violated certain covenants contained in the TruPs indentures and that the assumption of the TruPs by BB&T was required. On February 27, 2012, the Court of Chancery of the State of Delaware entered an injunction prohibiting the sale of BankAtlantic pursuant to the terms of the November 1, 2011 Purchase Agreement.

Following the entry of the injunction, the Company and BB&T entered into negotiations to revise the terms of the Sales Transaction to provide for BB&T’s assumption of the TruPs. On March 13, 2012, we entered into an amendment to the Purchase Agreement, pursuant to which, among other things, BB&T agreed to assume our outstanding TruPs obligations following the closing of the Sales Transaction, while we agreed to pay at the closing all interest accrued on the TruPs through closing and to pay or escrow certain legal fees and expenses with respect to the above-described litigation. Based on BB&T’s assumption of our outstanding TruPs obligations, the Company and BB&T agreed in the amendment that certain of the assets originally contemplated to be retained by us following the closing will now be contributed to Newco LLC and that BB&T will receive a 95% preferred interest in Newco LLC, as described herein.

No Dissenters’ Rights (page 28)

Under the FBCA, our shareholders are not entitled to dissenters’ rights in connection with the Sales Transaction or the other actions described in this Information Statement.

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Certain U.S. Federal Income Tax Consequences (page 28)

The Sales Transaction will be treated by us as a taxable transaction for U.S. federal income tax purposes. It is anticipated that any gain resulting from the Sales Transaction will be offset against our net operating loss carryforwards. However, utilization of these carryforwards could subject us to an alternative minimum tax.

Accounting Treatment (page 29)

Upon completion of the Sales Transaction, we will remove from our consolidated balance sheet all of the assets transferred to BB&T in connection with the Sales Transaction and our financial statements will reflect, to the extent applicable, the effect of the receipt and the use of the proceeds of the Sales Transaction. We will record a gain or loss with respect to the Sales Transaction in an amount equal to the difference between the purchase price for the transferred assets and the book value of the assets as recorded in our consolidated balance sheet. It is expected that, following the closing of the Sales Transaction, we will have a controlling financial interest in Newco LLC, and Newco LLC will therefore be consolidated in our financial statements.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains certain forward-looking statements, including statements regarding our “expectations,” “beliefs,” “goals,” “hopes,” “strategies,” and the like. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time and that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation: that the assumptions upon which the forward-looking statements are based may ultimately prove to be incorrect or incomplete; that the Sales Transaction may not be completed on the contemplated terms, including in the contemplated time frame, or at all; that BankAtlantic Bancorp’s and/or BankAtlantic’s business or net asset values may be negatively affected by the pendency of the Sales Transaction or otherwise; that regulatory approvals may not be received; that the Sales Transaction may not be as advantageous to us as expected and/or result in our shareholders realizing the anticipated benefits; that our future business plans may not be fully realized as anticipated, if at all; and that the Retained Assets and/or Newco LLC Assets may not be monetized at the values currently ascribed to them, as well as other risks and uncertainties that are described in our filings with the SEC, including risks relating to our ability to meet the continued listing standards of, and maintain the trading of our Class A Common Stock on, the NYSE. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

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THE SALES TRANSACTION

The terms and conditions of the Sales Transaction are set forth in the Purchase Agreement. A copy of the Purchase Agreement, including the March 13, 2012 amendment, is attached as Appendix A to this Information Statement. The description in this Information Statement of the terms and conditions of the Sales Transaction and the Purchase Agreement is a summary only. You should carefully read the copy of the Purchase Agreement attached to this Information Statement as Appendix A in its entirety. Unless stated to the contrary or the context otherwise requires, references to the “Purchase Agreement” in this Information Statement refer to the Stock Purchase Agreement entered into on November 1, 2011, as amended on March 13, 2012.

Our Board of Directors and shareholders, by action by written consent of BFC without a shareholder meeting given with respect to all of the shares of our Class A Common Stock and Class B Common Stock owned by BFC and representing a majority of the total voting power of our common stock, have approved the Sales Transaction on the terms and subject to the conditions of the Purchase Agreement.

Overview

On November 1, 2011, we entered into the Purchase Agreement with BB&T which provides for the sale to BB&T of all of the shares of capital stock of BankAtlantic. These shares had a net book value of approximately $306.1 million as of September 30, 2011. Under the terms and conditions of the Purchase Agreement, as entered into on November 1, 2011, BankAtlantic was to distribute to us a wholly owned subsidiary owning certain performing and non-performing loans and tax certificates, real estate owned and related reserves as well as previously written off assets that were recorded on the balance sheet of BankAtlantic at approximately $623.6 million as of September 30, 2011. Further, the Purchase Agreement, as entered into on November 1, 2011, required that we fund amounts necessary to pay the outstanding deferred interest on the TruPs through closing, but did not provide for the assumption by BB&T of any obligations with respect to our outstanding TruPs.

As described under “Litigation Regarding the Sales Transaction” below, following the November 1, 2011 announcement of the Purchase Agreement, purported holders of direct or indirect interests in the TruPs filed an action, and certain of the trustees under the indentures underlying the TruPs sent notices of default or joined in the action, seeking a declaration that the Sales Transaction contemplated by the November 1, 2011 Purchase Agreement violated certain provisions of the indentures and the assumption of the TruPs by BB&T was required. On February 27, 2012, the Court of Chancery of the State of Delaware entered an injunction prohibiting the sale of BankAtlantic pursuant to the terms of the November 1, 2011 Purchase Agreement.

Following the injunction, the Company and BB&T entered into negotiations to revise the terms of the Purchase Agreement and Sales Transaction to provide for BB&T’s assumption of the TruPs. On March 13, 2012, the Company and BB&T entered into an amendment to the Purchase Agreement, pursuant to which, among other things, BB&T agreed to assume our approximately $285 million in principal amount of outstanding TruPs. We remain obligated to pay at the closing of the Sales Transaction all interest accrued on the TruPs through closing, and we agreed to pay or escrow certain legal fees and expenses with respect to the TruPs-related litigation described below. Based on BB&T’s assumption of our TruPs obligations, the Company and BB&T agreed in the amendment that certain of BankAtlantic’s assets originally contemplated to be contributed to Retained Assets, LLC, the newly formed BankAtlantic subsidiary contemplated to be distributed to us prior to closing and thereafter held as our wholly owned subsidiary, will now be contributed to Newco LLC, a newly formed limited liability company, as described below. The balance of the assets, which includes approximately $175 million in commercial real estate nonaccrual loans and real estate owned (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) and all rights, claims and judgments to previously written-off assets, will be contributed to Retained Assets, LLC, which will also assume any liabilities related to the Retained Assets.

As contemplated by the March 13, 2012 amendment to the Purchase Agreement, prior to the closing of the Sales Transaction, BankAtlantic will contribute to Newco LLC approximately $424 million of loans and $17 million of real estate owned and other assets, net (based on BankAtlantic’s book value gross of any reserves as of

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January 31, 2012) and distribute to us 100% of the membership interests in Newco LLC. At the closing of the Sales Transaction, we will transfer 95% of the preferred membership interests in Newco LLC to BB&T in connection with its assumption of the TruPs obligations. We will continue to hold the remaining 5% of Newco LLC’s preferred membership interests. BB&T will hold its 95% preferred interest in Newco LLC until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount. At that time, BB&T’s interest in Newco LLC will terminate, and we will thereafter be entitled to any and all residual proceeds. The Newco LLC Assets are expected to be monetized over a period of seven years, or longer provided BB&T’s preference amount is repaid within such seven-year period. We have also agreed to provide BB&T with an incremental $35 million guarantee to further assure BB&T’s recovery within seven years of the $285 million preference amount. Newco LLC will assume any liabilities related to the Newco LLC Assets.

The cash consideration to be exchanged at the closing of the Sales Transaction under the Purchase Agreement will reflect a deposit premium (estimated based on September 30, 2011 balances to be $300.9 million) to the closing net asset value of BankAtlantic. The estimated premium represents 9.05% of total deposits and 10.32% of non-CD deposits of BankAtlantic at September 30, 2011, and will be increased or decreased at closing by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten business day period ending on the business day immediately preceding the closing exceeds or is less than $2.915 billion, provided that the premium will not exceed $315.9 million. At the closing, the sum of the premium and the net asset value of BankAtlantic, as calculated pursuant to the terms of the Purchase Agreement as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions, is to be paid in cash. If the sum is a positive number, it is to be paid by BB&T to us. If the sum is a negative number, it is to be paid by us to BB&T.

See also “The Stock Purchase Agreement” below for a further discussion of the other material terms and conditions of the Purchase Agreement.

Following the closing of the Sales Transaction, we expect to focus our operations on managing the Retained Assets as well as approximately $73 million of commercial nonaccrual loans to be held by Newco LLC. The remainder of the Newco LLC Assets will be managed by one or more independent servicers. We will also continue to manage the assets held by our wholly owned asset workout subsidiary, which currently consists of approximately $20 million of loans and real estate owned. Our operations with respect to the assets to be managed by us may, subject in the case of the Newco LLC Assets to the terms of a servicing agreement to be entered into between the Company and Newco LLC, include renewing, modifying, increasing, extending, refinancing and making protective advances with respect to the assets. We may also enter into real estate joint ventures, partnerships or other structures involving these assets or participate in the management of real estate development activities. In addition, based on the timing and volume of cash flows generated in connection with our management of these assets, we may, in the near-term, make short-term investments and, over time, engage in various specialty finance activities. See “Our Operations Following the Sales Transaction” below for further information.

Parties to the Sales Transaction

BankAtlantic Bancorp, Inc.

We are a Florida-based holding company that currently owns BankAtlantic and its subsidiaries. BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a network of branches in southeast Florida, primarily in the metropolitan areas surrounding the cities of Miami, Fort Lauderdale and West Palm Beach, which are located in the heavily-populated Florida counties of Miami-Dade, Broward and Palm Beach.

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Our Internet website address is www.bankatlanticbancorp.com. Our principal executive office is located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website and the information contained in or connected to our website are not a part of, or incorporated into, this Information Statement.

BB&T Corporation

BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its commercial bank subsidiary, Branch Banking and Trust Company, which has offices in North Carolina, Virginia, Florida, Georgia, Maryland, South Carolina, Alabama, West Virginia, Kentucky, Tennessee, Texas, Washington D.C and Indiana. In addition, BB&T’s operations consist of a federally chartered thrift institution, BB&T Financial, FSB, and several nonbank subsidiaries, which offer financial services products.

BB&T’s Internet website address is www.bbt.com. BB&T’s principal executive office is located at 200 West Second Street, Winston-Salem, North Carolina 27101. Its telephone number is (336) 733-2000. BB&T’s Internet website and the information contained in or connected to its website are not a part of, or incorporated into, this Information Statement.

Background of the Sales Transaction

Based on adverse economic conditions in Florida and the impact that those conditions have had on our business, financial condition and operating results, as well as regulatory issues and increased regulatory requirements, our Board of Directors determined that it was in our best interest to pursue available strategic alternatives. In connection with this determination, we engaged Cantor Fitzgerald on March 31, 2011 to serve as our financial advisor and to provide general investment banking and consultation services with respect to capital raising and other transactions. We subsequently updated Cantor Fitzgerald’s engagement on May 24, 2011 and September 16, 2011 as the strategic alternative process progressed to include a possible sale of the Company or BankAtlantic.

During July 2011, our management and representatives of Cantor Fitzgerald discussed a potential strategic alternative which would involve the sale of BankAtlantic, with BankAtlantic Bancorp retaining certain of BankAtlantic’s assets, specifically criticized and nonperforming assets. On August 2, 2011, our Board of Directors authorized management to explore the potential of a sale on this basis and also discussed and approved the engagement of Sandler O’Neill as an additional financial advisor to assist with such a transaction. In the following weeks, the financial advisors performed due diligence activities relating to our Company as well as BankAtlantic and its assets.

During the period from August 29, 2011 through September 5, 2011, the financial advisors contacted a number of financial institutions to determine their interest in considering a transaction under the contemplated structure. Neither BankAtlantic Bancorp nor BankAtlantic was identified during these initial communications. On September 6, 2011, our Board of Directors once again met and discussed, among other things, the potential transaction.

In response to the initial communications by our financial advisors, nine financial institutions (the “Potential Bidders”) expressed an interest in considering the transaction and were sent non-disclosure agreements. Following negotiation and execution of the non-disclosure agreements, each of the Potential Bidders was provided an executive summary describing our Company, BankAtlantic and the contemplated structure of the potential transaction. In addition, each of the Bidders was granted access to a virtual data site which we established for the purpose of providing the Potential Bidders with financial and other due diligence information.

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During the month of September, the Potential Bidders performed due diligence and had numerous discussions with representatives of Cantor Fitzgerald and Sandler O’Neill. BB&T was sent the executive summary and granted access to the virtual data site and began its due diligence procedures on September 12, 2011.

On September 30, 2011, we received a non-binding letter of intent from BB&T with respect to the proposed transaction. In addition to the other terms and conditions set forth therein, the letter of intent contemplated an exclusive negotiation period between the Company and BB&T. On October 4, 2011, our Board of Directors held a meeting at which the proposed transaction was discussed and BB&T’s letter of intent was reviewed and approved.

During the week of October 10, 2011, BB&T performed in-person due diligence, including management interviews and financial information and legal, regulatory and other document review. Thereafter, the Company and BB&T, through their respective legal and financial advisors, negotiated the terms of, and exchanged drafts of, the Purchase Agreement. In addition, our Board of Directors held meetings on October 21, 2011 and October 28, 2011 to discuss the proposed transaction and the status of negotiations with BB&T.

On October 31, 2011, our legal and financial advisors attended the meeting of our Board of Directors. At the meeting, a draft of the Purchase Agreement, which had previously been distributed to our Board, was discussed, with our legal advisors reviewing with the Board the material terms, conditions and provisions of the Purchase Agreement. Our financial advisors then reviewed with the Board the contents of previously provided materials regarding their respective financial analyses of the Sales Transaction. Thereafter, Cantor Fitzgerald and Sandler O’Neill each rendered an oral opinion (which was subsequently confirmed in writing by delivery of their respective written opinions, dated as of October 31, 2011), to the effect that, as of October 31, 2011 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the reviews undertaken and other matters considered by Cantor Fitzgerald and Sandler O’Neill in their opinions, the Consideration to be Received, as defined in, and in the case of, Cantor Fitzgerald’s opinion, and the Consideration, as defined in, and in the case of, Sandler O’Neill’s opinion, under the terms of the November 1, 2011 Purchase Agreement was fair, from a financial point of view, to our Company. After further discussions and deliberations, our Board of Directors unanimously determined that the Sales Transaction was advisable, fair to and in the best interests of the Company and our shareholders, and approved the Purchase Agreement and the Sales Transaction substantially upon the terms discussed with such changes as management considered appropriate.

On October 31, 2011, a meeting of the Board of Directors of BFC was called to discuss the Sales Transaction. At the meeting, BFC’s Board of Directors reviewed the terms of the Sales Transaction and the Purchase Agreement. BFC’s Board of Directors also discussed BB&T’s request that BFC enter into a support agreement with BB&T pursuant to which BFC would, with respect to all of its shares of our Class A Common Stock and Class B Common Stock, approve the Purchase Agreement and the Sales Transaction and other matters contemplated thereby. Following this review and discussion, BFC’s Board of Directors agreed to vote its shares of our Class A Common Stock and Class B Common Stock for the approval of the Purchase Agreement and the Sales Transaction and other matters contemplated thereby, and authorized its Chairman, Alan B. Levan, to execute and deliver the support agreement on behalf of BFC.

The Purchase Agreement and support agreement were entered into on November 1, 2011. Both the Company and BB&T publicly announced our entry into the Purchase Agreement prior to the opening of the market on November 1, 2011.

Following the execution of the definitive Purchase Agreement, both the Company and BB&T commenced taking actions required to consummate the Sales Transaction, including the filing of required regulatory notices and applications. See “Regulatory Approvals” below for further information regarding the required notices, applications and filings.

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On November 28, 2011, purported holders of direct or indirect interests in our TruPs filed an action in the Court of Chancery of the State of Delaware alleging that the Sales Transaction contemplated by the November 1, 2011 Purchase Agreement violated certain provisions contained in the TruPs indentures and that the indentures required that BB&T assume the TruPs as part of the Sales Transaction. Between December 27, 2011 and January 6, 2012, certain trustees of the TruPs joined in the action or sent notices of default based on substantially the same allegations contained in the action. An expedited three-day trial on the merits was held on January 26, 27 and 30, 2012. On February 27, 2012, the Court of Chancery of the State of Delaware entered an injunction prohibiting the sale of BankAtlantic pursuant to the terms of the November 1, 2011 Purchase Agreement.

Following the entry of the injunction, the Company and BB&T discussed strategies to enable us to complete the sale of BankAtlantic to BB&T in light of the injunction. At the same time, BB&T conducted diligence regarding the assets that were to be retained by us under the November 1, 2011 Purchase Agreement. These discussions included a proposal regarding the formation of a limited liability company to be jointly owned by the Company and BB&T which would hold certain of the assets contemplated to be retained by the Company under the November 1, 2011 Purchase Agreement. During the week of March 5, 2012, the parties, directly and through their respective legal and financial advisors, negotiated revisions to the terms of the Sales Transaction as well as definitive documentation relating thereto, including the amendment to the Purchase Agreement and the form of operating agreement of Newco LLC. At a meeting held on March 6, 2012, our Board of Directors discussed the status of negotiations with BB&T to restructure the Sales Transaction.

On March 12, 2012, our Board of Directors held a meeting at which our legal and financial advisors were present. At the meeting, the terms of the amendment to the Purchase Agreement and the form of operating agreement of Newco LLC, preliminary copies of which had previously been distributed to our Board, were discussed, and our legal advisors reviewed the material terms and conditions of those agreements. Our financial advisors then reviewed and discussed with the Board previously provided materials regarding their respective financial analyses of the Sales Transaction, as revised pursuant to the amendment. Following such reviews and discussions, Cantor Fitzgerald and Sandler O’Neill each rendered an oral opinion (which was subsequently confirmed in writing by delivery of their respective written opinions), to the effect that, as of the respective dates thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the reviews undertaken and other matters considered by Cantor Fitzgerald and Sandler O’Neill in their opinions, the Consideration to be Received, in the case of Cantor Fitzgerald’s opinion, and the Consideration, in the case of Sandler O’Neill’s opinion, under the terms of the Purchase Agreement, as proposed to be amended, was fair, from a financial point of view, to our Company. After further discussions and deliberations, our Board of Directors unanimously determined that the Sales Transaction, as proposed to be revised pursuant to the amendment, was advisable, fair to and in the best interests of the Company and our shareholders, and approved the Purchase Agreement and the Sales Transaction, in each case as proposed to be amended and substantially on the terms discussed with such changes as management considered appropriate.

A meeting of the Board of Directors of BFC was held on March 12, 2012 to review and discuss the revised terms of the Sales Transaction and consider BFC’s support of the revised transaction. At the meeting, BFC’s Board of Directors reviewed the terms of the proposed amendment to the Purchase Agreement and considered BB&T’s request that BFC enter into an amendment to its support agreement confirming its approval of the Sales Transaction as proposed to be amended and effecting such approval by delivering an action by written consent without a shareholder meeting. Following this review and discussion, BFC’s Board of Directors confirmed its agreement to vote its shares of our Class A Common Stock and Class B Common Stock for the approval of the Purchase Agreement and the Sales Transaction and other matters contemplated thereby, in each case as proposed to be revised, and authorized its Chairman, Alan B. Levan, to execute and deliver the amendment to the support agreement on behalf of BFC.

The amendments to the Purchase Agreement and support agreement were entered into on March 13, 2012. Both the Company and BB&T publicly announced our entry into the Purchase Agreement amendment prior to the opening of the market on March 13, 2012.

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Our Reasons for the Sales Transaction

Based on adverse economic conditions in Florida and the impact that those conditions have had on our business, financial condition and operating results, as well as regulatory issues and increased regulatory requirements, our Board of Directors determined that it was in our best interest to pursue available strategic alternatives, including a sale of our Company or our interest in BankAtlantic or other assets. Following the strategic review process, our Board of Directors approved the Purchase Agreement and the Sales Transaction based on its belief that it was the strategic alternative most likely to maximize value for our shareholders. In making this determination, our Board of Directors consulted with our financial advisors and reviewed and considered the fairness opinions rendered by them with respect to the Sales Transaction. See “Opinion of Cantor Fitzgerald” and “Opinion of Sandler O’Neill” below for further information. Our Board of Directors also consulted with our legal advisors with respect to, among other things, the terms and conditions of the Purchase Agreement, and consulted with members of our senior management and considered their judgment, advice and analysis relating to the potential benefits of the Sales Transaction. Our Board of Directors also reviewed and considered our and BankAtlantic’s future prospects, anticipated capital requirements at the parent company level, and likely earnings potential given regulatory limitations on BankAtlantic’s activities, as well as the need to maintain BankAtlantic’s capital levels in excess of regulatory requirements. In addition, our Board considered the deferred interest and other payment obligations with respect to our outstanding TruPs and prior efforts relating to strategic alternatives, including our efforts to raise capital through issuances of capital stock. After considering these factors, our Board of Directors determined that the Purchase Agreement and Sales Transaction were advisable to, and in the best interests of, the Company and our shareholders.

Opinion of Cantor Fitzgerald

On March 31, 2011, the Company’s Board of Directors retained Cantor Fitzgerald to provide general investment banking and consultation services with respect to capital raising and other transactions. The Company and Cantor Fitzgerald subsequently updated the engagement as the strategic alternative process progressed to include a possible sale of the Company or BankAtlantic, with respect to which Cantor Fitzgerald’s engagement related to its provision of financial advisory services and issuance of a fairness opinion in connection with the transaction. At the meeting of the Company’s Board of Directors on October 31, 2011, Cantor Fitzgerald rendered its oral opinion that, as of October 31, 2011 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the Consideration to be Received in connection with the Sales Transaction was fair, from a financial point of view, to the Company. At the March 12, 2012 meeting at which the Company’s Board of Directors approved the Purchase Agreement, as amended by the March 13, 2012 amendment thereto, Cantor Fitzgerald delivered to the Company’s Board of Directors an amended oral opinion, subsequently confirmed in writing, which updated the original opinion delivered on October 31, 2011 that the Consideration to Be Received is fair from a financial point of view to the Company. For purposes of Cantor Fitzgerald’s opinion, the term “Consideration to be Received” was defined to mean the Retained Assets, the Newco LLC Assets and the cash payment to be made or received by the Company at the closing of the Sales Transaction based on the deposit premium and the net asset value of BankAtlantic as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions.

The full text of the written opinion of Cantor Fitzgerald, dated as of March 12, 2012, is attached to this Information Statement as Appendix B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Cantor Fitzgerald in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Cantor Fitzgerald’s opinion is directed to the Company’s Board of Directors and addresses only the fairness from a financial point of view of the Consideration to be Received pursuant to the Purchase Agreement as of the date of the opinion. It does not address any other aspects of the Sales Transaction, including the assumption by BB&T of the obligations with respect to the Company’s outstanding TruPs, or address the price or range of prices at which the shares of common stock of the Company or BB&T may trade subsequent to the announcement or consummation of the Sales Transaction. Further, while Cantor Fitzgerald is aware that the Company’s

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shareholders are not being asked to vote on the Sales Transaction and no meeting of the Company’s shareholders will be held to consider the Sales Transaction, and that no approval or consent of BB&T’s shareholders is required or will be sought in connection with the Sales Transaction, Cantor Fitzgerald notes that its opinion does not constitute a recommendation to any holder of the Company’s or BB&T’s common stock. Cantor Fitzgerald’s opinion does not address the Company’s underlying business decision to pursue the Sales Transaction, the relative merits of the Sales Transaction as compared to any alternative business or financial strategies that might exist for the Company, the financing of the Sales Transaction or the effects of any other transaction in which the Company might engage. In addition, Cantor Fitzgerald’s opinion does not constitute a solvency opinion or a fair value opinion, and Cantor Fitzgerald has not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters. Furthermore, Cantor Fitzgerald does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Sales Transaction relative to the Consideration to be Received by the Company.

The summary of the opinion of Cantor Fitzgerald set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Cantor Fitzgerald, among other things:

•	reviewed the Purchase Agreement, dated as of November 1, 2011;

•	reviewed a March 11, 2012 draft of the March 13, 2012 amendment to the Purchase Agreement;

•

reviewed the Company’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 and its Current Reports on Form 8-K filed since December 31, 2010;

•

reviewed certain operating and financial information relating to the Company’s businesses and prospects, including pro forma balance sheet as of September 30, 2011 and January 31, 2012 for the Company, all as prepared and provided to Cantor Fitzgerald by the Company’s management;

•	met with certain members of the Company’s senior management to discuss the Company’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the Company’s Class A Common Stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Cantor Fitzgerald deemed generally comparable to the Company;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies or assets of companies which Cantor Fitzgerald deemed generally comparable to the Company and its assets;

•	reviewed certain capital raising transactions executed by the Company;

•	reviewed the pro forma financial condition and capitalization of the Company giving effect to the Sales Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as Cantor Fitzgerald deemed appropriate.

Cantor Fitzgerald relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Cantor Fitzgerald by the Company or obtained by Cantor Fitzgerald from public sources, including, without limitation, the projections, pro forma balance sheet and net book value of the Newco LLC Assets and the Retained Assets referred to above. With respect to the projections, pro forma balance sheet and net book value of the Newco LLC Assets and the

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Retained Assets, Cantor Fitzgerald relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as to the expected future performance of the Company. Cantor Fitzgerald did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, pro forma balance sheet, pro forma capitalization and net book value of the Newco LLC Assets or the Retained Assets; Cantor Fitzgerald expresses no view or opinion as to such projections, pro forma balance sheet, net book value and fair market value of the Newco LLC Assets or the Retained Assets, the assumption by BB&T of the obligations with respect to the Company’s outstanding TruPS and the assumptions upon which they are based; and Cantor Fitzgerald further relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information and projections, pro forma balance sheet and net book value of the Newco LLC Assets and the Retained Assets inaccurate, incomplete or misleading.

In arriving at its opinion, Cantor Fitzgerald did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or BB&T, nor was Cantor Fitzgerald furnished with any such appraisals. In addition, Cantor Fitzgerald did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”) for the Company or BB&T, nor did Cantor Fitzgerald conduct any review of the credit files of the Company or BB&T and, as a result, Cantor Fitzgerald has assumed that the respective ALLL for the Company and BB&T are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the Company. During the course of its engagement, Cantor Fitzgerald was asked by the Company’s Board of Directors to solicit indications of interest from various third parties regarding a transaction with the Company, and have considered the results of such solicitation in rendering its opinion. Cantor Fitzgerald assumed that the Sales Transaction will be consummated in a timely manner and in accordance with the terms of the Purchase Agreement, as amended on March 13, 2012, without any limitations, restrictions, conditions, or further amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company. Cantor Fitzgerald is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by the Company and its advisors with respect to such issues.

The issuance of Cantor Fitzgerald’s opinion was approved by an authorized internal committee of Cantor Fitzgerald.

The following is a summary of the material financial analyses performed by Cantor Fitzgerald, in connection with preparing its oral opinion, which was subsequently confirmed in writing, dated as of March 12, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Cantor Fitzgerald, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In reviewing the Sales Transaction and calculating transaction multiples, Cantor Fitzgerald analyzed multiples across the following illustrative range of values:

•	Tier 1 Core Capital Ratio of 0%

•	Tier 1 Core Capital Ratio of 6%

•	Tier 1 Core Capital Ratio of 8%

•	Net Book Value of the Consideration to be Received

Cantor Fitzgerald used a variety of methodologies, including (i) comparable public company analysis, (ii) precedent transaction analysis for whole-bank transactions and (iii) precedent transaction analysis for bank branch transactions.

Comparable Public Companies Analysis. Cantor Fitzgerald reviewed certain financial information discussed above and compared that information to the corresponding financial information, ratios and public market multiples of selected publicly trading banking companies located in the Southeast with total assets of

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between $2 billion and $10 billion. These companies were selected, among other reasons, because they share similarities to BankAtlantic, including, but not limited to, operating profiles and geography. While none of the companies listed is identical to BankAtlantic or one another, Cantor Fitzgerald made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the publicly trading values of the selected companies. These companies include:

•	Capital City Bank Group, Inc.

•	CenterState Banks, Inc.

•	Renasant Corporation

•	SCBT Financial Corporation

•	Seacoast Banking Corporation of Florida

•	State Bank Financial Corporation

•	Trustmark Corporation

•	United Community Banks, Inc.

In addition, Cantor Fitzgerald reviewed similar financial information but did not include in the comparable universe banks of similar size and geographic location that had either entered into loss sharing agreements with the FDIC or had a concentrated ownership structure.

For the companies listed above, Cantor Fitzgerald calculated their (i) price to book ratio, (ii) price to tangible book ratio, (iii) premium to deposits (calculated as market capitalization less tangible book value then divided by deposits), (iv) premium to core deposits (calculated as market capitalization less tangible book value then divided by core deposits) and (v) price to pre-tax core earnings for the twelve-month period ended September 30, 2011 (pre-tax core earnings are earnings before provisions, impairments, expenses related to other real estate owned, merger and asset disposition expense and gains and losses on the sale of assets or extinguishment of debt). The ranges of these multiples were compared with the range of transaction metrics calculated for the Company as shown below.

Comparable Companies Analysis	($ in millions)
	Transaction Metrics			Comparable Companies
	Low		High	Low		Mean		High
Price/Book	98.3%		198.3%	67.1%		95.0%		126.6%
Price/Tangible Book	102.9%		207.6%	70.8%		116.3%		159.4%
Premium to Deposits	0.3%		9.5%	(3.1)%		1.8%		7.2%
Premium to Core Deposits	0.3%		10.8%	(5.4)%		2.4%		10.0%
Price/LTM Earnings	NM		NM	11.7	x	17.5	x	24.5	x
Price/LTM Pre-Tax Core Earnings	6.6	x	13.4x	4.7	x	5.9	x	8.7	x

As part of its March 12, 2012 presentation, Cantor Fitzgerald presented updated comparable metrics as shown below.

Comparable Companies Analysis	($ in millions)
	Comparable Companies
	Low		Mean		High
Price/Book	51.1%		107.5%		137.5%
Price/Tangible Book	77.1%		129.2%		167.9%
Premium to Deposits	(1.4)%		3.1%		8.2%
Premium to Core Deposits	(1.6)%		4.4%		11.1%
Price/LTM Earnings	12.3	x	19.3	x	27.8	x
Price/LTM Pre-Tax Core Earnings	3.0	x	6.0	x	9.2	x

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Precedent Transaction Analysis – Whole Bank. Cantor Fitzgerald reviewed certain financial information pertaining to 36 transactions with bank or thrift target companies announced with transaction values after January 1, 2010. Cantor Fitzgerald focused its analysis on recent transactions given the financial and regulatory changes the banking sector has undergone over the past few years and excluded transactions involving banks that had received Troubled Asset Relief Program funds from the federal government.

For these transactions, Cantor Fitzgerald calculated and compared their (i) price to book ratio, (ii) price to tangible book ratio, (iii) premium to deposits (calculated as market capitalization less tangible book value then divided by deposits), (iv) premium to core deposits (calculated as market capitalization less tangible book value then divided by core deposits), (v) price to earnings for the twelve-month period ended September 30, 2011 and (vi) price to pre-tax core earnings for the twelve-month period ended September 30, 2011. The ranges of these multiples were compared with the range of transaction metrics calculated for the Company as shown below.

Precedent Transaction Analysis – Whole Bank	($ in millions)
	Transaction Metrics		Precedent Transactions – Whole Bank
	Low	High	Low		Mean		High
Price/Book	98.3%	198.3%	20.8%		113.3%		219.4%
Price/Tangible Book	102.9%	207.6%	25.3%		125.4%		233.8%
Premium to Deposits	0.3%	9.5%	(7.4)%		3.1%		13.8%
Premium to Core Deposits	0.3%	10.8%	(18.4)%		3.8%		18.1%
Price/LTM Earnings	NM	NM	14.0	x	21.2	x	24.3	x

As part of its March 12, 2012 presentation, Cantor Fitzgerald presented updated comparable metrics as shown below.

Precedent Transaction Analysis – Whole Bank	($ in millions)
	Precedent Transactions – Whole Bank
	Low		Mean		High
Price/Book	20.8%		112.7%		219.4%
Price/Tangible Book	25.3%		125.3%		233.8%
Premium to Deposits	(7.4)%		3.1%		13.8%
Premium to Core Deposits	(18.4)%		3.7%		18.1%
Price/LTM Earnings	14.0	x	21.2	x	24.3	x

Precedent Transaction Analysis – Bank Branch. Cantor Fitzgerald reviewed certain financial information pertaining to 21 transactions involving bank or thrift branches with transferred deposits in excess of $150 million announced after January 1, 2010. Cantor Fitzgerald focused its analysis on recent transactions given the financial and regulatory changes the banking sector has undergone over the past few years. For each of these transactions, Cantor Fitzgerald calculated and compared their premium to deposits. The ranges of these multiples were compared with the range of transaction metrics calculated for the Company as shown below.

Precedent Transaction Analysis – Branch Bank	($ in millions)
	Transaction Metrics		Precedent Transactions – Branch
	Low	High	Low	Mean	High
Premium to Deposits	0.3%	9.5%	0.1%	5.1%	10.0%

As part of its March 12, 2012 presentation, Cantor Fitzgerald presented updated comparable metrics as shown below.

Precedent Transaction Analysis – Branch Bank	($ in millions)
	Precedent Transactions – Branch
	Low	Mean	High
Premium to Deposits	0.1%	5.1%	10.0%

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Cantor Fitzgerald based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Cantor Fitzgerald did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Cantor Fitzgerald considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Cantor Fitzgerald arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Cantor Fitzgerald in connection with its opinion operated collectively to support its determination as to the fairness of the Consideration to be Received by the Company. The foregoing summary does not purport to be a complete description of the analyses performed by Cantor Fitzgerald in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. The analyses performed by Cantor Fitzgerald, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to the Company, and none of the precedent transactions used in the precedent transactions analyses described above are identical to the Sales Transaction. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of the Company and BankAtlantic and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Cantor Fitzgerald’s opinion was just one of the many factors taken into consideration by the Company’s Board of Directors in determining to approve the Sales Transaction. Consequently, Cantor Fitzgerald’s analysis should not be viewed as determinative of the decision of the Company’s Board of Directors.

Cantor Fitzgerald has acted as a financial advisor to the Company in connection with the Sales Transaction and will receive a customary fee for such services, which is contingent on successful consummation of the Transaction. In addition, the Company has agreed to reimburse Cantor Fitzgerald for certain expenses and to indemnify Cantor Fitzgerald against certain liabilities arising out of its engagement. Cantor Fitzgerald has previously been engaged by the Company and BB&T to provide certain investment banking and other services on matters unrelated to the Sales Transaction, for which we have received (or expect to receive) customary fees. Cantor Fitzgerald may seek to provide the Company and BB&T and their respective affiliates with certain investment banking and other services unrelated to the Sales Transaction in the future.

In the ordinary course of business, Cantor Fitzgerald and its affiliates may actively trade the equity and debt securities and/or debt of the Company, BB&T and their respective affiliates for Cantor Fitzgerald’s own account and for the account of Cantor Fitzgerald’s customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Opinion of Sandler O’Neill

By letter dated August 2, 2011, the Company retained Sandler O’Neill to act as its financial advisor in connection with a sale of BankAtlantic. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Sandler O’Neill acted as financial advisor to the Company in connection with the Sales Transaction and participated in certain of the negotiations leading to the execution of the November 1, 2011 Purchase Agreement and the March 13, 2012 amendment. Under the terms of the Purchase Agreement, prior to the closing of the Sales Transaction, BankAtlantic will contribute approximately $441 million of specified assets to Newco LLC and approximately $175 million of other specified assets to Retained Assets, LLC, and distribute 100% of the membership interests in Newco LLC and Retained Assets, LLC to the Company, leaving BankAtlantic with negative equity. As part of the Sales Transaction, BB&T will assume the obligations with respect to the Company’s TruPs. The Company will pay the deferred accrued interest on the TruPs through the closing and pay or escrow certain other obligations related to the TruPs-related litigation described in this Information Statement. Following the Asset Contributions and Membership Interest Distributions, the Company will sell to BB&T all of the issued and outstanding shares of BankAtlantic’s capital stock at closing, and if the sum of the Closing NAV (as defined in the Purchase Agreement) plus the Premium (as defined in the Purchase Agreement), after giving effect to the adjustments to be made to BankAtlantic’s balance sheet in connection with the Asset Contributions and Membership Interest Distributions, is a positive number, BB&T will pay that amount in cash to the Company. If that amount is a negative number, the Company will pay that amount in cash to BB&T. At the March 12, 2012 meeting at which the Company’s Board of Directors considered and approved the Purchase Agreement, as proposed to be amended, Sandler O’Neill delivered to the Board an amended opinion, which updated the original opinion delivered on October 31, 2011, that the Consideration to the Company is fair from a financial point of view. For purposes of Sandler O’Neill’s opinion, the term “Consideration” was defined to mean the deposit premium and the cash payment to be made or received by the Company at the closing of the Sales Transaction based on the deposit premium and the net asset value of BankAtlantic as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this Information Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You are urged to read the entire opinion carefully in connection with your review of the Sales Transaction.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Company’s Board of Directors and is directed only to the fairness of the Consideration to the Company from a financial point of view. It does not address the underlying business decision of the Company to engage in the Sales Transaction or any other aspect of the Sales Transaction.

In connection with rendering its March 13, 2012 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the November 1, 2011 Purchase Agreement and drafts of the March 13, 2012 amendment to the Purchase Agreement;

•	drafts of the limited liability company operating agreement of Newco LLC;

•	certain publicly available financial statements and other historical financial information of the Company and BankAtlantic that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements of BB&T that Sandler O’Neill deemed relevant in determining BB&T’s financial capacity to undertake the Sales Transaction;

•	a comparison of certain financial information for BB&T with similar institutions for which publicly available information is available;

•

certain analyses and financial information provided to the Company’s Board of Directors in Sandler O’Neill’s original October 31, 2011 opinion, including the financial terms of certain recent asset sales and business lines and business combinations in the commercial banking industry, to the extent publicly available;

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•	the current market environment generally and the commercial banking industry environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the Company’s senior management the business, financial condition, results of operations and prospects of the Company and BankAtlantic, including certain regulatory, liquidity and capital matters existing at the Company and BankAtlantic.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or that was otherwise reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of the Company or BB&T or any of their respective subsidiaries, and Sandler O’Neill has conducted no analyses or evaluation regarding, and it rendered no opinion with respect to, the value of any assets or liabilities in connection with the Asset Contributions and Membership Interest Distributions, and Sandler O’Neill informed the Company of the same. With Sandler O’Neill’s permission, with respect to the Asset Contributions and Membership Interest Distributions, and the values of the related assets and liabilities, Sandler O’Neill relied solely on the values set forth in the Company’s and BankAtlantic’s financial statements.

Sandler O’Neill did not review, and rendered no opinion on, the on-going strategy or operations of the Company or Newco LLC following the Sales Transaction. Sandler O’Neill also assumed that there was no material change in the Company’s and BB&T’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that the Company and BB&T will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Purchase Agreement and all related agreements are true and correct, that each of the Company and BB&T will perform all of the covenants required to be performed by it under the Purchase Agreement and all related agreements, and that the conditions precedent in the Purchase Agreement are not waived. Finally, with the Company’s consent, Sandler O’Neill relied upon the advice the Company had received from its legal, accounting, regulatory and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Sales Transaction.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after that date could materially affect the opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill will receive a fee for its services which is contingent on the closing of the Sales Transaction, and the Company also agreed to reimburse Sandler O’Neill for certain expenses and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the past, Sandler O’Neill provided certain investment banking services to the Company and received customary fees for those services.

Sandler O’Neill’s opinion was directed only to the Company’s Board of Directors in connection with its consideration of the Sales Transaction and, while Sandler O’Neill is aware that the Company’s shareholders are not being asked to vote on the Sales Transaction and no meeting of the Company’s shareholders will be held to consider the Sales Transaction, Sandler O’Neill notes that its opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote in the event that the Sales Transaction was to be presented for shareholder approval. Sandler O’Neill’s opinion relates only to the fairness,

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from a financial point of view, of the Consideration to the Company and does not address the underlying business decision of the Company to engage in the Sales Transaction or any related transactions, the relative merits of the Sales Transaction and any related transactions as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Sandler O’Neill was aware that the Company previously unsuccessfully pursued other strategic alternative transactions prior to entering into the Agreement. Sandler O’Neill’s opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. It did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Sales Transaction by any officer, director, or employee, or class of such persons, relative to the Consideration to be received by the Company in the Sales Transaction.

Transaction Ratios. Based upon financial information as of January 31, 2012, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios¹

Premium + Recapitalization / Normalized Book Value²	245%
Premium + Recapitalization / Normalized Tangible Book Value²	261%
Premium / Total Deposits	9.23%
Premium / Core Deposits³	10.32%

(1)	All transaction ratios are based on BankAtlantic’s financial data as of January 31, 2012 as provided by BankAtlantic’s management.
(2)	Assumes the Normalized Book Value of BankAtlantic equates to a 6.48% Tangible Common Equity/Tangible Assets (“TCE/TA”) ratio (6.48% was BB&T’s TCE/TA ratio as of December 31, 2011), accounting for the $13.3 million of intangible assets at BankAtlantic.
(3)	Core deposits excludes all time deposits

Analysis of Selected Transactions. Sandler O’Neill reviewed two separate sets of purchase and sale transactions. One set included nationwide whole bank acquisitions with announced deal values greater than $100 million announced since January 1, 2010. The other set of transactions included nationwide branch divestitures with deposits transferred greater than $75 million announced in the last twelve months (“LTM”) ended March 12, 2012. Sandler O’Neill reviewed the following multiples for the whole bank acquisitions: transaction price to stated book value; transaction price to stated tangible book value; and transaction price to core deposit premium. Sandler O’Neill reviewed the following multiple for the branch divestitures: premium paid to total deposits. As illustrated in the following table, Sandler O’Neill compared the Sales Transaction multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples

	BB&T / BankAtlantic¹	Nationwide Whole Bank Acquisitions Since 2010	Nationwide Branch Divestitures in LTM
Transaction price / Book Value	245%	131%	—
Transaction price / Tangible Book Value	261%	156%	—
Tangible Book Premium / Core Deposits	10.3%	7.1%	—
Premium Paid / Total Deposits	9.23%	—	6.0%

(1)	All transaction ratios are based on BankAtlantic’s financial data as of January 31, 2012 as provided by BankAtlantic’s management.

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Analysis of BB&T. Sandler O’Neill also reviewed the financial profile of BB&T. The analysis included historical financial statements, peer comparisons, U.S. domiciled bank and thrift rank by total assets and Florida deposit market share rank, and historical bank acquisitions by BB&T.

Historical Financial Statements. Sandler O’Neill reviewed BB&T’s publicly available financial information.

(Dollars in millions, except per share amounts)

	Year Ended December 31,			Quarter Ended
	2008	2009	2010	06/30/11	09/30/11
Balance Sheet
Total Assets	$152,015	$165,764	$157,081	$159,310	$167,677
Gross Loans	$98,669	$106,207	$107,264	$105,350	$107,449
Deposits	$98,613	$114,965	$107,213	$108,064	$117,567
Cash & Cash Equivalents	$3,119	$2,919	$2,694	$2,805	$4,423

Capital
Total Equity	$16,081	$16,241	$16,498	$17,049	$17,541
TCE/ TA	4.75%	5.97%	6.59%	6.88%	6.84%
Leverage Ratio	9.86%	8.51%	9.10%	9.47%	9.47%
Tier I RBC Ratio	12.25%	11.48%	11.82%	12.38%	12.38%
Total RBC Ratio	17.41%	15.76%	15.51%	16.06%	16.06%

Earnings & Profitability
Net Income	$1,529	$877	$854	$327	$371
ROAA	1.12%	0.57%	0.53%	0.83%	0.90%
ROAE	11.30%	5.40%	5.06%	7.66%	8.46%
Net Interest Margin	3.58%	3.66%	4.03%	4.14%	4.12%
Efficiency Ratio	50.9%	50.2%	53.4%	56.1%	56.1%
Dividends Per Share	$1.87	$0.92	$0.60	$0.16	$0.16

Asset Quality
Reserves/ Loans	1.60%	2.45%	2.52%	2.39%	2.19%
NPAs/ Assets	1.32%	3.15%	3.45%	2.83%	2.39%
NCOs/ Avg. Loans	0.89%	1.79%	2.59%	1.80%	1.46%

Market Information (10/26/11)
Current Stock Price	$23.13		Price/Book		92%
52 Week High	$29.60		Price/Tang. Book		146%
52 Week Low	$18.92		Price/ LTM EPS		14.0x
Market Value ($mm)	$16,124		Price/Est. 2011 EPS¹		12.8x
Analysts Covering	37		Price/Est. 2012 EPS¹		9.8x

(1)	FactSet estimates.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for BB&T and a group of financial institutions selected by Sandler O’Neill. The BB&T peer group consisted of selected publically traded nationwide banks with assets between $50 billion and $350 billion.

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BB&T Comparable Companies

U.S. Bancorp	KeyCorp
PNC Financial Services Group	M&T Bank Corp.
Capital One Financial Corp.	Comerica Inc.
SunTrust Banks Inc.	Huntington Bancshares Inc.
Regions Financial Corp.	Zions Bancorp.
Fifth Third Bancorp

The analysis compared publicly available financial information for BB&T and the mean and median financial and market trading data for the BB&T peer group as of, and for the period ended, September 30, 2011, or the most recent period available. The table below sets forth the data for BB&T and the median data for the BB&T peer group as of, and for the period ended, September 30, 2011, or the most recent period available, with pricing data as of October 26, 2011 for the peer group.

BB&T Comparable Company Analysis

	BB&T	Comparable Group Median Result
Total Assets (in billions)	$168	$115
Return on Average Assets (LTM)	0.72%	1.17%
Net Interest Margin (LTM)	4.07%	3.68%
Efficiency Ratio	56.5%	61.5%
Tangible Common Equity / Tangible Assets	6.84%	7.78%
Total Risk Based Capital Ratio	16.06%	14.99%
Loan Loss Reserve / Gross Loans	2.19%	2.59%
Non-performing Assets / Assets	2.39%	2.14%
Price / Tangible Book Value	146%	102%
Price / 2012 Estimated Earnings per Share¹	9.8x	9.5x
Market Capitalization (in billions)	$16.1	$9.6

(1)	FactSet estimates.

Sandler O’Neill reviewed BB&T’s national asset ranking as of September 30, 2011 and Florida deposit market share based upon deposit data reported to the FDIC at June 30, 2011. BB&T ranked as the eleventh largest U.S. domiciled bank as of September 30, 2011 with $167.7 billion of total assets. BB&T’s Florida stand-alone market share was 3.12%, with $12.6 billion of Florida deposits, representing the fifth highest total in Florida. BB&T’s deposit market share pro forma for the Sales Transaction was 3.97%, strengthening its position as the fifth largest bank or thrift, by deposits, in Florida.

Historical Bank Acquisitions. Sandler O’Neill reviewed BB&T’s historical whole bank or thrift acquisitions. Since 2000, BB&T has announced and completed 19 bank or thrift acquisitions, representing aggregate transaction values of over $9.8 billion and a median transaction value of $323 million.

BB&T’s Fourth Quarter Financial Information. Sandler O’Neill reviewed BB&T’s fourth quarter 2011 financial performance as reported in BB&T’s Annual Report on Form 10-K, filed with the SEC on February 27, 2012. In addition, Sandler O’Neill reviewed BB&T’s fourth quarter 2011 earnings press release and related investor conference call transcript.

Our Operations Following the Sales Transaction

As described above, at the closing of the Sales Transaction, we will either be entitled to receive a cash payment from BB&T or be required to make a cash payment to BB&T depending on the amount of the deposit

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premium and the net asset value of BankAtlantic at closing after giving effect to the Asset Contributions and Membership Interest Distributions. In addition to any cash payment which we may receive at the closing, we will hold the Retained Assets, a 5% preferred interest in Newco LLC and the right to all residual proceeds from Newco LLC after such time, if any, as BB&T has recovered from Newco LLC $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.

Following the closing of the Sales Transaction, we expect to focus our operations on managing the Retained Assets as well as approximately $73 million of commercial nonaccrual loans to be held by Newco LLC. The remainder of the Newco LLC Assets will be managed by one or more independent servicers. We will also continue to manage the assets held by our wholly owned asset workout subsidiary, which currently consists of approximately $20 million of loans and real estate owned. Our operations with respect to the assets to be managed by us may, subject in the case of the Newco LLC Assets to the terms of a servicing agreement to be entered into between the Company and Newco LLC, include renewing, modifying, increasing, extending, refinancing and making protective advances with respect to the assets. We may also enter into real estate joint ventures, partnerships or other structures involving these assets or participate in the management of real estate development activities. In addition, based on the timing and volume of cash flows generated in connection with our management of these assets, we may, in the near-term, make short-term investments and, over time, engage in various specialty finance activities.

Under the terms of the Purchase Agreement, we will be restricted from engaging in activities relating to the business of soliciting or accepting deposits competitive with the business of BankAtlantic in Florida for three years following the closing of the Sales Transaction. In addition, subject to the approval of the Federal Reserve, following the closing of the Sales Transaction, we will no longer be a “unitary savings and loan holding company” or subject to regulation as such, or subject to our Cease and Desist Order with the Federal Reserve. The Purchase Agreement also restricts our right to use the name “BankAtlantic” following the closing of the Sales Transaction. As described herein, we intend to file an amendment to our Articles of Incorporation to change our name to “BBX Capital Corporation” on or as soon as practicable after the date which is 20 days following the first mailing of this Information Statement to our shareholders and, in any event, no later than the closing of the Sales Transaction.

Our shareholders at the time of the closing of the Sales Transaction will continue to own 100% of our Company following the closing. In addition, following the closing, we will continue as a public company and, assuming that we meet the continued listing standards of the NYSE, our Class A Common Stock will continue to be listed on the NYSE under its current ticker symbol, “BBX.”

Interests of Certain Persons in the Sales Transaction

Shareholders should note that some of our directors and executive officers have interests in the Sales Transaction that are different from, or are in addition to, the interests of our shareholders generally. Specifically, Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman, also serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, and may be deemed to control BFC by virtue of their ownership interest in BFC’s Class A Common Stock and Class B Common Stock. As described herein, BFC owns shares of our Class A Common Stock and Class B Common Stock representing approximately 75% of the total voting power of our common stock, and BFC has provided to us, with respect to all of its shares of our Class A Common Stock and Class B Common Stock, its written consent to the Sales Transaction and other matters which are the subject of this Information Statement. BFC’s written consent is sufficient under the FBCA to approve the Sales Transaction and other matters which are the subject of this Information Statement on behalf of our shareholders without any further shareholder action.

In addition, certain of our executive officers, including Alan B. Levan, John E. Abdo and Jarett S. Levan, and other members of our senior management will, subject to any applicable regulatory approval, receive severance and other payments in connection with the closing of the Sales Transaction. With respect to each of

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our named executive officers, this includes payments in consideration for their entry into non-competition and employee non-solicitation agreements in favor of BB&T in a mutually agreeable form with terms consistent with the restrictive covenants applicable to our Company under the Purchase Agreement.

The following table sets forth information regarding the payments to be made to our executive officers, including our named executive officers, in connection with the closing of the Sales Transaction.

	Payment Amounts
Name	Severance(1)	Stay bonus		Three-year non-compete	Total
Alan B. Levan	$2,145,179	—		$1,500,000	$3,645,179
John E. Abdo	$2,123,194	—		$1,500,000	$3,623,194
Jarett S. Levan	$1,413,764	—		$1,500,000	$2,913,764
Valerie C. Toalson	$995,438	$355,742	(2)	—	$1,351,180
Lloyd B. DeVaux	$1,319,114	—		—	$1,319,114
Jay C. McClung	$743,258	—		—	$743,258
Lewis F. Sarrica	$920,451	—		—	$920,451
Susan D. McGregor	$893,713	—		—	$893,713

(1)	Except in the case of Messrs. DeVaux and McClung whose severance payments are based on letter agreements which they previously entered into with BankAtlantic, the severance payments are to be made to each executive officer under an agreement to be entered into between the executive officer and BankAtlantic in connection with the closing of the Sales Transaction and represent two times the average annual salary and bonus of the executive officer for the years ended December 31, 2008, 2009 and 2010.
(2)	The stay bonus is payable at the closing of the Sales Transaction.

In addition, an aggregate of 140,900 restricted stock awards of shares of our Class A Common Stock will, subject to the approval of our Compensation Committee, accelerate and immediately vest upon consummation of the Sales Transaction. The cost of such acceleration and vesting to us under applicable accounting guidance is expected to be approximately $0.8 million. Included in these restricted stock awards are the following awards held by the individuals listed above.

Name	Number of Restricted Stock Awards	Aggregate Dollar Value as of March 19, 2012
Alan B. Levan	25,000	$95,250
John E. Abdo	25,000	$95,250
Jarett S. Levan	15,000	$57,150
Valerie C. Toalson	7,500	$28,575
Lloyd B. DeVaux	6,000	$22,860
Jay C. McClung	6,000	$22,860
Lewis F. Sarrica	6,000	$22,860
Susan D. McGregor	6,000	$22,860

Regulatory Approvals

The financial services industry is a highly regulated industry. As a “unitary savings and loan holding company,” we are subject to the primary supervision of the Federal Reserve. As a federal savings bank, BankAtlantic is subject to the primary supervision of the OCC. In addition, BB&T and its subsidiaries are subject to regulation by, among other authorities, the Federal Reserve and the FDIC, as well as the North Carolina Office of the Commissioner of Banks.

In connection with the Sales Transaction, certain regulatory approvals are required, and closing of the Sales Transaction is subject to the receipt of all such required regulatory approvals. Specifically, we have submitted information to, and made filings with, the Federal Reserve Bank of Atlanta, and BankAtlantic has submitted notices to, and filings with, the OCC. Further, pursuant to the terms of the Cease and Desist Orders to which we and BankAtlantic are currently subject, we and BankAtlantic submitted requests to the Federal Reserve and the OCC, respectively, to take certain actions to facilitate the Sales Transaction. In addition, Branch Banking and

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Trust Company, a subsidiary of BB&T, submitted an application to the FDIC. BB&T filed an application with the Federal Reserve and presented the Sales Transaction for approval by the North Carolina Office of the Commissioner of Banks. Each of these notices, filings, applications, forms and requests were submitted to the applicable regulatory agencies and, in connection with the March 13, 2012 amendment to the Purchase Agreement, updated notices and filings have been or will be submitted. The North Carolina Office of the Commissioner of Banks approved the Sales Transaction from the floor at a public hearing on March 14, 2012. The remainder of the filings submitted to date are currently under review by the applicable regulatory agencies.

In addition, we are required to comply with the applicable regulations of the SEC in connection with this Information Statement and the FBCA in connection with the Name Change.

Litigation Regarding the Sales Transaction

As described above, the Purchase Agreement, as entered into on November 1, 2011, did not provide for the assumption of the TruPs by BB&T. Following the initial announcement of the Purchase Agreement on November 1, 2011, purported holders of direct or indirect interests in the TruPs filed an action in the Court of Chancery of the State of Delaware, and certain of the trustees under the indentures underlying the TruPs sent notices of default or joined in the action, seeking a declaration that the transaction violated certain covenants contained in the TruPs indentures and that the assumption of the TruPs by BB&T was required. An expedited three-day trial on the merits was held on January 26, 27 and 30, 2012. On February 27, 2012, the Court of Chancery of the State of Delaware entered an injunction prohibiting the sale of BankAtlantic pursuant to the terms of the November 1, 2011 Purchase Agreement.

Following the entry of the injunction, the Company and BB&T entered into negotiations to revise the terms of the Sales Transaction to provide for BB&T’s assumption of the TruPs. On March 13, 2012, we entered into an amendment to the Purchase Agreement, pursuant to which, among other things, BB&T agreed to assume the obligations with respect to our outstanding TruPs, while we agreed to pay at the closing of the Sales Transaction all interest accrued on the TruPs through closing and to pay or escrow certain legal fees and expenses with respect to the above-described litigation. Based on BB&T’s assumption of our outstanding TruPs obligations, the Company and BB&T agreed in the amendment that certain of the assets originally contemplated to be retained by us following the closing will now be contributed to Newco LLC and that BB&T will receive a 95% preferred interest in Newco LLC. See “Overview” and “Background of the Sales Transaction” above for further information regarding the March 13, 2012 amendment to the Purchase Agreement.

No Dissenters’ Rights

Under the FBCA, our shareholders are not entitled to dissenters’ rights in connection with the Sales Transaction or the other actions described in this Information Statement.

Certain U.S. Federal Income Tax Consequences

General

We intend for the following discussion to provide only a general summary of certain U.S. federal income tax consequences of the Sales Transaction to the Company and our shareholders. This summary does not address the treatment of shareholders under the laws of any state, local or foreign taxing jurisdiction. Shareholders should consult their own tax advisors as to the U.S. federal income tax consequences, as well as the effects of state, local and non-U.S. tax laws.

This discussion describes certain U.S. federal income tax consequences of the Sales Transaction. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as

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described herein. This discussion is limited to U.S. citizens or residents, U.S. corporations, and U.S. trusts and estates that hold their shares of the Company’s common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, foreign persons, tax-exempt organizations, dealers in securities or currencies, banks, insurance companies, financial institutions or persons that hold our stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold our stock through, partnerships or other pass-through entities, or persons who acquired our stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the Sales Transaction, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Furthermore, we have not sought and will not seek an opinion of counsel with respect to the anticipated tax treatment of the Sales Transaction.

Consequences to the Company

The Sales Transaction will be a taxable transaction to the Company for U.S. federal income tax purposes. It is anticipated that any gain resulting from the Sales Transaction will be offset against the Company’s net operating loss carryforwards. However, utilization of these carryforwards could subject the Company to the alternative minimum tax. As of the date of this Information Statement, the Company is unable to determine the amount of gain or loss that it will recognize in connection with the Sales Transaction and, to the extent the Company recognizes a gain and is able to offset the gain against its net operating loss carryforwards, the alternative minimum tax that may be generated for federal income tax purposes.

Consequences to our Shareholders

The Sales Transaction will not result in any separate and independent tax consequences for our shareholders. However, any distribution to our shareholders of any amounts (whether in cash or in kind) would generally be taxable to our shareholders. No distributions to shareholders are contemplated to be made in connection with the consummation of the Sales Transaction.

Accounting Treatment

Upon completion of the Sales Transaction, we will remove from our consolidated balance sheet all of the assets transferred to BB&T in connection with the Sales Transaction and our financial statements will reflect, to the extent applicable, the effect of the receipt and the use of the proceeds of the Sales Transaction. We will record a gain or loss on our consolidated statement of operations in connection with the Sales Transaction equal to the difference between the purchase price for the assets transferred to BB&T and the book value of those assets as recorded in our consolidated balance sheet.

Notwithstanding the foregoing, it is expected that, following the closing of the Sales Transaction, we will have a controlling financial interest in Newco LLC, and Newco LLC will therefore be consolidated in our financial statements. The Newco LLC Assets will be recorded on our balance sheet at their carrying value at the time of BankAtlantic’s distribution to us of the membership interests in Newco LLC. If in the future the Newco LLC Assets are determined to be “held for sale” rather than “held for investment”, whether as a result of the Sales Transaction or otherwise, then the Newco LLC Assets will be recorded on our balance sheet at the lower of cost or fair value.

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THE STOCK PURCHASE AGREEMENT

The following description summarizes the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, including the March 13, 2012 amendment to the Purchase Agreement, which is attached to this Information Statement as Appendix A and is incorporated herein by reference. The following description is not intended to provide any other factual information about us, BankAtlantic, BB&T or any other person or entity. In particular, the representations and warranties contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the Company and BB&T, as the case may be, as the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by certain confidential disclosures not reflected in the text of the Purchase Agreement. In addition, the representations and warranties in the Purchase Agreement may have been made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, the representations and warranties contained in the Purchase Agreement should not be viewed or relied on as characterizations of the actual state of facts about or conditions of us, BankAtlantic, BB&T or any other person or entity. We urge you to carefully read in its entirety the copy of the Purchase Agreement, including the March 13, 2012 amendment to the Purchase Agreement, that is attached to this Information Statement as Appendix A because it is the legal document that governs the Sales Transaction.

Unless stated to the contrary or the context otherwise requires, references to the “Purchase Agreement” below refer to the Stock Purchase Agreement entered into on November 1, 2011, as amended on March 13, 2012.

Purchase and Sale of the Capital Stock of BankAtlantic

Subject to the terms and conditions of the Purchase Agreement, BB&T has agreed to purchase from us all of the shares of capital stock of BankAtlantic. These shares had a net book value of approximately $306.1 million as of September 30, 2011.

BB&T’s Assumption of the TruPs

As described above, the Purchase Agreement, as entered into on November 1, 2011, did not provide for the assumption by BB&T of any TruPs obligations. On February 27, 2012, the Court of Chancery of the State of Delaware entered an injunction prohibiting the sale of BankAtlantic pursuant to the terms of the November 1, 2011 Purchase Agreement, finding that the assumption of the TruPs by BB&T was required. On March 13, 2012, the Company and BB&T entered into an amendment to the Purchase Agreement, pursuant to which, among other things, BB&T agreed to assume the TruPs. We anticipate that the aggregate principal balance of the TruPs at the closing of the Sales Transaction will be approximately $285 million. We have agreed to pay at the closing all interest accrued on the TruPs through closing, which is expected to be approximately $45.4 million. We have also agreed to escrow at the closing certain obligations relating to trustee fees and costs incurred in connection with the TruPs-related litigation described above.

The Retained Assets

Under the terms and conditions of the November 1, 2011 Purchase Agreement, prior to the closing of the Sales Transaction, BankAtlantic was to contribute to Retained Assets, LLC certain performing and non-performing loans and tax certificates, real estate owned and related reserves as well as previously written off assets that were recorded on the balance sheet of BankAtlantic at approximately $623.6 million as of September 30, 2011 and distribute to us 100% of the membership interests in Retained Assets, LLC. Based on BB&T’s agreement to assume the obligations with respect to our outstanding TruPs, the assets to be contributed to Retained Assets, LLC were modified and reduced under the March 13, 2012 amendment to the Purchase Agreement such that BankAtlantic will now contribute to Retained Assets, LLC, prior to the closing of the Sales

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Transaction, approximately $175 million in commercial real estate nonaccrual loans and real estate owned (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) and all rights, claims and judgments with respect to previously written-off assets. The balance of the assets will now be contributed to Newco LLC, a newly formed limited liability company, as described below. 100% of the membership interests in Retained Assets, LLC will be distributed to us prior to the closing of the Sales Transaction. Retained Assets, LLC will assume any liabilities related to the Retained Assets.

Newco LLC

As contemplated by the March 13, 2012 amendment to the Purchase Agreement, prior to the closing of the Sales Transaction, BankAtlantic will contribute to Newco LLC approximately $424 million of loans and $17 million of real estate owned and other assets, net (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) and distribute to us 100% of the membership interests in Newco LLC. At the closing, we will transfer 95% of the preferred membership interests in Newco LLC to BB&T in connection with its assumption of the TruPs obligations. We will continue to hold the remaining 5% of Newco LLC’s preferred membership interests. BB&T will hold its 95% preferred interest in Newco LLC until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount. Thereafter, BB&T’s interest in Newco LLC will terminate, and we will be entitled to any and all residual proceeds. The Newco LLC Assets are expected to be monetized over a period of seven years, or longer provided BB&T’s preference amount is repaid within such seven-year period. We have also agreed to provide BB&T with an incremental $35 million guarantee to further assure BB&T’s recovery within seven years of the $285 million preference amount. Newco LLC will assume any liabilities related to the Newco LLC Assets.

The Deposit Premium and the Closing Consideration

The cash consideration to be exchanged at the closing of the Sales Transaction under the Purchase Agreement will reflect a deposit premium (estimated based on September 30, 2011 balances to be $300.9 million) to the closing net asset value of BankAtlantic. The estimated premium represents 9.05% of total deposits and 10.32% of non-CD deposits of BankAtlantic at September 30, 2011, and will be increased or decreased at closing by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten business day period ending on the business day immediately preceding the closing exceeds or is less than $2.915 billion, provided that the premium will not exceed $315.9 million.

At the closing of the Sales Transaction, the sum of the premium and the net asset value of BankAtlantic, as calculated pursuant to the terms of the Purchase Agreement as of the closing after giving effect to the Asset Contributions and Membership Interest Distributions, is to be paid in cash. If the sum is a positive number, it is to be paid by BB&T to us. If the sum is a negative number, it is to be paid by us to BB&T.

Representations and Warranties

The Purchase Agreement contains various representations and warranties made by us on behalf of BankAtlantic and its subsidiaries, and in certain cases our Company, for the benefit of BB&T relating to, among other things:

•	organization, good standing, qualification to do business, power and authority;

•	authorization in relation to the Purchase Agreement and the Sales Transaction;

•

the absence of conflict with organizational documents, material contracts or material permits and applicable law as a result of the execution and delivery of, and performance under, the Purchase Agreement;

•	required consents;

•	regulatory filings and related matters;

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•	deposits, loans, allowance for loan losses and portfolio of investment securities;

•	subsidiaries;

•	the accuracy of financial statements;

•	the absence of certain changes, events and conditions;

•	the absence of undisclosed liabilities;

•	tax matters and compliance with applicable tax laws;

•	real and personal property;

•	pending or threatened actions, suits and other legal or regulatory proceedings and orders;

•	compliance with laws, organizational documents and certain internal policies;

•	interest rate risk management instruments;

•	intellectual property;

•	solvency;

•	environmental matters;

•	material agreements;

•	employment matters and employee benefit plans;

•	insurance;

•	the absence of any finders’, brokers’ or investment bankers’ fees or commissions, other than amounts payable to Cantor Fitzgerald and Sandler O’Neill;

•	BankAtlantic’s and its subsidiaries’ right to use its assets, including following the Sales Transaction to conduct BankAtlantic’s business as currently conducted in all material respects; and

•	the accuracy of such representations and warranties.

The Purchase Agreement also contains various representations and warranties made by BB&T for the benefit of us relating to, among other things:

•	organization, good standing, qualification to do business, power and authority;

•	authorization in relation to the Purchase Agreement and the Sales Transaction;

•	the absence of conflict with organizational documents and applicable law as a result of the execution and delivery of, and performance under, the Purchase Agreement;

•	requisite consents;

•	regulatory filings and related matters;

•	pending or threatened actions, suits and other legal or regulatory proceedings and orders;

•

its ability to pay to us the amount, if any, required at the closing under the terms of the Purchase Agreement, to contribute funds or other assets to BankAtlantic following the closing to adequately capitalize BankAtlantic and to pay any and all amounts due under the TruPs as such payments become due;

•	the absence of any finders’, brokers’ or investment bankers’ fees or commissions, other than amounts payable to Deutsche Bank Securities; and

•	the accuracy of such representations and warranties.

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Covenants

The Purchase Agreement also sets forth various covenants and agreements to be complied with by the Company and BB&T, including the following:

•

Conduct of BankAtlantic’s Business Pending Closing. Until the closing of the Sales Transaction, except as otherwise provided in the Purchase Agreement, consented to in writing by BB&T or required by the Cease and Desist Orders to which the Company and BankAtlantic are currently subject, we have agreed to cause BankAtlantic and its subsidiaries to (i) maintain their existence under applicable law, (ii) conduct their businesses and operations in all material respects in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.

•

Approvals and Filings. The parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary to fulfill the conditions to closing the Sales Transaction and to consummate the Sales Transaction in the most expeditious manner practicable, including obtaining all required regulatory and other approvals and consents required to consummate the transaction.

•

Non-competition and Non-solicitation Covenants. Under the terms and conditions of the Purchase Agreement, we agreed that, for a period of three years following the closing, we will not, and we will cause our affiliates not to, in each case in the State of Florida, directly or indirectly own, manage, operate or engage in, or participate in the ownership, management or operation of or engagement in, any business soliciting or accepting deposits, in the context of operating a branch banking business serving the mass retail and small commercial banking markets of the type conducted by BankAtlantic and its subsidiaries; provided, however, that we and our affiliates are not prohibited from engaging in any of the following activities: (i) specialty finance, (ii) origination or purchase of commercial loans (including commercial real estate loans with respect to the acquisition, development and/or construction of residential land or residential properties, and commercial land and commercial properties) or renewing, modifying, increasing, extending, refinancing, making protective advances with respect to or otherwise dealing with any loans which comprise the Retained Assets or Newco LLC Assets; (iii) servicing (including collection and foreclosure activities with respect to) commercial loans; or (iv) engaging in tax certificate acquisition and investment activities. In addition, the record or beneficial ownership of 5% or less of the outstanding capital stock of any company will not be a violation of the non-competition covenant. See “The Sales Transaction – Our Operations Following the Sales Transaction” for a discussion of our expected operations following the closing.

Under the terms and conditions of the Purchase Agreement, we agreed that, for a period of 18 months following the closing, we will not, and we will cause our affiliates not to, directly or indirectly solicit for employment or employ any employee of BankAtlantic who continues employment with BankAtlantic following the closing (a “Continuing Employee”); provided, however, that we and our affiliates are not prohibited from conducting any general solicitation or general recruitment effort conducted by a third party and not targeted at any Continuing Employee. Our non-solicitation covenant also does not prohibit the solicitation or employment of any Continuing Employee that (i) was terminated by BB&T or any of its affiliates or (ii) voluntarily resigned from the employ of BB&T or any of its affiliates and, subject to certain limited exceptions, has not been employed by BB&T or any of its affiliates for at least six months.

The Purchase Agreement also requires that each of our named executive officers enters into non-competition and non-solicitation agreements in favor of BB&T in a mutually agreeable form with terms consistent with the above-described restrictive covenants applicable to the Company. See “The Sales Transaction – Interests of Certain Persons in the Sales Transaction” above for information regarding the payments to be made to our named executive officers in consideration for their entry into these agreements.

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•

Restriction on the use of the BankAtlantic Name. The Purchase Agreement requires us to change our name, and the name of each of our subsidiaries, upon the closing to remove and omit any reference to the term “BankAtlantic.” Following the closing, the “BankAtlantic” name will be owned and used exclusively by BB&T and BankAtlantic. In connection with such requirement, we intend to file an amendment to our Articles of Incorporation to change our name to “BBX Capital Corporation.” See “Amendment to Our Articles of Incorporation (The Name Change)” below for further information.

•

Exclusivity. Through the closing or, if earlier, the date on which the Purchase Agreement is terminated, we agreed not to, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate any inquiries with respect to, or the making of, any Acquisition Proposal (as hereinafter defined), (ii) approve, negotiate, endorse or recommend any Acquisition Proposal or (iii) enter into any agreement relating to an Acquisition Proposal. Under the Purchase Agreement, the term “Acquisition Proposal” means, subject to certain limited exceptions, any proposal or offer for, whether in one transaction or a series of related transactions, as to a (a) merger, consolidation, share exchange, business combination or similar transaction involving BankAtlantic, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of BankAtlantic representing 5% or more of the consolidated assets of BankAtlantic, (c) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to BankAtlantic or (d) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

•

Capitalization of BankAtlantic. BB&T agreed that, after the closing, it will contribute assets to BankAtlantic or merge, consolidate or combine BankAtlantic with an insured depository institution subsidiary of BB&T such that, in either case, BankAtlantic will have sufficient capital to meet all applicable regulatory capital adequacy requirements.

•

TruPs-related Obligations. We agreed to deposit in escrow certain legal fees and expenses with respect to the TruPs-related litigation described herein and to pay amounts necessary to bring current our deferred interest obligations with respect to the TruPs at the closing. Subject to the foregoing, BB&T agreed that, effective upon closing, it will assume all obligations with respect to the TruPs and, to the extent required, deliver such supplemental indentures and other documents and take such other actions as the trustees for such the TruPs may reasonably require under the indentures and other governing documents applicable to the TruPs.

•

Lease of Corporate Headquarters. Our corporate headquarters are owned by BankAtlantic. At our request, BB&T will engage with us in good faith negotiations with respect to a lease agreement effective as of the closing providing for BB&T’s lease to us of such premises.

In addition to the foregoing covenants, the Company and BB&T also set forth and agreed to other covenants in the Purchase Agreement, including those relating to: (i) access to the books and records of the other party; (ii) transition services and the integration of BankAtlantic’s data processing to BB&T’s system; (iii) confidentiality; (iv) employee benefit matters, including severance and other payments to be made to our executive officers and other members of our senior management at the closing (see “The Sales Transaction – Interests of Certain Persons in the Sales Transaction for further information regarding these payments); (v) director and officer indemnity and continuation of director and officer insurance; (vi) tax matters; (vii) intellectual property matters; (viii) this Information Statement; and (ix) the termination of intercompany obligations and agreements between BankAtlantic, on the one hand, and us or any of our other affiliates, on the other hand.

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Conditions to Closing

The obligations of the Company and BB&T to complete the Sales Transaction are subject to the satisfaction at or prior to the closing of the following conditions:

•	no law or order shall have been issued which has the effect of making illegal or preventing or prohibiting the consummation of the Sales Transaction;

•

all required regulatory approvals to consummating the Sales Transaction shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated;

•

BankAtlantic shall have contributed the Retained Assets to Retained Assets, LLC and the Newco LLC Assets to Newco LLC, and distributed to us 100% of the membership interests in Retained Assets, LLC and Newco LLC; and

•	our receipt of a fairness opinion with respect to the Sales Transaction from Sandler O’Neill.

BB&T’s obligation to complete the Sales Transaction is also subject to the satisfaction at or prior to the closing of the following conditions:

•	the accuracy, in certain cases in all material respects, of our representations and warranties contained in the Purchase Agreement;

•	our performance and compliance in all material respects with all of our covenants and obligations required by the Purchase Agreement to be performed or complied with prior to or at the closing;

•	between the date of the Purchase Agreement and the closing, no material adverse change with respect to BankAtlantic shall have occurred and be continuing;

•	the removal or resignation of all of BankAtlantic’s directors and certain of its officers, as designated by BB&T prior to the closing;

•	the approval of the Purchase Agreement and the Sales Transaction by our shareholders; and

•	our delivery to BB&T of certain certificates, instruments, agreements, documents, assets and other items required to be delivered at the closing, including its 95% preferred interest in Newco LLC; and

Our obligation to complete the Sales Transaction is also subject to the satisfaction at or prior to the closing of the following conditions:

•	the accuracy, in certain cases in all material respects, of BB&T’s representations and warranties contained in the Purchase Agreement;

•	BB&T’s performance and compliance in all material respects with all of our covenants and obligations required by the Purchase Agreement to be performed or complied with prior to or at the closing; and

•	BB&T’s delivery to us of certain certificates, instruments, agreements, documents, assets and other items required to be delivered at the closing.

To the extent permitted by applicable law or the Purchase Agreement, the foregoing closing conditions may be waived by the party entitled to the benefit thereof, and the parties may proceed to closing the Sales Transaction notwithstanding the fact that the closing condition was not satisfied.

Indemnification

Under the terms and conditions of the Agreement, we agreed to indemnify and hold harmless BB&T against losses incurred by it to the extent they arise out of or result from:

•	a breach of any of our representations and warranties, or covenants and agreements, contained in the Purchase Agreement;

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•	the Retained Assets, including BankAtlantic’s distribution of the Retained Assets to us, and matters related thereto;

•	certain specified legal proceedings;

•	the January 2011 agreement with PNC Bank under which BankAtlantic sold its Tampa-area branches to PNC Bank; and

•	fines or penalties assessed against BankAtlantic by the OCC in connection with the results of the Office of Thrift Supervision Compliance Report completed May 26, 2011.

Under the terms and conditions of the Purchase Agreement, BB&T has agreed to indemnify and hold harmless our Company against losses incurred by us to the extent they arise out of or result from:

•	a breach of any of BB&T’s representations and warranties, or covenants and agreements, contained in the Purchase Agreement; and

•	the TruPs obligations assumed by BB&T.

Subject to certain exceptions, the representations and warranties contained in the Purchase Agreement will survive for a period of two years following the closing.

Subject, in the case of each of the following clauses (i) and (ii), to certain limited exceptions, (i) each party’s indemnification obligations relating to breaches of representations and warranties arise only to the extent that the aggregate amount of the other party’s indemnifiable losses exceed $1,000,000, and then only for the amount by which such losses exceed $1,000,000, and (ii) each party’s aggregate indemnification obligation to the other relating to breaches of representations and warranties is capped under the Purchase Agreement at a maximum of $40,000,000. In addition, BB&T’s indemnification obligation with respect to the TruPs is limited to the principal amount of the TruPs as of closing plus: (a) the legal fees and expenses related to the TruPs-related litigation described herein and payments necessary to bring current our deferred interest obligations with respect to the TruPs at the closing, in each case as funded by us at the closing; (b) any interest accruing on the TruPs following the closing; and (c) any costs, expenses or other liabilities accruing with respect to the TruPs exclusively following the closing.

Termination

The Purchase Agreement and Sales Transaction may be terminated at any time prior to the closing:

•	by the mutual written consent of the parties;

•

by either us or BB&T if the closing does not occur on or before July 31, 2012; provided neither party is entitled to so terminate the Purchase Agreement and Sales Transaction if its failure to fulfill any obligation under the Purchase Agreement is the cause of, or results in, the failure of the closing to occur on or prior to such date;

•

by either us or BB&T in the event of a material breach by the other party of any representation or warranty, or covenant or agreement, contained in the Purchase Agreement, which breach is not or cannot be timely cured under the terms and conditions of the Purchase Agreement and would result in a failure to satisfy any condition to the party’s obligations to complete the Sales Transaction; or

•

by either us or BB&T if (i) a regulatory agency whose approval is required in connection with the Purchase Agreement and the Sales Transaction has taken a final, nonappealable action disapproving of the Purchase Agreement or the Sales Transaction or (ii) any law, order or final nonappealable judgment is issued which has the effect of making illegal the consummation of the Sales Transaction.

Other than in the event of fraud or willful breach of a covenant or agreement or as it relates to BB&T’s obligations under its non-disclosure agreement with us, upon termination of the Purchase Agreement, neither party will have any liability to the other and all rights and obligations of the parties will cease.

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AMENDMENT TO OUR ARTICLES OF INCORPORATION

(THE NAME CHANGE)

As previously described, pursuant to the terms of the Purchase Agreement, we are required to change our name, and each of our subsidiaries’ names, so that they no longer contain the name “BankAtlantic.”

In connection with its March 12, 2012 approval of the Purchase Agreement, as amended by the March 13, 2012 amendment thereto, our Board of Directors approved, subject to the approval of our shareholders, an amendment to our Articles of Incorporation to change our name to “BBX Capital Corporation.” The action by written consent without a shareholder meeting which we received from BFC on                     , 2012 approving the Sales Transaction with respect to its shares of our Class A Common Stock and Class B Common Stock representing in the aggregate 75% of the total voting power of our common stock also included its approval of the Name Change. Accordingly, we intend to file an amendment to our Articles of Incorporation with the Florida Department of State to change our name from “BankAtlantic Bancorp, Inc.” to “BBX Capital Corporation.” The amendment will also update historical information contained in Article I of our Articles of Incorporation to set forth the address of our current principal office and our current mailing address. We expect to file the amendment on or as soon as practicable after the date which is 20 days following the first mailing of this Information Statement to our shareholders and, in any event, no later than the closing of the Sales Transaction. The form of the amendment is attached to this Information Statement as Appendix D.

PAYMENTS TO OUR NAMED EXECUTIVE OFFICERS

IN CONNECTION WITH THE SALES TRANSACTION

Our named executive officers are Alan B. Levan, Chairman and Chief Executive Officer, John E. Abdo, Vice Chairman, and Jarett S. Levan, President. As described above, our named executive officers will, subject to any applicable regulatory approval, receive severance and other payments in connection with the closing of the Sales Transaction, including payments in exchange for their entry into a three-year non-competition and an employee non-solicitation agreement in favor of BB&T in a mutually agreeable form with terms consistent with the restrictive covenants applicable to our Company under the Purchase Agreement. In addition, certain restricted stock awards of shares of our Class A Common Stock held by our named executive officers will, subject to the approval of our Compensation Committee, accelerate and immediately vest upon the closing of the Sales Transaction. The table below contains certain information regarding these payments and the vesting of restricted stock awards held by our named executive officers. For further information, as well as information regarding the payments to be received by, and the vesting of restricted stock held by, our other executive officers in connection with the closing of the Sales Transaction, see “The Sales Transaction – Interests of Certain Persons in the Sales Transaction” above.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Alan B. Levan	3,645,179	95,250	—	—	—	—	3,740,429
John E. Abdo	3,623,194	95,250	—	—	—	—	3,718,444
Jarett S. Levan	2,913,764	57,150	—	—	—	—	2,970,914

(1)	With respect to each named executive officer, $1,500,000 of the cash payment is in exchange for his entry into the non-competition and employee non-solicitation agreements described above. The balance for each named executive officer relates to severance compensation payable under agreements to be entered into with BankAtlantic in connection with the closing of the Sales Transaction and represents two times the average annual salary and bonus of the named executive officer for the years ended December 31, 2008, 2009 and 2010.
(2)	Based on the $3.81 per share closing price of our Class A Common Stock on the NYSE on March 19, 2012.

The action by written consent without a shareholder meeting which we received from BFC on                     , 2012 approving the Sales Transaction with respect to its shares of our Class A Common Stock and Class B Common Stock representing in the aggregate 75% of the total voting power of our common stock also included

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its approval, on a non-binding advisory basis, of the compensation payable to, or which may be received by, our named executive officers in connection with closing of the Sales Transaction. In connection therewith, BFC adopted in such action by written consent the following resolution:

“RESOLVED, that the compensation payable to, or which may be received by, BankAtlantic Bancorp’s named executive officers under the terms and conditions of the Purchase Agreement, or otherwise in connection with the closing of the Sales Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K, and the agreements or understandings pursuant to which such compensation is payable or may be received, are hereby approved.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of March 19, 2012, certain information as to our Class A Common Stock and Class B Common Stock beneficially owned by (i) each of our directors as of March 19, 2012, (ii) each of our named executive officers, (iii) all of our directors and executive officers as of March 19, 2012 as a group and (iv) all other persons known by our management to own in excess of 5% of the outstanding shares of such stock as of March 19, 2012. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and with us pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of our Class A Common Stock or Class B Common Stock (i) over which he or she has or shares, directly or indirectly, voting or investment power, or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 19, 2012. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned. The address of all parties listed below is 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

Name of Beneficial Owner	Class A Common Stock Ownership		Class B Common Stock Ownership		Percent of Class A Common Stock	Percent of Class B Common Stock
BFC Financial Corporation(1)	8,133,353	(7)	195,045	(7)	52.7%	100%
Alan B. Levan(1)(5)	8,248,411	(2)(4)(7)	195,045	(2)(7)	53.4%	100%
John E. Abdo(1)	8,236,676	(2)(4)(7)	195,045	(2)(7)	53.4%	100%
D. Keith Cobb	11,707	(3)(4)	—		*	—
Steven M. Coldren	6,790	(4)	—		*	—
Bruno L. Di Giulian	4,838	(4)	—		*	—
Willis N. Holcombe	4,449	(4)	—		*	—
Jarett S. Levan(5)	21,512	(4)	—		*	—
David A. Lieberman	8,732	(4)	—		*	—
Charlie C. Winningham, II	10,508	(4)	—		*	—
All directors and executive officers as of March 19, 2012 as a group (14 persons)	8,504,812	(6)(7)	195,045	(7)	54.9%	100%

*	Less than one percent of the class.
(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s common stock representing approximately 72% of the total voting power of BFC’s common stock. Mr. Alan Levan serves as our and BankAtlantic’s Chairman and Chief Executive Officer, as well as Chairman, Chief Executive Officer and President of BFC. Mr. Abdo serves as our, BankAtlantic’s and BFC’s Vice Chairman.
(2)	Includes, for each of Messrs. Alan Levan and Abdo, the 8,133,353 shares of Class A Common Stock and 195,045 shares of Class B Common Stock owned by BFC. Mr. Alan Levan’s Class A Common Stock ownership also includes 58,726 shares of Class A Common Stock held by various personal interests.
(3)	51 shares of Class A Common Stock are held by Mr. Cobb’s wife, as to which Mr. Cobb disclaims having voting or investment power.

38

(4)	Includes beneficial ownership of the following number of shares of Class A Common Stock which may be acquired within 60 days pursuant to the exercise of outstanding stock options: Mr. Alan Levan – 7,935 shares; Mr. Abdo – 5,290 shares; Mr. Cobb – 3,907 shares; Mr. Coldren – 740 shares; Mr. Di Giulian – 3,768 shares; Dr. Holcombe – 4,313 shares; Mr. Jarett Levan – 1,985 shares; Mr. Lieberman – 3,913 shares; and Mr. Winningham – 3,507 shares.
(5)	Mr. Jarett Levan is the son of Mr. Alan Levan.
(6)	Includes beneficial ownership of an aggregate of 44,620 shares of Class A Common Stock which may be acquired by executive officers and directors within 60 days pursuant to the exercise of outstanding stock options and all of the shares of Class A Common Stock owned by BFC that may be deemed beneficially owned by Mr. Alan Levan and Mr. Abdo.
(7)	Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock at any time in BFC’s discretion.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual and current reports, proxy and information statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room. Our public documents filed with the SEC are also available from the SEC’s Internet website at www.sec.gov.

“HOUSEHOLDING” OF PROXY

AND INFORMATION STATEMENTS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy and information statements with respect to two or more shareholders sharing the same address by delivering a single proxy or information statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy and information materials, delivering a single proxy or information statement, as applicable, to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, we will deliver promptly upon written or oral request a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you are receiving multiple proxy or information statements and would like to request delivery of a single proxy or information statement, please notify your broker if your shares are held in a brokerage account or AST if you hold registered shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, LLC, 59 Maiden Lane – Plaza Level, New York, NY 10038, attention: Jennifer Donovan, Vice President.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman and Chief Executive Officer

                    , 2012

39

Appendix A

STOCK PURCHASE AGREEMENT

Dated as of November 1, 2011

BETWEEN

BB&T CORPORATION

AND

BANKATLANTIC BANCORP, INC.

ARTICLE I	DEFINITIONS	1

1.1	Certain Definitions	1

1.2	Other Defined Terms	9

1.3	Other Definitional Provisions	10

ARTICLE II	PURCHASE AND SALE	10

2.1	Purchase and Sale of Shares	10

2.2	Estimated Purchase Price; Adjustment	10

2.3	Distribution of Retained Assets LLC	12

2.4	Closing	12

2.5	Closing Deliveries by Seller	13

2.6	Closing Deliveries by Purchaser	13

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER	14

3.1	Organization	14

3.2	Authority; Binding Nature	14

3.3	No Conflict	14

3.4	Consents and Approvals	15

3.5	Regulatory Matters	15

3.6	Capitalization	15

3.7	Deposits	15

3.8	Subsidiaries	16

3.9	Financial Information	16

3.10	Ordinary Course; Lack of Material Adverse Change	17

3.11	No Undisclosed Liabilities	17

3.12	Taxes	17

3.13	Title to Assets; Real Property	19

3.14	Litigation; Orders	20

3.15	Compliance	20

3.16	Loans	20

3.17	Allowance for Loan Losses	21

3.18	Investment Portfolio	21

3.19	Interest Rate Risk Management Instruments	22

3.20	Intellectual Property	22

3.21	Environmental Matters	22

3.22	Material Contracts	22

3.23	Employee Benefit Matters	22

3.24	Labor Relations (Employment Matters)	25

3.25	Related Party Transactions	25

3.26	Insurance	25

3.27	Brokers	26

3.28	Sufficiency of Assets	26

3.29	Solvency	26

3.30	No Intent to Defraud	26

3.31	Disclosure	26

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	26

4.1	Organization	26

4.2	Authority; Binding Nature	27

4.3	No Conflict	27

4.4	Consents and Approvals	27

4.5	Regulatory Matters	27

4.6	Litigation	27

4.7	Sufficient Funds	28

4.8	Brokers	28

4.9	No other Representations	28

4.10	Disclosure	28

ARTICLE V	COVENANTS	28

5.1	Conduct of Business by Bank	28

5.2	Approvals and Filings	30

5.3	Access; Integration of Data Processing; Confidentiality	31

5.4	Notification	32

5.5	Public Announcements	32

5.6	No Control of Bank	32

5.7	Employee Benefit Matters	32

5.8	No Solicitation of Transaction	34

5.9	Indemnification; Directors’ and Officers’ Insurance	34

5.10	Capitalization of Bank	35

5.11	Efforts to Consummate; Further Assurances	35

5.12	BankAtlantic Foundation and South Florida Alliance	35

5.13	Lease of Headquarters Premises	35

5.14	Limitation on Seller Activities; BankAtlantic Name	36

ii

5.15	Memorabilia	36

5.16	[Intentionally Blank]	36

5.17	Tax Matters	36

5.18	Seller Trust Preferred Securities	40

5.19	Intellectual Property	40

5.20	Intercompany Obligations; Transition Services Agreement	40

5.21	Matters with Respect to REIT and BAH Corp	41

ARTICLE VI	CONDITIONS TO CLOSE	41

6.1	Conditions to Each Party’s Obligations	41

6.2	Conditions to Obligations of Purchaser	41

6.3	Conditions to the Obligations of Seller	42

ARTICLE VII	INDEMNIFICATION	43

7.1	Indemnification by Seller	43

7.2	Indemnification by Purchaser	43

7.3	Limitations on Liability	43

7.4	Third-Party Indemnification Procedure	44

7.5	[Intentionally Blank]	45

7.6	Exclusive Remedies	45

ARTICLE VIII	TERMINATION	45

8.1	Termination	45

8.2	Effect of Termination	45

ARTICLE IX	MISCELLANEOUS	46

9.1	Notices	46

9.2	Entire Agreement	46

9.3	Amendments	47

9.4	Waivers	47

9.5	Binding Effect; Assignment	47

9.6	Governing Law	47

9.7	Consent to Jurisdiction	47

9.8	Waiver of Jury Trial	47

9.9	Severability	48

9.10	Cumulative Remedies; Specific Performance	48

9.11	Expenses	48

9.12	Prevailing Party	48

iii

9.13	Counterparts	48

9.14	Schedules	48

Exhibits

Exhibit 1	Accounting Procedures and Methodologies

Exhibit 2	Reference Balance Sheet

iv

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of November 1, 2011 (“Agreement”), is entered into by and between BB&T Corporation, a North Carolina corporation, (“Purchaser”) and BankAtlantic Bancorp, Inc., a Florida corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of BankAtlantic, a federal savings association (the “Bank”) and all of the issued and outstanding shares of preferred stock, par value $0.01 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Bank; and

WHEREAS, the Shares represent all of the issued and outstanding shares of capital stock of Bank; and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the Closing Date.

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, Purchaser and Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “401(k) Plan” shall mean the BankAtlantic Security Plus Plan (Plan No. 002).

(b) “Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, as to a (i) merger, consolidation, share exchange, business combination or similar transaction involving Bank, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Bank representing 5% or more of the consolidated assets of Bank, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Bank, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (1) the sale of the Shares to Purchaser or any of the other transactions contemplated by this Agreement, (2) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Bank, its Subsidiaries and Retained Assets LLC, or (3) any sales or dispositions of Retained Assets.

(c) “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. For the purpose of this definition, (i) “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise; and (ii) when used in the context of Seller or Bank, “Affiliate” shall also mean Bank or any Subsidiary, or any entity which together with Bank or any Subsidiary would be deemed a single employer within the meaning of Code Sections 414(b), (c) or (m) or Section 4001 of ERISA. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence. Without limiting the generality of the foregoing, no Person shall be deemed to be a “controlled Affiliate” of Seller solely by virtue of it being a “controlled Affiliate” of BFC Financial Corporation or any of BFC Financial Corporation’s controlling shareholders.

(d) “Affiliated Group” shall mean any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision-of any Applicable Law.

(e) “Applicable Law” or “Law” shall mean and include (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority or as to which a party, by the nature of its activities, is subject, (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party or as to which a party, by the nature of its activities, is subject; (iii) any judicial or administrative interpretation of application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.

(f) “Applicable Rate” shall mean the one month London Interbank Offered Rate published by The Wall Street Journal on the Closing Date.

(g) “Bank Accounting Principles” means GAAP, as applied for purposes of preparation of the Financial Statements, with only those changes or modifications set forth in the accounting procedures and methodologies specified in Exhibit 1.

(h) “Bank Cease and Desist Order” shall mean that certain Stipulation and Consent to Issuance of Order to Cease and Desist entered into by Bank with the OTS on February 23, 2011.

(i) “Bank NAV” shall mean, as of any specified date, the amount in U.S. dollars equal to (i) the Bank’s consolidated total assets minus (ii) the Bank’s consolidated total liabilities as of the close of business on such date, after giving effect to the Retained Assets Contribution and Assumption and the satisfaction of all intercompany payables and receivables, calculated in accordance with the values required to be attributed to the assets, liabilities and shareholder’s equity of the Bank by the Bank Accounting Principles. For the avoidance of doubt, Bank NAV can be a positive or negative value.

(j) “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Winston-Salem, North Carolina, or Fort Lauderdale, Florida, United States, or a day on which commercial banks in either Winston-Salem, North Carolina, or Fort Lauderdale, Florida, United States, are authorized or required by Applicable Law to close.

(k) “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(l) “Closing Balance Sheet” shall mean a consolidated balance sheet of the Bank as of the close of business on the last day of the month preceding the Closing Date prepared applying the Bank Accounting Principles and in the same manner and form as the Reference Balance Sheet.

(m) “Closing Date Cash Consideration” shall mean the dollar value, which may be positive or negative, of the sum of the Estimated Closing NAV plus the Estimated Premium.1

[1]

For illustrative purposes, Closing Date Cash Consideration would be (i) $900,000 payable to Seller if the Estimated Closing NAV was negative $300 million and the Estimated Premium were $300.9 million, (ii) $0 if the Estimated Closing NAV was negative $300.9 million and the Estimated Premium were $300.9 million, and (iii) $500,000 payable to Purchaser if the Estimated Closing NAV was negative $301.4 million and the Estimated Premium were $300.9 million.

(n) “Closing NAV” shall mean Bank NAV as reflected on the Closing Date Balance Sheet.

(o) “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(p) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(q) “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of September 9, 2011 between Purchaser and Seller.

(r) “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding.

(s) “Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which Bank has or may have any liability or whereby Bank and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

(t) “Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including, without limitation, laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(u) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v) “Estimated Closing Balance Sheet” shall mean a consolidated balance sheet of the Bank as of the close of business on last day of the second month preceding the Closing Date prepared applying the Bank Accounting Principles and in the same manner and form as the Reference Balance Sheet and setting forth in reasonable detail the calculation of the Estimated Closing NAV and Estimated Premium.

(w) “Estimated Closing NAV” shall mean Bank NAV as of the close of business on the last day of the month immediately preceding the month in which the Closing Date occurs as reflected on the Estimated Closing Balance Sheet.

(x) “Estimated Premium” shall mean the Premium derived from the Estimated Closing Balance Sheet (subject to later adjustment for the Closing Balance Sheet).

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z) “Excluded Taxes” shall mean (A) any Taxes of Bank and its Subsidiaries (whether or not such entities exist as of the Closing or are Subsidiaries of Bank immediately prior to Closing) related to any Pre-Closing Tax Period (including any Taxes imposed on Bank or any of its Subsidiaries as a result of the recognition of any “deferred intercompany gain” or “excess loss account” as a result of the transactions contemplated by this Agreement), (B) any Taxes imposed on Seller or any of its Affiliates, (C) any Taxes of a Person but for which Bank and its Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), or as a transferee, successor, by contract or otherwise, for any Pre-Closing Tax Period, (D) any Taxes arising from any breach by Seller or any of its Affiliates (other than a breach by Bank or any of its Subsidiaries after the Closing Date) of any covenant contained in Section 5.17 or Section 5.1(a)(x), of this Agreement, (E) any Taxes arising from or in connection with any inaccuracy in or breach of any of the representations or warranties made by Seller in Section 3.12 of this Agreement, including any Taxes arising from the loss of a deduction as a result of the application of Section 280G of the Code to any payments (including payments made on or after the Closing Date) to employees, directors, or independent contractors of Bank or any Affiliate pursuant to arrangements that were in effect on or prior to the Closing Date (F) any Transfer Taxes for which Seller is responsible pursuant to Section 5.17(h), (G) any Taxes imposed on Bank or Subsidiary as a result of the Retained Assets Contribution and Assumption or the distribution of the Retained Assets LLC as set forth in Section 2.3 hereof, including the distribution of the shares of BAH Corp. thereto or the liquidation of the REIT and/or BAH Corp. as contemplated by Section 5.21 hereof, and (H) all costs and expenses, including reasonable out-of pocket legal, accounting, appraisal, consulting or similar fees, actually incurred relating to the foregoing. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of Bank and its Subsidiaries shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date pro rata on the basis of the number of days in each period, and (ii) Taxes (other than Property Taxes) of Bank and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided that Excluded Taxes shall not include any additional Tax owed by Bank or any of its Subsidiaries resulting from any transaction engaged in by Bank or any of its Subsidiaries occurring after the Closing.

(aa) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(bb) “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(cc) “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(dd) “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

(ee) “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(ff) “IRS” shall mean the Internal Revenue Service.

(gg) “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(hh) “Losses” shall mean losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and costs of investigation); provided, that the term “Losses” shall not include any consequential, special, multiple, punitive or exemplary damages, including, but not limited to, damages arising from loss of profits, business interruption or goodwill, unless and to the extent such damages are actually paid or required to be paid to a third party.

(ii) “Material Adverse Change” or “Material Adverse Effect” shall mean any event, change, effect or development that (i) has had or is reasonably likely to have a material and adverse effect on the financial condition, results of operations or business of Bank or (ii) would materially impair the ability of Seller to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in Applicable Law or in GAAP or regulatory accounting requirements or principles, (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to companies in the industries in which Bank and its Subsidiaries operate (so long as Bank is not materially disproportionately affected thereby), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions ((including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets) so long as Bank is not materially disproportionately affected thereby), (D) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the business of Bank or its Subsidiaries, including the initiation of litigation or other administrative proceeding by any Person with respect to this Agreement or any of the transactions contemplated hereby, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, (F) actions taken or omitted to be taken with the prior written consent of Purchaser or required by this Agreement, (G) any failure, in and of itself, by the Bank or its Subsidiaries to meet any internal projections or forecasts, and (H) results of operations of the Bank and its Subsidiaries between the date of this Agreement and the Closing Date that, on an annualized basis, are not more adverse than an annual net loss of $117,000,000; provided that in determining whether an event, change, effect or development has a material adverse effect on the business, results of operations or financial condition of Bank and its Subsidiaries, the impact of such effect, event, development or change on the Retained Assets and the Retained Assets Liabilities shall not be taken into account. For the avoidance of doubt, material impairments, charge-offs or other write-downs taken with respect to the Retained Assets shall not be deemed to constitute a Material Adverse Change or Material Adverse Effect; provided, further, that the Proceedings identified on Schedule 1.1(ii) do not constitute a Material Adverse Effect.

(jj) “Material Contract” of Seller or its Subsidiaries (other than Bank) shall mean any contract or arrangement so defined in Item 601(b)(10) of Regulation S-K; “Material Contract of Bank” shall mean any of the following Contracts to the extent executory:

(i) any lease of real property that provides for aggregate payments of $500,000 or more;

(ii) any agreement for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $500,000 or more;

(iii) any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar agreement that is with any director or executive officer or that is not terminable at will upon 30 days’ or less notice and without a financial obligation exceeding $100,000;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any material amount of assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vi) any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Bank for the borrowing of money or the deferred purchase price of property in excess of $500,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any agreement that creates future payments or obligations in excess of $500,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 180 days or less;

(viii) any naming rights, license, franchise or similar agreement material to the business and operations of Bank or its Subsidiaries;

(ix) any exclusive dealing or third-party referral agreement imposed on Bank or its Subsidiaries or any agreement that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of Bank or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(x) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of Bank and its Subsidiaries taken as a whole;

(xi) any memorandum of understanding, consent agreement, stipulation, any commitment letter or other similar arrangement or undertaking entered into by Bank or its Subsidiaries with any Governmental Authority; and

(xii) any Contract by Bank or its Subsidiaries with either Seller or any other Affiliate of Seller.

(kk) “OCC” shall mean the Office of the Comptroller of the Currency.

(ll) “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

(mm) “OTS” shall mean the Office of Thrift Supervision.

(nn) “Pension Plan” shall mean the Retirement Plan for Employees of BankAtlantic (Plan No. 001).

(oo) “Permit” shall mean any permit, license, registration, authorization, certificate, order or approval of or from any Governmental Authority.

(pp) “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by Bank of the property subject thereto.

(qq) “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(rr) “Pre-Closing Tax Period” shall mean any taxable year or period ending on or prior to the Closing Date, and in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

(ss) “Purchase Price” shall be an amount equal to the Closing NAV plus the Premium.

(tt) “Premium” shall mean $300.9 million, assuming total deposits of $3.324 billion as of September 30, 2011 and non-CD deposits of $2.915 billion as of September 30, 2011. The Premium shall be increased or decreased by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten (10) Business Day period ending on the Business Day immediately prior to the Closing exceeds or is less than $2.915 billion; provided, the Premium shall not exceed $315.9 million.

(uu) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(vv) “Property Taxes” means real, personal, and intangible ad valorem property taxes.

(ww) “Purchaser’s Knowledge” shall mean the actual knowledge of Daryl N. Bible and Cynthia B. Powell or the knowledge that each such individual would ordinarily have based on his or her respective position after reasonable investigation.

(xx) “Reference Balance Sheet” means the unaudited consolidated balance sheet of the Bank, prepared in accordance with the Bank Accounting Principles, as of the close of business on September 30, 2011 and attached hereto as Exhibit 2, which includes in columnar form (A) the unaudited consolidated balance sheet of the Bank and its Subsidiaries as of such date, (B) all adjustments to such balance sheet necessary to give effect to the Retained Assets Contribution and Assumption and the satisfaction of all intercompany payables and receivables, as though they occurred on the date thereof, (C) the pro forma balance sheet of the Bank after giving effect to such adjustments, and (D) a reasonably detailed calculation of Bank NAV and Premium as of such date.

(yy) “Regulatory Approval” shall mean the approval of the OCC, the Federal Reserve, the FDIC and any other regulatory agency which is required to consummate the transactions contemplated hereby.

(zz) “Related Party” shall mean: (a) any Person that serves as a director or executive officer of Bank as of the date of this Agreement, (b) any Person controlled by a Person described in (a) above (other than Bank), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(aaa) “Retained Assets Records” means all records and original documents, or where reasonable, appropriate copies thereof, in Bank’s possession or control that pertain to and are used by Bank to administer, reflect, monitor, evidence or record information associated with, supporting or regarding the Retained Assets and all such records maintained in a network (including any remote location) or on electronic or magnetic media in the electronic data base system of Bank, including without limitation, all loan files and all promissory notes, mortgages and security documents relating to loans and other assets included in the Retained Assets; provided, however, that Purchaser shall be entitled at its expense, to obtain copies of the items set forth to the extent that Purchaser is required by Applicable Law to retain copies of such information.

(bbb) “SEC” shall mean the United States Securities Exchange Commission or any successor thereof.

(ccc) “Seller Cease and Desist Order” shall mean that certain Stipulation and Consent to Issuance of Order to Cease and Desist entered into by Seller with the OTS on February 23, 2011.

(ddd) “Seller’s Knowledge” shall mean the actual knowledge of Alan B. Levan, John E. Abdo, Jarett Levan, Lloyd DeVaux, Valerie Toalson, or Susan D. McGregor or the knowledge that each such individual would ordinarily have based on his or her respective position after reasonable investigation.

(eee) “Seller Trusts” shall mean the following statutory business trust subsidiaries of Seller: BBC Capital Trust II, BBC Capital Statutory Trust III, BBC Capital Statutory Trust IV, BBC Capital Trust V, BBC

Capital Trust VI, BBC Capital Statutory Trust VII, BBC Capital Trust VIII, BBC Capital Trust IX, BBC Capital Statutory Trust X, BBC Capital Trust XI, BBC Capital Trust XII, BBX Capital Trust 2007 I(A), and BBX Capital Trust 2007 II(A).

(fff) “Seller Trust Preferred Securities” shall mean the trust preferred securities issued by the Seller Trusts and the related junior subordinated debentures issued by Seller.

(ggg) “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

(hhh) “Support Center” shall mean the offices of Seller located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309 (or, in the event such offices are relocated to a different address, such new address).

(iii) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(jjj) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(kkk) “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2 Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference

Agreement	First Paragraph
Audited Financial Statements	3.9(a)
ADSP	5.17(j)(iii)
Allocations	5.17(j)(iii)
Balance Sheet	3.9(a)
Balance Sheet Date	3.9(a)
Bank	Recitals
Cash Consideration	2.2
Call Reports	3.9(a)
Claim	5.9(b)
Closing	2.4
CPA Firm	2.3(d)
Closing Date	2.4
Closing Date Plan Year	5.7(c)
Common Share	Recitals
Continuing Employee	5.7(a)
Financial Statements	3.7(a)
Indebtedness	5.1(b)(vi)
Indemnified Parties	5.9(b)
Intellectual Property Rights	3.20
Interim Balance Sheet	3.9(a)
Interim Balance Sheet Date	3.9(a)
Interim Financial Statements	3.9(a)
Leased Property	3.13(c)
Leases	3.13(c)
Loans	3.16(a)
Material Contracts	3.22
Maximum Amount	5.9(a)
Owned Property	3.13(b)
PBGC	3.23(k)
Preferred Shares	Recital
Purchaser	First Paragraph
Purchaser Plans	5.7(d)
Real Property	3.13(c)
Regulatory Agencies	3.5
REIT	3.8(a)
Retained Asset Contribution and Assumption	2.3
Retained Assets Liabilities	2.3
Retained Assets	2.3
Retained Assets LLC	2.3
Section 338(h)(10) Elections	5.17(j)(i)
Section 338 Forms	5.17(j)(i)
Seller’s Objection	2.2(b)
Shares	Recitals
Straddle Period	5.17(b)(iii)
Transfer Taxes	5.17(h)

1.3 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated therein the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d) Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase the Shares from Seller, and Seller shall sell, assign, transfer, convey and deliver the Shares to Purchaser for the consideration specified herein.

2.2 Estimated Purchase Price; Adjustment.

(a) Not fewer than five Business Days prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser (1) the Estimated Closing Balance Sheet, and (2) a certificate of Seller certifying that, to Seller’s Knowledge, the Estimated Closing Balance Sheet has been prepared in the same manner as the Reference Balance Sheet (without any changes or modifications in the method of application of the Bank Accounting Principles). Following such delivery and prior to the Closing, Purchaser may review the Estimated Closing Balance Sheet and Seller shall consider in good faith any disputes of Purchaser with respect thereto.

(b) As soon as practicable, but in no event more than 60 days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver, or cause to be delivered to Seller, (1) the Closing Balance Sheet, and (2) a certificate of Purchaser certifying that, to Purchaser’s Knowledge, the Closing Balance Sheet has been prepared in the same manner as the Reference Balance Sheet (without any changes or modifications in the method of application of the Bank Accounting Principles).

(c) Seller shall, within 30 days after the delivery by Purchaser to Seller of the Closing Balance Sheet, complete its review of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller determines that the Closing Balance Sheet is inaccurate or has not been prepared consistent with the Reference Balance Sheet and Bank Accounting Principles and gives written notice of its disagreement with the Closing Balance Sheet (the “Seller’s Objection”) to Purchaser prior to such date. The Seller’s Objection shall (1) specify in reasonable detail the nature of each disagreement so asserted and (2) specify what Seller reasonably believes is the correct Closing NAV and Premium based on the disagreements set forth in such Seller’s Objection. If Seller delivers a Seller’s Objection, then the Closing Balance Sheet, the Closing NAV and Premium (as revised or adjusted in accordance with this sentence) shall become final and binding upon Purchaser and Seller on the earlier of (A) the date Purchaser and

Seller resolve in writing any differences they have with respect to the matters specified in the Seller’s Objection and (B) the date any disputed matters are finally resolved in writing in accordance with the procedures described in this Agreement. During the 30-day period following the delivery of the Seller’s Objection, Purchaser and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Seller’s Objection. Purchaser and its accountants shall, and shall cause the Bank or its successor to, and Seller and its accountants shall, promptly provide the other party and its accountants and representatives reasonable access to all personnel, books and records, data and financial statements and any other information, including work papers of its accountants, reasonably requested by the other party to the extent necessary for such party to review the Closing Balance Sheet or to prepare the Seller’s Objection (in the case of Seller) or to review the Seller’s Objection (in the case of Purchaser); provided that such party and its accountants and representatives have executed all release letters reasonably requested by the other party’s accountants in connection therewith.

(d) If Seller and Purchaser are unable to resolve all of their disagreements with respect to the determination of the Closing Balance Sheet, Closing NAV and Premium within the 30-day period after delivery of the Seller’s Objection, they shall refer their remaining differences to KPMG or another nationally recognized firm of independent certified public accountants as to which Seller and Purchaser mutually agree (the “CPA Firm”), who shall, limiting their review to still unresolved matters included in the Seller’s Objection and acting as experts and not as arbitrators, determine the Closing Balance Sheet, Closing NAV and Premium consistent with the Reference Balance Sheet and the Bank Accounting Principles. The parties shall instruct the CPA Firm to deliver the Closing Balance Sheet, Closing NAV and Premium to Purchaser and Seller no later than 20 Business Days after the remaining differences underlying the Seller’s Objection are referred to the CPA Firm. The CPA Firm’s determination shall include a certification that it determined the Closing Balance Sheet, Closing NAV and Premium in accordance with this Section 2.2(d) and shall be conclusive and binding upon Purchaser and Seller, absent clear and manifest error. The fees and disbursements of the CPA Firm shall be paid by Purchaser or Seller in proportion to those matters submitted to the CPA Firm that are resolved against that party, as such fees and disbursements are allocated by the CPA Firm in accordance with this Section 2.2 at the time of the CPA Firm’s determination. The fees and expenses of Seller’s accountants and representatives, incurred in connection with their review of the Closing Balance Sheet and, if applicable, the Seller’s Objection shall be borne by Seller, and the fees and expenses of Purchaser’s accountants and representatives, incurred in connection with their review of the Closing Balance Sheet and, if applicable, the Seller’s Objection shall be borne by Purchaser. Purchaser and its accountants and Seller and its accountants shall (and Purchaser shall cause the Company or its successor to) make available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Reference Balance Sheet Date, the Estimated Closing Balance Sheet, the Seller’s Objection and the Closing Balance Sheet and all other items reasonably requested by the CPA Firm. For the purpose of the final determination of the Closing Balance Sheet, no change shall be made after the Closing with respect to the accounting records of Bank on which the Closing Balance Sheet is to be based that would prevent, obstruct or otherwise affect the procedures set forth in this Section 2.2. Each party shall have the ability, in their discretion, to submit written or oral submissions to the CPA Firm with respect to matters subject to the dispute. A copy of any such submission shall be provided to the other party to the dispute.

(e) If (i) the Closing NAV plus the Premium exceed the Estimated Closing NAV plus the Estimated Premium, Purchaser shall make an adjustment payment to Seller in the dollar amount of such excess or (ii) the Closing NAV plus the Premium is less than the Estimated Closing NAV plus the Estimated Premium, Seller shall make an adjustment payment to Purchaser in the absolute dollar value of such difference. Any payment pursuant to this Section 2.2(e) shall be made together with interest on the amount of such payment at the Applicable Rate calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Closing Date until, but not including, the date of payment. Within ten days following the date on which the Closing Balance Sheet, Closing NAV and Premium become final and binding pursuant to this Section 2.2, any payment payable pursuant to this Section 2.2(e) shall be paid by wire transfer of immediately available funds to a bank account or accounts designated by Purchaser or Seller, as the case may be, at least two Business Days prior to the expiration of such ten day period. Any payment made pursuant to this Section 2.2 shall be treated for all tax purposes as adjustments to the Purchase Price.

2.3 Distribution of Retained Assets LLC. Prior to the assignment of membership interests described in this Section 2.3, Seller shall cause Bank to organize a wholly-owned Subsidiary (“Retained Assets LLC”) and contribute to Retained Assets LLC the assets, rights, claims and causes of action set forth on Schedule 2.32 (collectively, the “Retained Assets”) and the Retained Assets Records. Seller shall also cause Retained Assets LLC to assume all liabilities set forth on Schedule 2.3 and all other liabilities relating to the Retained Assets (the “Retained Assets Liabilities”). The contribution of the Retained Assets and assumption of the Retained Assets Liabilities contemplated by this Section 2.3 is referred to herein as the “Retained Assets Contribution and Assumption.” The form of any and all transaction documentation relating to Retained Assets Contribution and Assumption shall be subject to the mutual agreement of the Seller and the Purchaser.

2.4 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated by this Agreement and the distribution to Seller of the membership interests in Retained Assets LLC shall take place at a closing (the “Closing”) to be held at the offices of Squire, Sanders & Dempsey (US) LLP, 200 South Biscayne Boulevard, Suite 4100, Miami, Florida 33131 at 10:00 a.m. (local time) (a) as of the open of business on the first Business Day of the month following satisfaction or waiver of all conditions to the obligations of the parties set forth in ARTICLE VI (other than those conditions that are by they nature to be satisfied at Closing); provided if all conditions to the obligations of the parties set forth in ARTICLE VI are satisfied or waived on a date that is within five Business Days of the end of a month, then the parties shall reasonably determine the time and place of the Closing, which shall not be later than the first Business Day of the next following month or (b) at such other time and place as Purchaser and Seller may mutually agree upon in writing (the day on which the Closing takes place is referred to herein as the “Closing Date”).

[2]	Schedule 2.3 shall include: (i) all loans graded “Special Mention,” as of September 30, 2011 (ii) all nonaccrual loans and nonaccrual tax certificates as of September 30, 2011 (iii) all performing loans and tax certificates graded “sub-standard” as of September 30, 2011, (iv) all Real Estate Owned as of September 30, 2011 and all Real Estate Owned acquired by Bank after the date hereof through foreclosure, deed in lieu or other enforcement proceeding or settlement with respect to any Retained Assets (which may include the contribution of wholly-owned single purpose entities of Bank that hold Real Estate Owned) and those certain other specifically identified parcels of real estate, (v) Bank’s interest in BABC, LLC (its factoring joint venture), (vi) all right, title and interest to all loans and tax certificates and other extensions of credit of Bank previously written off, (vii) computer software programs used by Bank and its Subsidiaries in connection with Bank’s tax certificate acquisition, investment and administrative activities and related codes, databases, models and other intellectual property, (viii) any and all judgments, claims and rights of action related to or arising out of such assets (including, without limitation, those related to loans and tax certificates and other extensions of credit previously written off). Further, in connection with the Retained Assets Contribution and Assumption, all associated escrows, contractual deposits and other rights and obligations associated with the Retained Assets as of Closing shall be transferred to Retained Assets LLC. Additionally, all loss reserves attributable to the Retained Assets as of Closing, which were $81.9 million at September 30, 2011, shall be deemed to have been contributed to Retained Assets LLC as part of the Retained Assets Contribution and Assumption. Schedule 2.3 will identify each asset and the net book value of the Retained Assets at September 30, 2011. All payments or sale proceeds (other than payments of interest) received with respect to the Retained Assets after the date hereof through the Closing Date, shall be included in the Retained Assets. For clarification purposes, the Retained Assets identified in (i), (ii), (iii) and (iv) above shall be specifically identified in Schedule 2.3, however their net book value, while identified in Schedule 2.3 as of September 31, 2011, will be subject to change based on Bank Accounting Principles applied through Closing. Further, the Retained Assets specifically identified in (i), (ii), (iii) and (iv) above shall not be added to or excluded from the Retained Assets regardless of any changes in loan, asset or balance sheet classifications for such assets after September 30, 2011 unless specifically agreed to by Purchaser and Seller prior to Closing. If an asset of the Bank should have been included on Schedule 2.3 as of September 30, 2011, then upon mutual agreement of Seller and Purchaser, Schedule 2.3 shall be updated to include such asset. In connection with the Retained Assets Contribution and Assumption, Seller shall transfer all real estate assets of Heartwood Holdings, Inc. (Bank’s REIT subsidiary) to Bank or a designated newly-formed subsidiary of Bank.

2.5 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser and with all required stock transfer taxes affixed;

(b) a certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, certifying to: (i) the charter and bylaws of Bank; (ii) resolutions of the board of directors of Seller approving the sale of the Shares and the execution, delivery and performance of this Agreement; (iii) action by shareholders of Seller holding the requisite voting power under the Charter and Applicable Law approving the sale of the Shares and the execution, delivery and performance of this Agreement; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any other certificate or document delivered by Seller in connection with this Agreement;

(c) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) have been satisfied;

(d) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that the actions described in Section 2.3 have been performed;

(e) the absolute dollar value of the Closing Date Cash Consideration, by wire transfer in immediately available funds to an account designated in writing by Purchaser no later than two (2) Business Days prior to the Closing Date if Closing Date Cash Consideration is a negative number;

(f) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, as described in Section 5.17(n);

(g) resignations, effective as of the Closing Date, of all directors and those officers of Bank designated by Purchaser prior to the Closing;

(h) Noncompetition Agreements duly executed by Alan Levan, Jack Abdo and Jarett Levan in a mutually agreeable form with terms consistent with the provisions in Section 5.14; and

(i) Documentation reasonably satisfactory to Purchaser that no severance, non-competition, or other payments have been paid, or will be due on or after the Closing Date, to the extent all or any portion of such payments would not be deductible as a result of the application of Section 280G of the Code, except as identified in Schedule 2.5(i).

2.6 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a) the Closing Date Cash Consideration, if any, by wire transfer in immediately available funds to an account designated in writing by Seller no later than two (2) Business Days prior to the Closing Date if Closing Date Cash Consideration is a positive number;

(b) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying the: (i) resolutions of the board of directors of Purchaser approving the purchase of the Shares and the execution, delivery and performance of this Agreement; and (ii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered by Purchaser in connection with this Agreement; and

(c) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.3(a) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), that:

3.1 Organization.

(a) Seller is a corporation (i) duly organized and validly existing under the laws of the State of Florida and its status is “active”, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Bank is a federal savings association (i) duly organized and validly existing under the laws of the United States and (ii) has all requisite power and authority to own and operate its properties and to carry on its business as presently conducted. True, complete and correct copies of the Charter and the Bylaws of Bank, as in effect as of the date of this Agreement, have previously been made available to the Purchaser.

3.2 Authority; Binding Nature.

(a) Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement, have been duly and validly approved by the board of directors of Seller. Subject to the foregoing and the approval of BFC Financial Corporation as contemplated by Section 6.2(e), no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes (assuming due authorization, execution and delivery by Purchaser) the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Seller and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Florida. Seller and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3 No Conflict. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of Seller, Bank or any of their respective Subsidiaries, (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Seller, Bank or any of their respective Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Material Contract of Seller, Bank or any of their respective Subsidiaries, or by which any of their respective assets or properties may be bound, or (z) result in the creation or imposition of any Lien on any of the assets of Bank or its Subsidiaries.

3.4 Consents and Approvals. Other than the Regulatory Approvals and such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of Seller or Bank is required in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby.

3.5 Regulatory Matters. Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2008 with (i) the OTS; (ii) the OCC; (iii) the FDIC; and (iv) the Federal Reserve (collectively, “Regulatory Agencies”) and have paid all applicable material fees and assessments due and payable in connection therewith. Except for the Bank Cease and Desist Order, the Seller Cease and Desist Order or as set forth on Schedule 3.5, neither of Seller nor Bank (nor any of their respective Subsidiaries) is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect, other than those of general application that apply to savings and loan holding companies or their subsidiaries generally. Except for Bank Cease and Desist Order, the Seller Cease and Desist Order or as set forth on Schedule 3.5, there is no unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or Bank.

3.6 Capitalization.

(a) The authorized capital stock of Bank consists of (i) 15,000,000 Common Shares, of which 100 Common Shares are issued and outstanding, all of which are owned by Seller and none of which are held in treasury, and (ii) 10,000,000 Preferred Shares, of which 40 shares are issued and outstanding, all of which are owned by Seller and none of which are held in Treasury. The Shares constitute all of the issued and outstanding capital stock of Bank. The Shares have been duly authorized, validly issued and are fully paid and nonassessable. None of the Shares have been issued or disposed of in violation of any preemptive rights of any Person. There are no shares of capital stock of Bank authorized or reserved for issuance.

(b) There are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating the Seller, Bank or any of their respective Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of Bank, or any securities exchangeable for or convertible into the capital stock of Bank, (ii) contractual obligations of Seller, Bank or any of their respective Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of Bank or its Subsidiaries, or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the Shares. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by the Bank and are outstanding.

(c) Seller owns good, valid and marketable title to all of the Shares both beneficially and of record, and as of the Closing Date, the Shares will be owned by Seller free and clear of all Liens.

3.7 Deposits. The deposit accounts of Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been fully paid. All interest has been properly accrued on the deposit accounts of Bank, and Bank’s records accurately reflect such accrual of interest. Except as disclosed on Schedule 3.5, the deposit accounts of Bank have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all Applicable Laws. Neither Seller nor Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Bank.

3.8 Subsidiaries.

(a) Schedule 3.8(a) sets forth a true and complete list of each Subsidiary of Bank. As of the date of this Agreement, Heartwood Holdings, Inc., a Florida corporation (“REIT”), is the only Significant Subsidiary of Bank. As of the Closing, Bank will have no Subsidiaries.

(b) Other than as set forth on Schedule 3.8(b), there are no corporations, partnerships, limited liability companies, associations or other entities in which Bank owns any equity or other interest. All outstanding shares or ownership interests of Bank’s Subsidiaries are validly issued, fully paid and nonassessable and owned by Bank free and clear of any Liens other than Permitted Liens.

3.9 Financial Information.

(a) Copies of (i) Seller’s consolidated audited financial statements including the financial information of Bank as of December 31, 2010, 2009 and 2008 and the related statements of operations and changes in stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements including the balance sheet of Bank as of September 30, 2011 and the related statements of operations and changes in stockholders’ equity and cash flows for the nine month period then ended (the “Interim Financial Statements”) and (ii) the Consolidated Reports of Condition and Income of Bank that were filed by Bank in 2011 and 2010 (such reports, the “Call Reports”) that are publicly available ((i) and (ii) collectively, the “Financial Statements”) have previously been made available to Purchaser. The balance sheet of Bank as of December 31, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet of Bank as of September 30, 2011 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b) From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article VIII, Seller will provide to Purchaser as promptly as practicable, but in no event later than the twentieth day following the end of the relevant calendar month, the monthly unaudited financial statements of Bank provided to management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

(c) Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, present fairly, in all material respects, the financial position of Seller and Bank, at their dates and the results of operations and changes in stockholders’ equity of Seller and Bank for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Interim Financial Statements have adjustments as indicated therein.

(d) Except as set forth in the Financial Statements or on any Schedules hereto, Bank is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of Bank). Bank is not currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(e) The records, systems, controls, data and information of Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom) in all material respects. Bank and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Applicable Law. Since January 1, 2011, none of Bank nor any Subsidiary thereof nor, to Seller’s Knowledge, any director, senior executive officer, or auditor independent accountant, has received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of Bank or any Subsidiary of Bank or their respective internal accounting controls, other than material weaknesses that have been remedied prior to the date of this Agreement.

(f) Bank and its Subsidiaries have (i) implemented and maintain disclosure controls and procedures to ensure that material information relating to Bank and its Subsidiaries is made known to the chief executive officer and the chief financial officer of Bank by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to Bank’s outside auditors and the audit committee of Seller’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Bank’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bank’s internal controls over financial reporting.

3.10 Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date through the date of this Agreement, except as reflected in the Interim Financial Statements, as required by the Bank Cease and Desist Order or as set forth in Schedule 3.10, Bank has operated in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change.

3.11 No Undisclosed Liabilities. From the Balance Sheet Date through the date of this Agreement, Bank and its Subsidiaries have not incurred any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement and (iii) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.12 Taxes.

(a) (i) All Tax Returns that are required to be filed on or before the Closing Date by Bank or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects; (ii) all Taxes owed by Bank and each of its Subsidiaries and due on or before the Closing Date (including any such Taxes shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no material issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by Seller to Purchaser and adequately reserved for in the Financial Statements.

(b) Schedule 3.12(b) lists all Tax Returns filed by Bank and its Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Purchaser has received correct and complete copies of all federal and state Tax Returns filed by Bank for taxable periods ended on or after December 31, 2008 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by Bank with respect to those taxable periods.

(c) There are no Liens on Bank’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable.

(d) Neither Bank nor any of its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency (with the exception of an extension until March 2012 with respect to tax years 2004 through 2009).

(e) Bank and its Subsidiaries have complied with all applicable material information reporting and withholding requirements with respect to Taxes.

(f) Except as listed on Schedule 3.12(f), neither Bank nor any of its Subsidiaries is (or has been) a party to any Income Tax allocation or sharing agreement, and is not a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was Seller).

(g) Except as listed on Schedule 3.12(g), there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Bank or any Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

(h) Neither Bank nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i) No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where Bank or any Subsidiary does not file Tax Returns that Bank (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.

(j) Since 2004, neither Bank nor any Subsidiary has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Bank and each Subsidiary have made available to Buyer copies of all Tax opinions relating to and in the audit files of Bank or the Subsidiaries.

(l) Neither Bank nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(m) Neither Bank nor any Subsidiary participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(n) Neither Bank nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). Bank and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(o) No gain recognition agreements have been entered into by either the Bank or any Subsidiary, and no private letter rulings or closing agreements have been obtained by either the Bank or any Subsidiary that will have any effect on the Tax Returns, Tax positions, or other filings of the Bank or any Subsidiary subsequent to the Closing Date.

(p) Neither Bank nor any Subsidiary is or has at any time been a personal holding company as that term has been defined from time to time in Section 542 of the Code, and neither Bank nor any Subsidiary has at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(q) Bank and each Subsidiary is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(r) Except as listed on Schedule 3.12(r), there is no agreement, contract or arrangement to which Bank or any Subsidiary is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)), or 404 of the Code.

(s) Neither Bank nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date.

(t) Bank and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. Without limiting the generality of the foregoing, Bank and each Subsidiary has established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Law, remit such unclaimed property to the applicable Governmental Authority. Bank’s and each Subsidiary’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representations.

(u) All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) Bank or any Subsidiary and (ii) any other Person that is controlled directly or indirectly by Bank or Seller (within the meaning of Section 482 of the Code) were effected on arms’-length terms and for fair market value consideration.

(v) The unpaid Taxes of Bank and each Subsidiary (a) did not, as of September 30, 2011, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bank and each Subsidiary in filing its Tax Returns. Since the date of the Interim Balance Sheet, neither Bank nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(w) REIT qualifies and has for all taxable years qualified as a real estate investment trust, as defined in Code Section 856 et. seq.

3.13 Title to Assets; Real Property.

(a) Except as set forth on Schedule 3.13(a), as of the date of this Agreement, Bank or one of its Subsidiaries has, and as of the Closing, Bank will have good and marketable title or a valid leasehold interest in, easement or right to use all of the assets and properties reflected on the Interim Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Interim Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets are in good condition, ordinary wear and tear excepted, and, in all material respects, are fit for the uses to which they are being put.

(b) Schedule 3.13(b) is a true, correct and complete list of all real property owned by Bank or one of its Subsidiaries other than “real estate owned” acquired as a result of debts previously contributed which are not used for the operations of Bank (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Property”).

(c) Schedule 3.13(c) is a true, correct and complete list of all leases pursuant to which Bank or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms. Other than as set forth on Schedule 3.13(c), there is not under any of the Leases: (i) any default by Bank or its Subsidiaries or any claim of default which with notice or lapse of time, or both, would constitute a default; or (ii) any default or claim of default against any lessor to or lessee of Bank or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Leases, and, except as set forth on Schedule 3.13(c) hereto and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. Bank has made available to Purchaser true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Schedule 3.13(c) none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither Bank nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

3.14 Litigation; Orders.

(a) Except as set forth on Schedule 3.14(a), there is no Proceeding pending or, to Seller’s Knowledge, threatened against Bank or any of its Subsidiaries, that, individually or in the aggregate, is material to Bank, or would prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b) Except for Bank Cease and Desist Order, there is no Order outstanding against Bank or any of its Subsidiaries that, individually or in the aggregate, is material to Bank and its Subsidiaries, taken as a whole, or would prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.15 Compliance.

(a) Bank and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders. Bank and each of its Subsidiaries have all material Permits of, and has made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business as presently conducted.

(b) Neither Bank nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents or (ii) to Seller’s Knowledge, any material Permit which it holds.

(c) Bank has implemented one or more formal codes of ethics, insider trading policies, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Purchaser. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

3.16 Loans.

(a) Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Bank and its Subsidiaries (collectively,

“Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by Bank or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Bank or one of its Subsidiaries and are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and (iv) is in full force and effect. For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b) Seller has previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) that are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” together with the principal amount on each such Loan and the identity of the obligor thereunder. True, correct and complete copies of the currently effective lending policies and practices of Bank and each of its Subsidiaries have been made available to Purchaser.

(c) Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, Bank’s underwriting standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program. Bank and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties in any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d) None of the agreements pursuant to which Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans since January 1, 2008 contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations.

(e) Schedule 3.16(e) sets forth a list of all Loans by Bank and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bank or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Schedule 3.16(e) has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17 Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 3.9(b), as the case may be, were and will be established in accordance with the practices and experiences of Bank and its Subsidiaries and were and will be adequate under and in accordance with the requirements of GAAP and applicable guidelines issued by the Regulatory Agencies to provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the date of such balance sheet.

3.18 Investment Portfolio. All investment securities held by Bank, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Agencies. Bank has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Bank.

3.19 Interest Rate Risk Management Instruments. Seller is not a party to any interest rate swaps, caps, floors, option agreements, derivative, hedge or other interest rate or risk management arrangements or agreements.

3.20 Intellectual Property. Schedule 3.20 sets forth, as of the date of this Agreement, a list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of Bank, as presently conducted. Bank owns or otherwise has the right to use, each such Intellectual Property Right. Except as set forth on Schedule 3.20, the conduct of the business of Bank as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person in any material respect, and no claims are pending or, to Seller’s Knowledge, threatened alleging that Bank is infringing the rights of any Person with regard to any Intellectual Property Right. To Seller’s Knowledge, as of the date of this Agreement, no Person is materially infringing, misappropriating or otherwise violating the rights of Bank with respect to any Intellectual Property Right.

3.21 Environmental Matters. Except as set forth on Schedule 3.21, (i) no notice, notification, demand, request for information, citation, summons or order has been received by Bank, no complaint has been filed against Bank, no penalty has been assessed against Bank, and no investigation, action, claim or suit is pending or, to Seller’s Knowledge, is threatened against Bank by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) Bank is in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iii) Bank is not conducting or paying for any response or corrective action under any Environmental Law at any location; and (iv) Bank is not party to any Order that imposes any obligations under any Environmental Law.

3.22 Material Contracts. Schedule 3.22 sets forth a list of all Material Contracts of Bank and its Subsidiaries as of the date hereof. Except as set forth on Schedule 3.22, neither Bank nor any of its Subsidiaries is a party to any Contract that contains (i) any noncompetition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of Bank to solicit customers in the manner in which or the localities in which, all or any portion of its business is conducted or (ii) any agreement that grants any right of first refusal or right of first offer or similar rights or that limits or purports to limit the ability of Bank to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business. All Material Contracts are valid and binding agreements of Bank or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Bank nor its Subsidiaries is in material violation or breach of or default under any Material Contract.

3.23 Employee Benefit Matters.

(a) Schedule 3.23(a) sets forth a true and complete list of each material Employee Benefit Plan. Only employees and former employees of Bank (and their eligible dependents) participate in the Employee Benefit Plans, except for employees and former employees (and their dependents) of Persons listed on Schedule 3.23(a). Within five (5) Business Days of the date of this Agreement, Seller shall provide a list of the names of the Employee Benefit Plans in which each such person participates and the participants therein. Bank has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.

(b) With respect to each material Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Purchaser: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such material Employee Benefit Plan and, in the case of any material Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) all correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c) Except as set forth in Schedule 3.23(c), each Employee Benefit Plan: (i) has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA and the Code; (ii) no Proceedings are pending, or to Seller’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any material Employee Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d) With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which Bank is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to Seller’s Knowledge, has revocation been threatened.

(e) All contributions (including, without limitation, all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from Bank and any Affiliate under or in connection with the terms of each Employee Benefit Plan have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code.

(f) Each Employee Benefit Plan may be amended, terminated or otherwise modified by Bank in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to Bank, other than (i) providing COBRA benefits to qualified beneficiaries of any Employee Benefit Plan that is a group health plan and (ii) funding the Retirement Plan for Employees of BankAtlantic as required by Law. No communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of Bank to so amend, terminate or otherwise modify such Employee Benefit Plan. Neither Bank nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth in Schedule 3.23(f), each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a person or entity, other than Bank or the trustee of such plan.

(g) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is or will be subject to the penalties or Section 409A(a)(1) of the Code. Neither Bank nor any

Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any tax imposed under Section 409A of the Code.

(h) No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i) Except as set forth in Schedule 3.23(i) and Schedule 5.7(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of Bank or any Subsidiary; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, neither Bank nor any Subsidiary has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.

(j) Except as set forth in Schedule 3.23(j), neither Bank nor any Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. Bank has at all times complied with COBRA, and has maintained adequate records to evidence such compliance.

(k) Except for the Pension Plan, no Employee Benefit Plan is, and neither Bank nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and either Bank nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. Except as set forth in Schedule 3.23(k), none of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). Except as set forth in Schedule 3.23(k), no Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither Bank nor any Affiliate has ever contributed to or had an obligation to contribute to any such plan. With respect to the Pension Plan, (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or ERISA Section 302, whether or not waived; and (ii) except as described in Schedule 3.23(k), (A) the fair market value of the assets of the Pension Plan equals or exceeds the actuarial present value of accrued benefits under the Pension Plan on a termination basis, (B) no reportable event within the meaning of ERISA Section 4043(c) has occurred, (C) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Bank or any Affiliate, and (E) the PBGC has not instituted proceedings to terminate the Pension Plan and, to Seller’s Knowledge, no condition exist that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, the Pension Plan.

(l) Schedule 3.23(l) and Schedule 5.7(h) set forth a complete list of all severance and termination benefits with respect to which Bank has or will have any liability, under any Employee Benefit Plan or other severance agreement, program, practice, or arrangement.

(m) The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis) of the benefits under any Employee Benefit Plan.

(n) No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(o) Except as set forth in Schedule 3.23(o), neither the Pension Plan nor the 401(k) Plan is funded with or allows for payments, investments, or distributions in any employer security of Bank or any Affiliate (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(p) Except as set forth in Schedule 3.23(p), no reportable event within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan, and neither Bank nor any Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(q) No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Section 419 or 419A.

3.24 Labor Relations (Employment Matters).

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Seller’s Knowledge, threatened against or affecting Bank. Bank is not a party to any material collective bargaining agreements or similar labor agreements. Bank is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. Bank has not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to Bank and, to Seller’s Knowledge, no such investigation is in progress.

(b) Since the Balance Sheet Date, Bank has not effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of Bank or its Subsidiaries.

(c) Except as set forth on Schedule 3.24, Bank is not a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

3.25 Related Party Transactions. Except as set forth on Schedule 3.25 and normal reimbursements for business expenses made in the ordinary course of business, neither Bank nor its Subsidiaries is a party to any Contract or depository relationship with any Related Party or in which (to Seller’s Knowledge) any Related Party has a material interest.

3.26 Insurance. Each of Bank and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of Bank reasonably has determined to be prudent with respect to their businesses, properties and assets. Schedule 3.26 sets forth a list of all insurance policies maintained with respect to the business and assets of Bank and its Subsidiaries. All insurance policies with respect to the business and assets of Bank are in full force and effect, all premiums due and payable thereon have been paid, Bank and its Affiliates have not received notice to the effect that any of them are in material default under any such insurance policy, and all claims have been filed in a timely fashion. There is no material claim pending under any such policies with a respect to Bank or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27 Brokers. Except for Sandler O’Neil + Partners L.P. and Cantor Fitzgerald & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or Bank.

3.28 Sufficiency of Assets. Except for the Retained Assets and Retained Assets Liabilities and as otherwise set forth in Schedule 3.28, Bank and its Subsidiaries own or have the right to use, and after the consummation of the transactions contemplated hereby, will continue to own or have the right to use, all of the tangible assets, liabilities, rights and properties necessary to conduct the business of Bank, in all material respects in the same manner and on the same terms as currently conducted.

3.29 Solvency.

(a) Seller is not insolvent and will not be rendered insolvent by the transactions contemplated hereunder. As used in this Section 3.29, “insolvent” means that sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Seller will be able to pay its liabilities as they become due in the ordinary course of business; (ii) Seller will not have unreasonably small capital with which to conduct its business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the reasonably probable amount of such judgments in any such actions and in the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.30 No Intent to Defraud. Seller has not entered into the transactions contemplated by this Agreement with any intent to hinder, delay or defraud any creditor or any other Person.

3.31 Disclosure. No representation or warranty by Seller or Bank contained in this Agreement (including the Disclosure Schedules hereto) or in the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof, and no statement, certificate or other information furnished by Seller by or on behalf of Bank pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which there statements were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), as follows:

4.1 Organization. Purchaser is a corporation (i) duly organized, validly existing and in good standing under the Laws of North Carolina (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Purchaser is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.2 Authority; Binding Nature. Purchaser has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, constitutes (in each case assuming due authorization, execution and delivery by Seller) the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3 No Conflict. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not (a) conflict with, or result in a breach of or default under, any terms or conditions of Purchaser’s Charter Documents, or (b) conflict with or violate any Applicable Law as to Purchaser.

4.4 Consents and Approvals. Other than the Regulatory Approvals, no consents, approvals, authorizations or other actions by, or filing with or notifications with, or notifications to, any Person or any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement by Purchaser, except for such consents, approvals, authorizations or other actions, or filings or notifications, the failure of which to be obtained would not have a material adverse effect upon the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.5 Regulatory Matters. Purchaser has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2010 with any Regulatory Agency, and has paid all applicable material fees and assessments due and payable in connection therewith, except where the failure to do so would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated hereby. To Purchaser’s Knowledge, no Regulatory Agency or other Governmental Authority has initiated or has pending any formal enforcement action regarding the business, disclosures or operations of Purchaser that could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated hereby. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Purchaser except where such adverse determination would not reasonably be expected to have a material adverse effect upon the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement. Purchaser is not aware of any reason why it would not receive all required Regulatory Approvals on a timely basis and without the imposition of any conditions having the effects described in the proviso to Section 5.2(a)(i).

4.6 Litigation.

(a) There is no Proceeding pending or, to Purchaser’s Knowledge, threatened against Purchaser, or any of its Subsidiaries, which, if determined adversely, would reasonably be expected to have a material adverse effect upon the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b) There is no Order outstanding against Purchaser or any of its Subsidiaries, or its businesses that would reasonably be expected to have a material adverse effect upon the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.7 Sufficient Funds. Purchaser has, as of the date hereof, and will have at the Closing Date, sufficient cash on hand or other sources of immediately available funds to enable Purchaser to timely pay the Cash Consideration, contribute sufficient funds or other assets to Bank to adequately capitalize Bank immediately after the Closing and consummate the transactions contemplated by this Agreement.

4.8 Brokers. Except for Deutsche Bank Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Subsidiaries or any of their respective directors, officers or employees, for which Seller may become liable.

4.9 No other Representations. Except for the representations and warranties set forth in ARTICLE III, Purchaser hereby acknowledges and agrees that neither Seller, nor Bank, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Seller or Bank or their respective Subsidiaries, businesses or operations.

4.10 Disclosure. No representation or warranty by Purchaser contained in this Agreement (including the Disclosure Schedules hereto) or in the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof, and no statement, certificate or other information furnished by Purchaser pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which there statements were made, not misleading.

ARTICLE V

COVENANTS

5.1 Conduct of Business by Bank.

(a) During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement (including as contemplated by Section 2.3 to effect the distribution of Retained Assets, LLC), (B) as set forth on Schedule 5.1(a), (C) as required by the Bank Cease and Desist Order or the Seller Cease and Desist Order or (D) with the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall cause Bank and each of its Subsidiaries to (x) maintain its existence under Applicable Law, (y) conduct its business and operations in all material respects in the ordinary and usual course of business and in a manner consistent with prior practice, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, Seller covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement (including as contemplated by Section 2.3 to effect the distribution of Retained Assets, LLC), or required by a Governmental Authority, Applicable Law or the Bank Cease and Desist Order or the Seller Cease and Desist Order, or as set forth in Schedule 5.1(a), Bank shall not, and shall cause its Subsidiaries not to, and Seller shall cause Bank and Bank’s Subsidiaries not to, directly or indirectly:

(i) amend its Charter Documents;

(ii) except for the transfer of the membership interests of Retained Assets LLC to Seller, adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to Bank or another wholly-owned Subsidiary of Bank), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(iii) purchase or otherwise acquire an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof (other than as a result of the foreclosure of a security interest), if the aggregate amount of the consideration paid or transferred by Bank or its Subsidiaries in connection with all such transactions would exceed $500,000, or merge or consolidate with any Person;

(iv) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, other than (A) as contemplated by this Agreement (including, as contemplated by the Retained Assets Contribution and Assumption) (B) sales, transfers or other dispositions of assets in the ordinary course of business, (C) renewals or terminations of Leases, in each case, in the ordinary course of business, (D) sales, transfers or other dispositions of obsolete or written off assets, (E) sales, transfers or other dispositions of the Retained Assets and (F) as set forth on Schedule 5.1(a)(iv);

(v) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than Indebtedness incurred in the ordinary course of business (it being understood that incurring Indebtedness in the ordinary course of business includes the creation of deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances, borrowings from the Federal Reserve and entering into repurchase agreements);

(vi) make any capital contributions to, or investments in, any Person other than a Subsidiary;

(vii) commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case made or pending against Bank, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (A) is for an amount not to exceed $500,000 in excess of accruals therefor reflected in the Interim Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (B) reasonably would not be expected to prohibit or materially restrict Bank from operating its business in the ordinary course;

(viii) make any material change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(ix) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former officers, employees or directors of Bank or any of its Subsidiaries, other than (A) nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) required under any Employee Benefit Plan or (C) in connection with the negotiation of any collective bargaining agreement with a union representing or proposing to represent the employees of Bank;

(x) make or change any material Tax election, settle or compromise any material Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement, file any amended Tax Return that differs materially from the prior Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xi) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii) enter into any new line of business;

(xiii) file any application to establish, or to relocate or terminate the operations of, any banking office of Bank;

(xiv) enter into, renew or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $500,000 and which is terminable on 60 days or less notice without payment of any termination fee or penalty;

(xv) make any investment in securities, except securities with a remaining maturity of less than 36 months issued by the United States of America or any of its agencies;

(xvi) agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions described in this Section 5.1(a);

(xvii) adopt a plan of complete or partial liquidation or dissolution;

(xviii) except for existing Loans issued prior to the date of this Agreement that have not yet expired, make any new (A) commercial real estate loan in an original principal amount in excess of $5,000,000 or (B) residential loan originated for retention in the loan portfolio in an original principal amount in excess of $1,000,000, in each case in accordance with normal Bank practices; provided, however, to the extent permitted by the Bank Cease and Desist Order, the foregoing shall not prohibit or restrict Bank from making a new Loan to facilitate the sale of REO of an original principal amount in excess of $5,000,000 to the extent such Loan is financed exclusively from and is included in the Retained Assets or renewals, extensions or modifications of existing commercial real estate loans; and

(xix) purchase or otherwise acquire any material assets or incur any material Liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1(a).

5.2 Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Seller and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided that nothing herein shall be deemed to require a party to take any action, or commit to take any action, in connection with obtaining such Regulatory Approvals, waivers, exemptions, consents or qualifications if the taking of such action is likely to result in a condition or restriction that would reasonably be expected to have a material adverse effect on the business, financial condition or results or operations of such party; (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Purchaser and Seller shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.

(c) The parties shall advise within twenty-four hours of receipt each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.3 Access; Integration of Data Processing; Confidentiality.

(a) In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of Bank, subject to Section 5.5 and Applicable Laws relating to confidentiality and the exchange of information, Seller shall, and shall cause Bank to, permit Purchaser and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice and during customary business hours throughout the period before the Closing Date, at Purchaser’s sole expense, to Bank’s books, papers and records relating to the assets, properties, operations, obligations and liabilities (other than minutes that discuss any of the transactions contemplated by this Agreement, any proposals to acquire the Seller or Bank which were made prior to the date of the Agreement or any other subject matter Seller reasonably determines should be treated as confidential) in which Purchaser may have a reasonable interest; provided, however, that neither Seller nor Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements. Purchaser shall use commercially reasonable efforts to minimize any interference with Bank’s regular business operations during any such access to Bank’s property, books and records.

(b) At the request of Purchaser, during the period from the date of this Agreement to the Closing, Seller shall, and shall cause Bank and their respective officers and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Purchaser in connection with preparation for an electronic and systematic conversion of all applicable data regarding Bank to Purchaser’s system of electronic data processing; provided, however, that no such conversion shall occur until the Closing. Purchaser shall be responsible for reasonable and agreed upon costs incurred by Seller, including all fees to third parties, in connection with any such efforts.

(c) Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.3(c) shall nonetheless continue in full force and effect.

(d) From and after the Closing Date, Seller shall permit Purchaser and its officers, employees, counsel, accountants and other authorized representatives, and Purchaser shall, and shall cause Bank to, permit Seller and its officers, employees, counsel, accountants and other authorized representatives, reasonable access to any and all material, information, records and other documents in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any Proceeding involving the party requesting access to such documents, (iv) Tax purposes and (v) the Retained Assets, subject to confidentiality requirements. Seller shall use reasonable efforts to minimize disruption or interference with regular business operations of Purchaser and Bank. All material, information, records and other documents, whether held by Purchaser, Bank or Seller, shall be maintained for such periods as are required by Law, unless the parties shall agree in writing to a longer period. Between the date hereof and the Closing Date, the parties shall use commercially reasonable efforts to agree to policies and procedures to be followed by each party in connection with any request by Seller, following the Closing Date, for Purchaser and Bank to provide Seller with any information which may be requested hereunder.

5.4 Notification. Seller and Purchaser shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party in writing (a) if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.5 Public Announcements. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.6 No Control of Bank. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Bank prior to the Closing Date.

5.7 Employee Benefit Matters.

(a) As of the Closing Date, Purchaser shall provide or cause its Affiliates to provide to each employee of Bank who continues employment with Bank following the Closing Date (a “Continuing Employee”) (i) base wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that, are substantially comparable, in the aggregate, to the salaries or base wages, as applicable, and the Employee Benefit Plans of the Bank provided to such Continuing Employee immediately prior to the Closing Date (but in no event greater than the employee benefits provided to Purchaser’s similarly situated employees).

(b) Seller shall ensure that as of immediately prior to the Closing Date, each employee or other service provider of Seller and its Affiliates who provides services to the business of Bank is employed by Bank and that no other individual is employed by Bank. Only employees (and their dependents) shall be participants in the Employee Benefit Plans sponsored by Bank.

(c) Purchaser shall provide, or cause its Affiliates to provide, each Continuing Employee who is terminated without cause by Purchaser or its Affiliates during the one (1) year period immediately following the Closing Date with severance benefits under General Separation Policy of BankAtlantic; provided, however, that for purposes of determining Years of Service under said plan, such a Continuing Employee shall be credited with (i) the service with which he or she was credited for severance plan purposes with Seller and its Affiliates as of the Closing Date, plus (ii) his or her service with Purchaser and its Affiliates after the Closing Date; provided, however, that such benefit payments may be conditioned on execution of a release of claims in a form satisfactory to Purchaser.

(d) With respect to any employee benefit plan of Purchaser or Purchaser’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing Date (a “Purchaser Plan”),

Purchaser shall (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such Purchaser Plan to the extent they were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Purchaser Plan) under each Purchaser Plan in which such Continuing Employee becomes or may become a participant for service with Bank (or any predecessor to Bank and its Affiliates), solely to the extent such service was credited under the Employee Benefit Plans. As of the Closing Date, Purchaser shall credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.23 as of the Closing Date. With respect to each Purchaser Plan that is a health plan in which Continuing Employees participate after Closing, Purchaser shall (i) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan; and (ii) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Purchaser Plan.

(e) Purchaser and Seller acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of Purchaser and Seller and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or Purchaser Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Purchaser or Seller or their respective Affiliates, or any dependent or beneficiary thereof or (iii) otherwise obligate Purchaser or any of its Affiliates to maintain any particular Purchaser Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. Purchaser and Seller further acknowledge and agree that Seller shall cause Bank and Subsidiaries to provide to Purchaser all employee books and records relating to Continuing Employees no later than the Closing Date.

(f) Seller shall, at its expense, cause Bank to terminate the 401(k) Plan immediately prior to the Closing by resolution adopted by the board of directors of Bank, on terms acceptable to Purchaser, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and Seller shall cause Bank to notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. Purchaser will permit rollover of 401(k) plan assets by Continuing Employees in cash and with respect to loans, in kind, to a Purchaser’s defined contribution retirement plan with a 401(k) feature.

(g) Notwithstanding anything to the contrary provided herein, Seller shall (i) provide COBRA benefits with respect to all qualified beneficiaries, other than the Continuing Employees, under any Employee Benefit Plan that is a group health plan; (ii) be liable for and pay all severance obligations and benefits under any Employee Benefit Plan to any eligible individual, other than a Continuing Employee; and (iii) comply with all obligations and pay all benefits, costs and expenses with respect to all individuals, other than the Continuing Employees, under all Employee Benefit Plans.

(h) At the Closing, Seller shall assume and be responsible for the payment of the obligations of the Bank or any Affiliate to pay to the individuals listed on Schedule 5.7(h) hereto the amounts set forth opposite their names on such schedule. Seller shall make all applicable Tax withholdings and file all forms reporting such payments to the appropriate Governmental Authority. Such payments made by Seller shall comply with Section 409A of the Code. Purchase shall reimburse Seller for all amounts paid pursuant Schedule 5.7(h), without duplication for any amount credited to Seller on the Closing Balance Sheet pursuant to the Bank Accounting Principles or otherwise.

5.8 No Solicitation of Transaction.

(a) From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VIII, Seller shall not, and shall not authorize, directly or indirectly, any of its officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors or other representatives to, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) approve, negotiate, endorse or recommend any Acquisition Proposal, or (iii) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, Seller shall, and shall direct its officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors and other representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.8 shall preclude Seller or its representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Purchaser and Bank shall maintain in effect for six (6) years following the Closing Date, directors’ and officers’ liability insurance tail coverage on similar terms as the policies maintained by or for the benefit of Bank and its past and present directors and officers (provided, that Purchaser and Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to or at the Closing Date, including the transactions contemplated by this Agreement; provided, however, that in no event shall Purchaser and Bank be required to expend in the aggregate pursuant to this Section 5.9 more than 200% of the annual cost currently expended by or on behalf of Bank and its past and present directors and officers with respect to such tail insurance coverage (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser and Bank shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount.

(b) From and after the Closing Date, Seller shall indemnify and hold harmless (and promptly advance expenses to) each Person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Closing Date, an officer or director of Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any Proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Bank or a Subsidiary, regardless of whether such Claim is asserted or claimed before or after the Closing Date, to the fullest extent permitted under the Seller’s Charter or Bylaws or Applicable Law. Seller shall promptly pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by Applicable Law. Seller shall fulfill in all respects all indemnification commitments and obligations of Bank and its Subsidiaries between Bank or any of its Subsidiaries, on the one hand, and any Indemnified Party, on the other hand.

(c) Seller shall promptly pay all expenses (including attorneys’ fees) that may be reasonably incurred by an Indemnified Party in enforcing the indemnity and other obligations of under this Section 5.9; provided, however, that Seller shall not be required to pay such expenses contemplated and shall be entitled to repayment of any advance payments of such expenses from an Indemnified Party if it is determined in a final, nonappealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnity under this Section 5.9.

(d) In the event that Seller or its successors or assigns, to the extent not assumed by operation of Applicable Law, transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Seller shall assume the obligations set forth in this Section 5.9.

(e) The obligations of Seller provided under this Section 5.9 are intended to be enforceable against Seller directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Seller.

5.10 Capitalization of Bank. After the Closing Date, Purchaser shall contribute assets to Bank or merge, consolidate or combine Bank with an insured depository institution Subsidiary of Purchaser so that in either case Bank has sufficient capital to meet the applicable capital adequacy requirements of any such Regulatory Agency.

5.11 Efforts to Consummate; Further Assurances.

(a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) From and after the Closing, consistent with the terms and conditions hereof, Seller and Purchaser shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause their Affiliates to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and to take such other actions as a party may reasonably require in order to effect the transactions contemplated hereby, including, without limitation, the Retained Assets Contribution and Assumption. Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Applicable Law with respect to the transactions contemplated hereby.

(c) On and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense all mail and other communications properly addressable or deliverable to the other as a consequence of the transactions contemplated by this Agreement, including the purchase and sale of the Shares and the Retained Assets Contribution and Assumption; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward to Purchaser any mail, communications or other material relating to the business and operations of Bank (other than those items which relate to the Retained Assets and Retained Assets Liabilities) and Purchaser shall promptly forward to Seller any mail communication or other material relating to the Retained Assets or Retained Assets Liabilities which are delivered to Bank or Purchaser. In addition, any payments received by Purchaser or Bank, which relate to the Retained Assets shall promptly be paid to Seller after Purchaser’s or Bank’s receipt thereof.

(d) Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

5.12 BankAtlantic Foundation and South Florida Alliance. BankAtlantic Foundation and the South Florida Alliance are each independent corporations under Section 501(c)(3) of the Code, are not subsidiaries of Bank and shall not be transferred or affected by the purchase and sale of the Shares or consummation of the other transactions contemplated by this Agreement. However, as soon as practicable after the Closing, Seller shall cause BankAtlantic Foundation to change its name so as to exclude the word “BankAtlantic.”

5.13 Lease of Headquarters Premises. At the request of Seller, Purchaser and Seller shall engage in good faith negotiations with respect to a lease agreement effective as of the Closing providing for Purchaser’s or Bank’s lease to Seller of that portion of the premises at Bank’s headquarters at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33304 to be mutually agreed by Purchaser and Seller.

5.14 Limitation on Seller Activities; BankAtlantic Name.

(a) For a period of three (3) years following the Closing Date, in the State of Florida, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate or engage in, or participate in the ownership, management or operation of or engagement in any business soliciting or accepting deposits, in the context of operating a branch banking business serving the mass retail and small commercial banking markets of the type conducted by Bank and its Subsidiaries as of the date hereof; provided, however, that nothing in this Section 5.14(a) shall prohibit Seller or its Affiliates from engaging in any of the following activities: (i) specialty finance, (ii) origination or purchase of commercial loans (including commercial real estate loans with respect to the acquisition, development and/or construction of residential land or residential properties, and commercial land and commercial properties) or renewing, modifying, increasing, extending, refinancing, making protective advances with respect to or otherwise dealing with any Loans which comprise the Retained Assets; (iii) servicing (including collection and foreclosure activities with respect to) commercial loans; or (iv) engaging in tax certificate acquisition and investment activities; provided, further, that the record or beneficial ownership of five percent (5%) or less of the outstanding capital stock of any Person shall not be deemed a violation of this Section 5.14(a).

(b) During the period beginning on the Closing Date and ending on the date that is 18 months after the Closing Date, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or employ any Continuing Employee; provided, however, that nothing herein shall be deemed to prohibit Seller or its Affiliates from conducting any general solicitation or general recruitment effort conducted by a third party and not targeted at any such Continuing Employee or prohibit the solicitation or employment of any Continuing Employee that (1) was terminated by Purchaser or any of its Affiliates, or (2) voluntarily resigned from the employ of Purchaser or any of its Affiliates and has not been employed by Purchaser or any of its Affiliates for at least six months prior to the date of such employment, except administrative support staff who voluntarily resign shall be immediately eligible for hire by Seller or its Affiliates.

(c) At the Closing Date, Seller shall change its name and the name of any of its Subsidiaries, if applicable, to remove and omit any reference to the term “BankAtlantic,” and the “BankAtlantic” name shall be owned and used exclusively by Bank and Purchaser.

5.15 Memorabilia. Between the date of this Agreement and the Closing Date, Seller may designate memorabilia owned by Bank that contains the name “BankAtlantic” that may be included in the Retained Assets provided that such items of memorabilia is not required for the operations of Bank in the ordinary course post-Closing.

5.16 [Intentionally Blank]

5.17 Tax Matters.

(a) Tax Indemnification.

(i) Seller shall be liable for and indemnify Purchaser and its Affiliates (including, after the Closing Date, Bank and its Subsidiaries) for any Excluded Taxes in excess of the amount(s) reserved therefor on the Closing Balance Sheet, and, without duplication, Seller shall include the income of Bank and its Subsidiaries on Seller’s consolidated federal income Tax Returns and state combined or unitary Tax Returns for all Pre-Closing Tax Periods in a manner consistent with past practice and pay any Tax attributable to such income (after taking into account the use of any net operating losses, Tax credits or other available Tax attributes arising in a Pre-Closing Tax Period). Except to the extent treated as an asset on the Interim Balance Sheet, Seller shall be entitled to any refund of Taxes of Bank or any of its Subsidiaries received for any Pre-Closing Tax Period (other than any refund, credit or offset of Taxes attributable to, or resulting from, a carryback of any item arising in a Post-Closing Tax Period, or in the case of a refund, credit or offset for a Tax period beginning prior to the

Closing Date and ending after the Closing Date ( a “Straddle Period”), the use of such item arising in a Post-Closing Tax Period). Purchaser shall be entitled to the amount of any other refund, credit, offset or other Tax benefit of Bank or any of its Subsidiaries.

(ii) Upon Seller’s request, Purchaser shall cause Bank to promptly (and in any event within fifteen (15) days of such request) furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its Tax Return filing obligations under clause (i).

(b) Post-Closing Obligations of Purchaser. Purchaser shall indemnify Seller against any additional Tax owed by Bank or any of its Subsidiaries resulting from any transaction engaged in by Bank or any of its Subsidiaries occurring on the Closing Date after the Closing other than in the ordinary course of business.

(c) Without the prior written consent of Seller (which consent shall not be unreasonably withheld), Purchaser shall not, and shall not cause or permit Bank or any of its Subsidiaries to (A) amend any Tax Return filed with respect to any Pre-Closing Tax Period, or (B) make any Tax Election that would have retroactive effect to any Pre-Closing Tax Period, in each case to the extent such amendment or election could give rise to an indemnity payment by Seller for a Pre-Closing Tax Period under this Agreement.

(d) Indemnification Payments. Payment in full of any amount due under Sections 5.17(a) and (b) shall be made to the indemnified party in immediately available funds no later than the later of (i) ten (10) days after the indemnified party makes written demand on the indemnifying party and (ii) ten (10) days prior to the date on which the underlying amount is required to be paid by the indemnified party.

(e) Mutual Assistance and Cooperation. After the Closing, Seller and Purchaser shall:

(i) assist (and cause their respective Affiliates to assist) the other parties in preparing any Tax Returns of Bank and its Subsidiaries;

(ii) cooperate fully in preparing for any audit of, or dispute with, any taxing authority regarding, any Tax Return of Bank or any of its Subsidiaries;

(iii) make available to the other parties and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of Bank or its Subsidiaries;

(iv) provide timely notice to the other parties in writing of any pending or threatened tax audit or assessment of Bank or its Subsidiaries for Taxes for which the other party may have a liability; and

(v) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to Bank or any of its Subsidiaries for Taxes for which the other parties may have a liability.

(f) Contest Provisions.

(i) With respect to any Tax Proceeding involving a Tax Return in which Bank or any Subsidiary has been included in a consolidated or combined return with Seller in any Tax audit or administrative or court Proceeding relating to Taxes of Bank and any Subsidiary for any taxable year ending before the Closing Date, Seller shall have the right to represent Bank’s interests in connection with any tax contest relating to taxable years or periods ending on or before the Closing Date and to employ counsel of its choice at its expense, provided, that Seller shall have first notified Purchaser in writing (A) of its intention to do so; (B) of the identity of counsel, if any, chosen by Seller in connection therewith; and (C) that Seller shall be liable for any reasonable expenses, including reasonable fees for outside attorneys and other outside consultants incurred in connection with any tax contest; provided, further, that with respect to any Tax Proceeding described in this

Section 5.17(f)(i), Seller shall (A) keep Purchaser reasonably informed with respect to such tax contest, and (B) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser shall have the right to participate, at Purchaser’s expense, in any such Tax Proceeding in connection with any proceeding involving Bank or any Subsidiary.

(ii) Except as provided in Section 5.17(f)(i), Purchaser shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court Proceeding relating to Taxes of Bank and any Subsidiary for any taxable year ending before the Closing Date, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Seller has indemnified Purchaser (i) Purchaser, Company, and the Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (ii) Purchaser shall be entitled to be reimbursed by Seller for its reasonable internal and external costs relating to such audit, (iii) the Seller shall have the right (but not the obligation) to participate in such audit or proceeding at the Seller’s expense, (iv) Purchaser shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Seller, which consent shall not unreasonably be withheld, and (v) Purchaser may, without the written consent of Seller, enter into such an agreement, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

(iii) In the case of a Tax Proceeding for a Straddle Period of Bank or any of its Subsidiaries, Purchaser shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding, and (iii) Seller shall be entitled to participate in such Tax Proceeding, at its own expense.

(g) Filing of Tax Returns.

(i) Seller shall timely prepare and file or shall cause to be timely prepared and filed any Tax Return of Bank or any of its Subsidiaries for any taxable period that ends on or before the Closing Date, provided that Seller shall prepare and file such Tax Returns in a manner consistent with the past practice of Bank or its Subsidiaries, as the case may be, unless otherwise required by Applicable Law. Purchaser agrees to cooperate (to the extent legally permitted) with Seller with respect to the filing of any such Tax Return provided that, if Purchaser and Seller do not agree as to the proper reporting of any item on a Tax Return where Purchaser’s cooperation is required, Purchaser and Seller agree to refer such matter to a mutually-acceptable public accounting firm and the decision of such firm with respect to the proper reporting of such item shall be binding on all parties. The costs of any such firm shall be split equally between Seller and Purchaser.

(ii) Purchaser shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 5.17(g)(i), and subject to Section 5.17(g)(iii), be responsible for the preparation and filing of all Tax Returns with respect to Bank and its Subsidiaries.

(iii) For any Tax Return of Bank or any of its Subsidiaries with respect to a Straddle Period, Purchaser shall (A) prepare and file such Tax Returns in a manner consistent with the past practice of Bank or its Subsidiaries, as the case may be, unless otherwise required by Applicable Law, (B) deliver to Seller for its review and comment a copy of such proposed Tax Return at least thirty (30) days (to the extent practicable), but in no event less than twenty (20) days prior to the due date (giving effect to any validly obtained extension) thereof, and (C) to the extent of any remaining disagreement between Purchaser and Seller, Purchaser and Seller agree to refer such matter to a mutually-acceptable public accounting firm and the decision of such firm with respect to the proper reporting of such item shall be binding on all parties. The costs of any such firm shall be split equally between Seller and Purchaser.

(h) Transfer Taxes. Seller shall be liable for any transfer, stamp, documentary, registration, sales, use tax and other such Taxes and any conveyance fee, recording charge and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transfers effected pursuant to this Agreement.

(i) Tax-Sharing Agreements. Any tax-sharing agreement between Seller and any of Bank and its Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year), with the exception of the receivable of approximately $1,099,030 arising from the current Federal Income Tax refund application shall be paid to Bank promptly upon receipt by Seller. As of the Closing Date, Bank and its Subsidiaries shall have no further liability or claim under such tax-sharing agreement(s). The foregoing notwithstanding, after the Closing Date, Seller shall pay to Bank any remaining amount that would be due pursuant to any tax sharing agreement in effect immediately prior to the Closing Date among the Affiliates of the Seller if such agreement were still in effect, to Bank or any of its Subsidiaries for net operating losses of Bank and its Subsidiaries included on the Interim Balance Sheet and utilized on Seller’s combined, unitary or consolidated income Tax Return (other than amounts that would be due among Bank and its Subsidiaries). To the extent that Seller or any other member of its consolidated group has paid to Bank or a Bank Subsidiary an amount for the use of a Bank or Bank Subsidiary’s net operating loss that is later determined not to have been utilized by Seller or another member of its consolidated group (other than Bank or a Bank Subsidiary), Purchaser or Bank shall return to Seller the full amount paid for the unused net operating loss. For the avoidance of doubt, the Bank and the Subsidiaries shall have no liability after the Closing Date pursuant to Section 12 of the Agreement to Allocate Consolidated Income Tax Liabilities and Benefits, dated January 1, 2002, between, inter alia, the Seller and the Bank.

(j) Section 338(h)(10) Election.

(i) Unless Purchaser gives written notice at least five (5) days prior to the Closing that it does not intend to make an election, the Seller and the Purchaser shall jointly make an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign Tax Law (collectively, the “Section 338(h)(10) Elections”) in accordance with and to the extent permitted under applicable Tax Laws and as set forth herein and shall timely execute Forms 8023 and such other forms as may be necessary to effect such Section 338(h)(10) Elections (the “Section 338 Forms”).

(ii) The Purchaser and the Seller shall be jointly responsible for the preparation and filing of all Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. The Seller and Purchaser shall execute and deliver to one another such documents or forms as are reasonably requested and are required by any Tax Laws properly to complete the Section 338 Forms. Purchaser agrees that it will provide a Form 8023 suitable for execution to the Seller at least five (5) business days prior to the Closing Date, and Seller agrees that an executed Form 8023 will be provided to Purchaser on or before the Closing Date.

(iii) At least ten (10) days prior to the date on which the Purchaser’s federal income Tax Return including the Closing Date is due, Purchaser shall deliver to the Seller completed copies of IRS Form 8883 and required schedules thereto. Purchaser shall act in good faith to determine the amount of the aggregate deemed sales price (“ADSP”) (within the meaning of Treas. Reg. §1.338(h)(10)-1(d)(3) and §1.338-4 and the proper allocations (the “Allocations”) of the ADSP among the assets of Bank and the Subsidiary in accordance with Treas. Reg. §1.338(h)(10)-1(d)(3), §1.338-6, and §1.338-7. The allocation of the Purchase Price among the assets of Bank and the Subsidiary shall be made by Purchaser in accordance with Code Section 338 and Treasury Regulations thereunder and any comparable provisions of state or local income Tax Law. Purchaser and Seller will, subject to the requirements of any applicable Tax Law or election, file all Tax Returns and reports consistent with the 338 Forms.

(iv) The Seller and the Purchaser agree that, except as required by a final determination with any Tax authority, they will report the transfers under this Agreement consistent with the Section 338(h)(10)

Elections and will not take, or cause to be taken, any action in connection with the filing of any Tax Return on behalf of the Seller and Purchaser or their affiliates or otherwise that would be inconsistent with or prejudice the Section 338(h)(10) Elections or this Section 5.17(j), and they will take all steps necessary to obtain comparable treatment, where applicable, for state income Tax purposes.

(k) Coordination; Survival. Notwithstanding anything in this Agreement to the contrary, the procedures with respect to Tax matters shall be governed exclusively by this Section 5.17 (and not by any provision of Article VII). The covenants and indemnification provisions of this Section 5.17 and the representations and warranties contained in Section 3.12 shall survive until the expiration of the relevant statutes of limitations plus an additional thirty (30) days; provided that the representations and warranties contained in Section 3.12 regarding net operating losses shall survive until the tenth anniversary of the Closing Date.

(l) Taxes of Other Persons. Seller agrees to indemnify Bank and its Subsidiaries from any liability under Treas. Reg. §1.1502-6 with respect to the liability for Taxes of any Person other than Bank or its Subsidiaries.

(m) Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any Proceeding relating to any Tax matter. Purchaser and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax Proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.17. Any Tax audit or other Tax Proceeding shall be deemed to be a Third-Person Claim subject to the procedures set forth in ARTICLE VII of this Agreement.

(n) Delivery of Certificate. At the Closing, Seller shall deliver a certificate that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3), duly executed by an officer of Bank, confirming that Bank is not and has never been a United States real property holding corporation.

5.18 Seller Trust Preferred Securities. Seller will (i) immediately prior to the Closing deposit in escrow or make other provisions reasonably satisfactory to Purchaser for the funds necessary to bring current its obligations with respect to outstanding Seller Trust Preferred Securities, including, without limitation, payment of previously deferred interest payments and any interest thereon, and in connection therewith will promptly after Closing provide all notices and take other actions necessary to effect such payments, (ii) maintain its corporate existence until it satisfies all of its obligations with respect to outstanding Seller Trust Preferred Securities, (iii) not attempt to hinder, delay or defraud the holders of the Seller Trust Preferred Securities or any of its other creditors, and (iv) comply with the terms of all indentures, notes or agreements with creditors to which it is a party, including, without limitation, obligations to make payments when due, obligations to comply with consolidation provisions, and limitations on dividends or distributions to equity holders of Seller.

5.19 Intellectual Property. To the extent that any Intellectual Property owned by the Seller immediately after the Closing was used by Bank or any of its Subsidiaries prior to the Closing, Seller hereby grants to Purchaser and its Affiliates, effective as of the Closing, a nonexclusive, nontransferable, perpetual, irrevocable, worldwide, royalty-free, fully paid-up right and license in, to and under such Intellectual Property, including the right to (a) make, have made, use, import, offer for sale, lease, sell and/or otherwise transfer or dispose of any products or services for any purpose, and (b) use, reproduce, display (publicly or otherwise), perform, transmit, distribute, modify, prepare derivative works based on and otherwise exploit any and all of such Intellectual Property. For the avoidance of doubt, the Intellectual Property referred to in this Section 5.19 shall include all Intellectual Property of Seller relating to tax certificate administration and servicing, including the Tax Certificates Auction Analyzer and Tax Certificates Servicing Application.

5.20 Intercompany Obligations; Transition Services Agreement. Except as specifically provided in this Agreement, prior to Closing, Bank, on the one hand, and Seller or any Affiliate of Seller (other than the Bank), on the other hand, shall (a) enter into one or more mutual termination and release agreements with respect to all Contracts between them, whether relating to products, services or support provided to or by the Bank or otherwise effective as of the Closing, (b) execute releases acquitting, releasing and discharging Bank and Purchaser (solely with respect to its ownership of Bank) from any and all liabilities to Seller and its Affiliates that exist prior to the Closing or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, other than pursuant to the transactions contemplated by this Agreement, and (c) settle or pay all intercompany receivables and payables. Notwithstanding the foregoing, Purchaser and Seller shall cooperate in good faith and, if necessary, prior to closing negotiate and enter into a transition services agreement that provides for one party to provide transition services to the other party (e.g., information systems, payroll, etc.), at cost, for up to six months following the Closing.

5.21 Matters with Respect to REIT and BAH Corp. As promptly as possible after the date of this Agreement, Purchaser and Seller shall mutually agree on the timing and procedures for termination or liquidation of the REIT and BAH Corp.

ARTICLE VI

CONDITIONS TO CLOSE

6.1 Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a) No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c) Retained Asset Contribution and Assumption. The transactions contemplated by the Retained Asset Contribution and Assumption shall have been completed in a manner and pursuant to documentation reasonably acceptable to Purchaser.

6.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement (i) that are not qualified as to “materiality,” “Material Adverse Change,” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date and (ii) that are qualified as to “materiality,” “Material Adverse Change,” or “Material Adverse Effect” shall be true and correct (as so qualified) as of the date of this Agreement and as of the Closing Date. Representations and warranties that are made specifically as of the date of this Agreement or as of another date shall be true and correct in all material respects or true and correct, as the case may be, as of such date; provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 6.2(a), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct do not constitute, individually or in the aggregate, a Material Adverse Change or Material Adverse Effect.

(b) Compliance with Covenants and Obligations. Seller shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date, including consummation of the transactions contemplated by Section 2.3.

(c) No Material Adverse Change. Between the date of this Agreement and the Closing Date, no Material Adverse Change shall have occurred and be continuing.

(d) Resignations. At or prior to the Closing Date, Seller shall cause Bank to remove or effect the resignation, effective as of the Closing Date, of all directors and those officers of Bank designated by Purchaser prior to the Closing.

(e) Shareholder Approval. This Agreement shall have been approved by action by shareholders of Seller holding the requisite voting power under the Charter and Applicable Law.

(f) Seller Trust Preferred Securities. Seller shall have taken the actions required by Section 5.18 to be taken on or prior to the Closing with respect to outstanding Seller Trust Preferred Securities.

(g) Seller Closing Deliverables. Seller shall have delivered to Purchaser, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.5 at or prior to the Closing Date.

(h) Fairness Opinion. Seller shall have received an opinion from Sandler O’Neil + Partners L.P. to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to the Seller.

6.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by Seller, at or prior to the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (i) that are not qualified as to “materiality,” “material adverse change” or “material adverse effect” shall be true and correct in all material respects as of the Closing Date and (ii) that are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” shall be true and correct (as so qualified) as of the date of this Agreement and as of the Closing Date, other than such representations and warranties that are made specifically as of the date of this Agreement or as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date; provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 6.3(a), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a material adverse effect on the ability of Purchaser to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b) Compliance with Covenants and Obligations. Purchaser shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c) Purchaser Closing Deliverables. Purchaser shall have delivered to Seller, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.6 at or prior to the Closing Date.

(d) Fairness Opinion. Seller shall have received an opinion from Sandler O’Neil + Partners L.P. to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to the Seller.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Seller. Subject to Section 7.3 and Section 7.4, Seller will indemnify, defend and hold Purchaser harmless against any and all Losses which Purchaser suffers or incurs, insofar as such Losses arise out of or result from:

(a) any breach of any of the representations or warranties made by Seller in this Agreement, other than any breach of Section 3.12, which shall be governed by Section 5.17;

(b) the breach of any covenant or agreement to be performed by Seller herein, including Seller’s obligation to indemnify directors and officers under Section 5.9;

(c) the Retained Assets, the Retained Assets Liabilities, or the Retained Assets Contribution and Assumption;

(d) the Proceedings set forth on Schedule 7.1(d);

(e) the Seller Trust Preferred Securities;

(f) the Purchase and Assumption Agreement dated January 28, 2011 by and among Bank, PNC Bank, National Association, and BankAtlantic Bancorp, Inc.; and

(g) fines or penalties assessed against Bank by the OCC in connection with the results of the OTS Compliance Report completed May 26, 2011 in excess of the amount reserved for such matter on the Interim Balance Sheet.

7.2 Indemnification by Purchaser. Subject to Section 7.3 and Section 7.4, Purchaser will indemnify, defend and hold Seller harmless against any and all Losses which Seller suffers or incurs, insofar as such Losses arise out of or result from:

(a) any breach of any of the representations or warranties made by Purchaser in this Agreement; and

(b) the breach of any covenant or agreement to be performed by Purchaser herein.

7.3 Limitations on Liability.

(a) Time Limitations and Nonsurvival. The representations or warranties set forth in this Agreement shall survive for two years following the Closing Date, except that the representations and warranties set forth in (i) Section 3.1, Section 3.2, Section 3.6, Section 3.27, Section 4.1, Section 4.2 and Section 4.8 shall survive the Closing Date indefinitely and (ii) Section 3.12 shall survive as specified in Section 5.17 and thereafter neither party shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the second (2nd) anniversary of the Closing Date the indemnified party notifies the indemnifying party of a claim to be asserted specifying the factual basis of that claim in reasonable detail. The agreements and covenants contained in this Agreement shall not survive the Closing Date except to the extent expressly contemplating performance thereafter.

(b) Limitations on Seller’s Indemnification. Seller will have no obligation to indemnify Purchaser for any Losses pursuant to Section 7.1(a) until such time as such Losses, in the aggregate, exceed one million dollars ($1,000,000) at which point Seller shall be liable for the amount of such Losses solely to the extent they are in excess of one million dollars ($1,000,000). The maximum amount of indemnifiable Losses for which Seller shall be liable pursuant to Section 7.1(a) shall be forty million dollars ($40,000,000). The foregoing notwithstanding,

Seller shall be obligated to indemnify Purchaser for all Losses pursuant to Section 3.1, Section 3.2, Section 3.6 and Section 3.27.

(c) Limitations on Purchaser’s Indemnification. Purchaser will have no obligation to indemnify Seller for any Losses pursuant to Section 7.2(a) until such time as such Losses, in the aggregate, exceed one million dollars ($1,000,000) at which point Purchaser shall be liable for the amount of such Losses solely to the extent they are in excess of one million dollars ($1,000,000). The maximum amount of indemnifiable Losses for which Purchaser shall be liable pursuant to Section 7.2(a) shall be forty million dollars ($40,000,000). The foregoing notwithstanding, Purchaser shall be obligated to indemnify Seller for all Losses pursuant to Section 4.1 and Section 4.8.

(d) Other Limitations. Any payment by an indemnifying party shall be reduced by the amount of insurance proceeds recovered by the indemnitee from any Person with respect thereto. If any indemnified party may have the right to recover Losses from a third party in addition to the indemnifying party, upon receipt of payment in full for the Losses, the indemnified party shall assign such right to the indemnifying party and shall reasonably cooperate (at the expense of the indemnifying party) in pursuing any rights against such third party. An indemnified party shall use commercially reasonable efforts to mitigate any claim or liability that such indemnified party asserts under this ARTICLE VII; provided that the indemnified party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an indemnified party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

7.4 Third-Party Indemnification Procedure.

(a) Promptly after receipt by any indemnified party of notice of the commencement of any Proceeding in respect of which the indemnified party intends to seek indemnification pursuant to Section 7.1 or Section 7.2, the indemnified party shall notify the indemnifying party in writing; provided that the omission to so notify shall not relieve the indemnifying party of its indemnification obligations except to the extent the indemnifying party is materially prejudiced thereby. The indemnifying party shall be entitled to assume control of the defense of such action or claim; provided that:

(i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(ii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the indemnified party and its Affiliates of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business or operations of the indemnified party; and

(iii) after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof.

(b) If the indemnifying party does not assume control of the defense of such claim in a reasonable period of time following its receipt of notice of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate, and the indemnifying party will promptly reimburse the indemnified party therefor; provided, that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party.

7.5 [Intentionally Blank].

7.6 Exclusive Remedies. Following the Closing Date, the remedies provided in this ARTICLE VII shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation or warranty set forth in this Agreement or otherwise arising out of the transactions contemplated hereby except in the case of fraud or willful breach or breaches of any covenants to be performed following the Closing Date.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if the Closing Date shall not have occurred on or before July 31, 2012; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c) by either Seller or Purchaser in the event of (i) a material breach by the other party of any representation or warranty contained this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Purchaser’s or Seller’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Purchaser’s or Seller’s obligations set forth in Section 6.2 or Section 6.3, respectively; or

(d) by either Seller or Purchaser if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by a party pursuant to Section 8.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 8.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.3(b) shall survive any such termination; and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the willful breach of any of its covenants or agreements set forth in this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

(a) if to Purchaser, to:

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Attn: Robert J. Johnson, Jr. , Esq.

Executive Vice President, General Counsel, Secretary and

Chief Corporate Governance Officer

with a copy (which shall not constitute notice) to:

Squire, Sanders & Dempsey (US) LLP

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114

Attn:    David A. Zagore

    James J. Barresi

and

(b) if to Seller, to:

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Ft. Lauderdale, Florida 33309

Attn: Alan B. Levan, Chairman of the Board

Tel:    954-940-5000

Fax:   954-940-5050

with a copy (which shall not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

Museum Tower

150 West Flagler Street

Suite 2200

Miami, Florida 33130

Attn:    Alison W. Miller, Esq.

    Michael I. Keyes, Esq.

Tel:    305-789-3200

Fax:   305-789-3395

9.2 Entire Agreement. This Agreement (including the Disclosure Schedules hereto) and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

9.3 Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

9.4 Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by Seller or Purchaser without the express prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without regard to principles of conflicts of laws.

9.7 Consent to Jurisdiction.

(a) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, and (1) irrevocably submits to the exclusive jurisdiction of such courts, (2) waives any objection to laying venue in any such action or proceeding in such courts, and (3) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.

9.10 Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

9.11 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, representatives, counsel and accountants.

9.12 Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.14 Schedules. Following the date of this Agreement, Seller may update the disclosures schedules to disclose any development or circumstance occurring between the date hereof and the Closing. No such update shall be taken into account in determining whether a Material Adverse Effect has occurred. However, any such update shall be taken into account for the purpose of determining the accuracy of any representation or warranty of Seller.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the day and year first above written.

BB&T CORPORATION

By:	/s/ Daryl Bible
Name: Daryl Bible
Title: Senior Executive Vice President — CFO

BANKATLANTIC BANCORP, INC.

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Chairman and Chief Executive Officer

EXHIBIT 1

Accounting Procedures and Methodologies

Capitalized terms used in this Exhibit 1 shall be as defined in the Stock Purchase Agreement, dated as of November 1, 2011 by and between BB&T Corporation and BankAtlantic Bancorp, Inc. (the “Agreement”).

Both the Estimated Closing Balance Sheet and Closing Balance Sheet shall be prepared, and each of the Estimated Closing NAV, Bank NAV and Closing NAV shall be calculated, as of the applicable dates using Bank Accounting Principles as actually applied by Bank in connection with preparation by Seller of the Audited Financial Statements as of December 31, 2010, the Interim Financial Statements and Reference Balance Sheet as of September 30, 2011.

In preparing the Estimated Closing Balance Sheet and Closing Balance Sheet, and in calculating the Estimated Closing NAV, Bank NAV and Closing NAV, no effect shall be given to any purchase accounting adjustment, discontinued operation accounting, or any other accounting entry, calculation, adjustment or change to accounting policies and procedures that would otherwise be applied as a result of the Agreement or any of the transactions contemplated thereby, including any decisions made by Purchaser, or actions taken in respect thereof, that would otherwise require adjustments which would impact the Closing Balance Sheet.

For avoidance of doubt, the adjustments and changes that would be excluded in preparing the deliverables and performing the calculations contemplated above would include, but would not be limited to, the following:

•	Held for sale and/or discontinued operations accounting arising from the Agreement but not pursuant to the ordinary course of business;

•	Asset impairments resulting from entering into the Agreement, or the transactions contemplated thereby, including, but not limited to:

•	Goodwill or other intangible valuation;

•	Purchase accounting adjustments of Purchaser;

•	Costs associated with severance pay and stay bonuses paid pursuant to the Agreement but not those costs incurred in the ordinary course of business;

•	Termination of benefit plans and 401k plans required or contemplated by the Agreement;

•	Costs associated with termination or non-renewal of contracts requested by Purchaser, or otherwise required or contemplated by the Agreement;

•	Other transaction and acquisition costs agreed to be paid by Purchaser;

•	Changes in policies and practices governing the allowance for loan loss methodology;

•	Changes to other matters of judgment or significant accounting policies including goodwill and long-lived asset impairments;

•	Changes in policies and practices governing the assignment of loan risk ratings and the determination of impairment under Accounting Standards Codification Section 310; and

•	Any post-closing adjustments after 20 business days less than $50,000; provided that if the aggregate amount of such adjustments exceeds $200,000, then all such adjustments shall be recorded.

Notwithstanding the application of Bank Accounting Principles noted above, the following shall be recognized on the Closing Balance Sheet and related calculations of Closing NAV:

•	The sum of all deferred tax assets, the deferred tax valuation allowance and deferred tax liabilities will be recorded at $0.

The Seller will promptly inform the Purchaser of: (i) any changes in its or the Bank’s accounting policies, methods and conventions after September 30, 2011, whether or not required by promulgated changes to GAAP, (ii) the dollar impact of such changes on the Estimated Closing Balance Sheet, and (iii) the calculations thereof, if any.

EXHIBIT 2

Reference Balance Sheet

	As of September 30, 2011
BankAtlantic (bank only) (in thousands)	BankAtlantic*	RA_LLC		BankAtlantic After Distribution of RA_LLC
ASSETS
Total loans, gross	2,711,580	586,482		2,125,098
Allowance for loan loss	(130,552)	(77,028)		(53,524)
Tax Certificates, gross	63,803	18,652		45,151
Tax Certificates allowance	(7,535)	(4,864)		(2,671)
FHLB Stock	25,223	—		25,223
Available for sale securities	84,478	—		84,478
Goodwill	13,081	—		13,081
Core deposit intangible asset	589	—		589
REO	83,360	83,360		—
Property and equipment	144,359	3,613	(1)	140,746
Other assets	44,740	1,698	(2)	43,042
Cash & due from banks	673,922	11,673		662,249

Total assets	3,707,048	623,587		3,083,461

	BankAtlantic*	RA_LLC		BankAtlantic After Distribution of RA_LLC
LIABILITIES AND EQUITY
Deposits
Demand	859,688			859,688
Savings	439,051			439,051
NOW	1,166,615			1,166,615
Money market	449,800			449,800
Certificates of deposit	409,167			409,167

Total deposits	3,324,321	—		3,324,321
Short term borrowings	960			960
Subordinated debentures	22,000			22,000
Other liabilities	53,700	16,669	(3)	37,031

Total liabilities	3,400,981	16,669		3,384,312
Equity	306,067	606,918		(300,851)

Total liabilities and equity	3,707,048	623,587		3,083,461

	—

Non CD Deposits	$2,915,154
Premium	10.32%

Total deposit premium	300,851

BankAtlantic Ending Equity	306,067
Less: Retained Assets, net excluding cash	595,245

BankAtlantic after distrib NAV, before cash	(289,178)

Cash to RA_LLC	11,673

BankAtlantic after distrib NAV	$(300,851)

*	Not reflective of any potential generally accepted accounting principles adjustments that may be required in future periods as a result of the transaction set forth in the related Stock Purchase Agreement.
(1)	Includes four vacant pieces of land.
(2)	Other assets include: $1,078,445 in accrued interest receivable on loans and a $415,159 rent receivable related to REO properties.
(3)	Other liabilities include: $13,069,975 related to servicer remittances on criticized purchased mortgage loans representing P&I as if borrower was paying. This liability must be remitted back to servicer in cash when the servicer sells the property. If the loan is brought current, the liability would be reversed against the asset. Also includes $2,106,156 in escrows related to criticized loans, $915,342 in accrued real estate taxes on REO and a $450,000 legal accrual related to a nonperforming loan.

AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this “Amendment”), dated as of March 13, 2012, by and between BB&T Corporation (“Purchaser”) and BankAtlantic Bancorp, Inc. (“Seller”) amends that certain Stock Purchase Agreement, dated as of November 1, 2011, by and between Purchaser and Seller (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

WHEREAS, the parties hereto have previously entered into the Purchase Agreement;

WHEREAS, the parties have agreed to certain changes to the transactions contemplated by the Purchase Agreement, which changes include: (i) Purchaser’s agreement to assume the Seller Trust Preferred Securities; (ii) the formation of a new limited liability company (“Newco”) and the contribution by Bank to Newco of certain of the assets and liabilities previously contemplated by the Purchase Agreement to be Retained Assets; (iii) the dividend of Newco to Seller; and (iv) the purchase by, and sale to, Purchaser of 95% of the Class A Units of Newco (collectively, the “New Transactions”); and

WHEREAS, in furtherance of the foregoing recital, the parties hereto desire to and hereby amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 1.1 of the Purchase Agreement is amended to insert the following definitions:

a.	“Class A Units” shall have the meaning set forth in the Form of LLC Agreement.

b.	“Contributions and Assumptions” shall mean, collectively, the Retained Assets Contribution and Assumption and the Schedules I and II Assets Contribution and Assumption.

c.	“Form of LLC Agreement” shall mean the form of Amended and Restated Limited Liability Company Agreement attached as Exhibit A to the Amendment to Stock Purchase Agreement, dated as of March 13, 2012 (the “Amendment”).

d.	“Schedule I Assets” shall have the meaning set forth in the Form of LLC Agreement.[1]

e.	“Schedule II Assets” shall have the meaning set forth in the Form of LLC Agreement.[1]

f.	“Schedules I and II Assets Contribution and Assumption” shall have the meaning set forth in Section 2.3(a) of this Agreement.

g.	“Schedules I and II Liabilities” shall have the meaning set forth in Section 2.3(a) of this Agreement.

[1]	The Schedule I Assets and Schedule II Assets shall include any and all judgments, claims and rights of action related to or arising out of such assets. All associated escrows, contractual deposits and other rights and obligations associated with the Schedule I Assets and the Schedule II Assets as of Closing shall be transferred to Newco. All payments or sale proceeds received (other than payments of interest) with respect to the Schedule I Assets and the Schedule II Assets after January 31, 2012 through the Closing Date shall be included in the Schedule I Assets and Schedule II Assets, as applicable. Additionally, all loss reserves attributable to the Schedule I Assets and the Schedule II Assets as of Closing, which were $51.3 million at September 30, 2011, shall be deemed to have been contributed to Newco as part of the Schedules I and II Assets Contribution and Assumption.

h.	“Schedules I and II Records” means all records and original documents, or where reasonable, appropriate copies thereof, in Bank’s possession or control that pertain to and are used by Bank to administer, reflect, monitor, evidence or record information associated with, supporting or regarding the Schedule I Assets or Schedule II Assets and all such records maintained in a network (including any remote location) or on electronic or magnetic media in the electronic data base system of Bank, including without limitation, all loan files and all promissory notes, mortgages and security documents relating to loans and other assets included in the Schedule I Assets or the Schedule II Assets; provided, however, that Purchaser and Seller shall be entitled at their own expense, to obtain copies of the items set forth to the extent that Purchaser or Seller, as applicable, is required by Applicable Law to retain copies of such information.

i.	“Units” shall have the meaning set forth in the Form of LLC Agreement.

2. Section 1.1 of the Purchase Agreement is also amended with respect to the definitions of “Bank NAV,” “Excluded Taxes” and “Reference Balance Sheet,” in each case by replacing the reference to “Retained Assets Contribution and Assumption” therein with the term “Contributions and Assumptions.” In addition, it is understood, agreed and confirmed that: (i) the information set forth under the columns entitled “RA_LLC” in the Reference Balance Sheet attached as Exhibit 2 to the Purchase Agreement (the “RFB”) shall be deemed to include collectively the assets, liabilities and equity to be contributed to Retained Assets, LLC and Newco, as of September 30, 2011; (ii) the information set forth under the column entitled “BankAtlantic After Distribution of RA_LLC” in the RFB shall be deemed to include collectively the assets, liabilities and equity of BankAtlantic as of September 30, 2011 after giving effect to both Contributions and Assumptions; and (iii) except for the foregoing, there are no changes to the RFB.

3. Section 2.1 of the Purchase Agreement is amended by changing the section heading to “Purchase and Sale of Shares and Class A Units” and inserting the words “and ninety-five percent (95%) of the Class A Units” immediately after the word “Shares” in both places where the word “Shares” appears in the text of such section.

4. Schedule 2.3 of the Purchase Agreement shall be deemed to be amended to exclude therefrom the Schedule I Assets and Schedule II Assets.

5. Section 2.3 of the Purchase Agreement is amended as follows:

a.	by replacing the introductory clause to footnote 2 with the following introductory clause: “Schedule 2.3 shall not include any Schedule I Assets or Schedule II Assets. Schedule 2.3 shall include the following assets, other than Schedule I Assets and Schedule II Assets:”

b.	by replacing in footnote 2 the figure “$81.9 million” with the figure “$30.6 million”.

c.	by renumbering Section 2.3 as new Section 2.3(b) and, except as indicated herein or otherwise where such change would not be applicable, making the corresponding change to all cross-references in the Purchase Agreement to such section.

d.	by adding the following paragraph as a new subsection (a) of Section 2.3:

“(a) Distribution of Newco LLC. Prior to the issuance of the Units, as described in the Form of LLC Agreement, Seller shall cause Bank to organize Newco and contribute to Newco the Schedule I Assets, Schedule II Assets and Schedules I and II Records. Seller shall also cause Newco to assume all liabilities set forth on Schedule I and Schedule II to the Form of LLC Agreement and all other liabilities relating to the Schedule I Assets and the Schedule II Assets (the “Schedules I and II Liabilities”). The contribution of the Schedule I Assets and Schedule II Assets and the assumption of the Schedules I and II Liabilities contemplated by this Section 2.3(a) is referred to herein as the “Schedules I and II Assets Contribution and Assumption.” The form of any and all transaction documentation relating to the organization of Newco and the Schedules I and II Assets Contribution and Assumption shall be subject to the mutual agreement of the Seller and the Purchaser.”

6. Section 2.4 of the Purchase Agreement is amended and restated in its entirety as follows:

“Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares, the distribution of the membership interests in Newco to Seller and the sale to Purchaser of Class A Units in Newco, and the distribution to Seller of the membership interests in Retained Assets LLC, in each case as contemplated by this Agreement, shall take place at a closing (the “Closing”) to be held at the offices of Squire, Sanders & Dempsey (US) LLP, 200 South Biscayne Boulevard, Suite 4100, Miami, Florida 33131 at 10:00 a.m. (local time) (a) as of the open of business on the second Business Day following satisfaction or waiver of all conditions to the obligations of the parties set forth in ARTICLE VI (other than those conditions that are by their nature to be satisfied at Closing); provided if all conditions to the obligations of the parties set forth in ARTICLE VI are satisfied or waived on a date that is within five Business Days before the end of a month, then the parties shall reasonably determine the time and place of the Closing, which shall not be later than the first Business Day of the next following month, or (b) at such other time and place as Purchaser and Seller may mutually agree upon in writing (the day on which the Closing takes place is referred to herein as the “Closing Date).”

7. Section 2.5 of the Purchase Agreement is amended as follows:

a.	In Section 2.5(d) the words “Section 2.3” are replaced by the words “Section 2.3(a) and 2.3(b)”

b.	By adding Section 2.5(j) which provides: “(j) A completed Amended and Restated Limited Liability Company Agreement of Newco, including Schedules and Annexes thereto, and the related guarantee of Seller, executed by an authorized representative of the Seller Member (as defined in the Form of LLC Agreement) and/or Seller, as applicable, in a form substantially equivalent to the Form of LLC Agreement and, with respect to the guarantee, in substantially the form attached as Exhibit A to the Form of LLC Agreement.”

c.	By adding Section 2.5(k) which provides: “certificates, if any, representing the common securities issued by the Seller Trusts, duly endorsed in blank (or accompanied by duly executed stock powers), or, if such securities are uncertificated, such other documents necessary to transfer the securities to Purchaser, it being agreed that such conveyance to Purchaser shall be for no additional consideration.”

d.	Section 2.5(b)(ii) is amended to insert, at the end of such subsection, the words: “, as well as resolutions authorizing the sale to Purchaser of the Class A Units contemplated by this Agreement at the Closing as well as the execution and delivery by an authorized representative of the Seller Member of the Amended and Restated Limited Liability Company Agreement of Newco, in a form substantially equivalent to the Form of LLC Agreement, and the performance thereof by the Seller Member.”

8. Section 2.6 of the Purchase Agreement is amended as follows:

a.	By adding Section 2.6(d) which provides: “(d) copies of such supplemental indentures and other documents reasonably required by the trustees for the Seller Trust Preferred Securities pursuant to which Purchaser shall assume the obligations with respect to the Seller Trust Preferred Securities, in a form reasonably satisfactory to Seller and Purchaser.”

b.	Section 2.6(b)(i) is amended to insert, at the end of such subsection, the words “, all documentation necessary to effect the assumption of obligations with respect to the Seller

Trust Preferred Securities and the Amended and Restated Limited Liability Company Agreement of Newco, in a form substantially equivalent to the Form of LLC Agreement, and the performance thereof by the Purchaser Member (as defined in the Form of LLC Agreement).”

c.	By adding Section 2.6(e) which provides: “(e) A completed Amended and Restated Limited Liability Company Agreement of Newco, including Schedules and Annexes thereto, executed by an authorized representative of the Purchaser Member in a form substantially equivalent to the Form of LLC Agreement.”

9. Section 3.28 of the Purchase Agreement is hereby amended to replace the reference therein to “Retained Assets and Retained Assets Liabilities” with “the Retained Assets and Retained Assets Liabilities, the Schedule I Assets, the Schedule II Assets, the Schedules I and II Liabilities”.

10. Section 4.7 of the Purchase Agreement is hereby amended to replace the reference therein to “and consummate the transactions contemplated by this Agreement” with “pay any and all amounts due under the Seller Trust Preferred Securities as such payments become due and consummate the transactions contemplated by this Agreement.”

11. Section 5.1 of the Purchase Agreement is hereby amended to: (I) add the words “and Newco” after each reference to Retained Assets, LLC in the introductory paragraph of Section 5.1(a) as well as in Section 5.1(a)(ii); (II) replace the reference to “Retained Assets Contribution and Assumption” contained in Section 5.1(a)(iv)(A) with the term “Contributions and Assumptions”; and (C) add the words “, Schedule I Assets and Schedule II Assets” after the reference to “Retained Assets” in Section 5.1(a)(iv)(E).

12. Section 5.7(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(f) Seller shall, at its expense, either: (i) assume sponsorship of the 401(k) Plan by resolutions adopted by the board of directors of Bank and Seller; or (ii) at Seller’s option, cause Bank to terminate the 401(k) Plan by resolution adopted by the board of directors of Bank. The action chosen by Seller in accordance with the previous sentence shall be taken immediately prior to Closing on terms acceptable to Purchaser, and Seller shall simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. In addition, any termination of the 401(k) Plan in accordance with clause (ii) of this Section 5.7(f) shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and Seller shall cause Bank to notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. Purchaser will permit rollover of 401(k) plan assets by Continuing Employees in cash and with respect to loans, in kind, to a Purchaser’s defined contribution retirement plan with a 401(k) feature.”

In connection with the foregoing amendment, the Accounting Procedures and Methodologies attached as Exhibit 1 to the Purchase Agreement shall be deemed modified to the extent necessary to reflect, if applicable, Seller’s assumption of sponsorship of the 401(k) Plan in lieu of termination of the 401(k) Plan.

13. Section 5.11 of the Purchase Agreement is hereby amended to: (I) replace the reference to “Retained Assets Contribution and Assumption” contained in Section 5.11(b) with the term “Contributions and Assumptions”; and (II) delete 5.11(c) in its entirety and replace it with the following:

“(c) On and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the transactions contemplated by this Agreement, including the purchase and sale of the Shares and the Contributions and Assumptions. Without limiting the generality of the foregoing, on and after the Closing Date, Seller shall promptly forward to Purchaser any mail, communications or other material relating to the business and operations of Bank (other than those items which relate to the Retained Assets and Retained Assets Liabilities) and Purchaser shall promptly forward to Seller any mail, communications or other material relating to the Retained Assets or Retained Assets Liabilities which are delivered to Bank or Purchaser. In addition, any payments received by Purchaser or Bank which relate to the Retained Assets shall promptly be paid to Seller after Purchaser’s or Bank’s receipt thereof. In addition, notwithstanding the foregoing, each party shall promptly communicate to Newco, Seller Member and Purchaser Member any mail, communications or other material received by the first party relating to the Schedule I Assets, Schedule II Assets or Schedules I and II Liabilities, and any payments in respect of the Schedule I Assets or Schedule II Assets received by either party shall promptly be paid to Newco. The obligations of each party under this Section 5.11(c) shall apply with respect to all mail, communications and other material, as well as all payments received, by such party and its Affiliates and agents.”

14. Section 5.14 of the Purchase Agreement is hereby amended by adding the words “, Schedule I Assets or Schedule II Assets” after the reference to “Retained Assets” at the end of Section 5.14(a)(ii).

15. Section 5.16 of the Purchase Agreement, which was previously intentionally left blank, shall read as follows: “Effective as of the Closing and subject to Section 5.18, Purchaser shall assume all obligations with respect to the Seller Trust Preferred Securities and Purchaser and, to the extent required, Seller, shall deliver such supplemental indentures and other documents and take such other actions as the trustees for such Seller Trust Preferred Securities may reasonably require under the indentures, trust agreements and guarantee agreements applicable to such Seller Trust Preferred Securities.”

16. Section 5.17 is hereby amended by adding Section 5.17(o) which provides: “(o) Sale of Class A Units. Purchaser agrees and acknowledges that the sale of Class A Units to Purchaser contemplated hereby will be deemed for tax purposes as a sale of an undivided interest in the assets of Newco followed immediately by a contribution to Newco of such undivided interest in the assets by Purchaser in accordance with Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 1).”

17. Section 5.18 of the Purchase Agreement is hereby amended as follows:

a.	by replacing clause (i) in its entirety with the following: “at Closing, deposit in escrow legal fees and expenses as specified in Section 6.2(f) and pay to or as directed by Purchaser the funds necessary to bring current all of Seller’s other obligations as of the time immediately prior to Closing with respect to outstanding Seller Trust Preferred Securities”;

b.	by deleting clause (ii);

c.	by renumbering clause (iii) as new clause (ii) replacing the words “holders of the Seller Trust Preferred Securities or any of its other creditors” in such clause with the words “any of its creditors”;

d.	by renumbering clause (iv) as new clause (iii) and deleting from such clause the words “obligations to comply with consolidation provisions, and limitations on dividends or distributions to equity holders of Seller.”

18. The Purchase Agreement is hereby amended by adding a new Section 5.22 providing as follows:

“5.22 Shareholder Approval; Information Statement.

(a) Seller hereby acknowledges the Amendment to Support Agreement, dated as of the date hereof, by and between BFC Financial Corporation (“Shareholder”) and Purchaser, and agrees that, upon Shareholder’s delivery of the written consent contemplated thereby, Seller shall have obtained the requisite approval of Seller’s shareholders of this Agreement and the transactions contemplated hereby for purposes of the bylaws of Seller and Sections 607.0704 and 607.1202 of the Florida Business Corporation Act.

(b) Seller shall use its reasonable best efforts to, within 10 days after the execution of the Amendment, prepare and file with the SEC a preliminary information statement pursuant to Regulation 14C under the Exchange Act. As soon thereafter as possible in accordance with applicable Law, Seller shall file with the SEC and mail or deliver to its shareholders a definitive information statement pursuant to Regulation 14C under the Exchange Act. Seller shall afford Purchaser and its counsel a reasonable opportunity to review such information statement (and any amendment thereto) prior to the filing thereof and shall reasonably take into account Purchaser’s and its counsel’s comments thereon. Purchaser shall promptly provide any comments to such information statement, as well as any fact information regarding Purchaser that Seller may request for inclusion in such information statement. Seller shall notify Purchaser of the receipt of, and immediately provide to Purchaser true and complete copies of, any comments of the SEC with respect to such information statement or the transactions contemplated hereby and any requests by the SEC for any amendment or supplement thereto or for additional information.”

19. Section 6.1 of the Purchase Agreement is hereby amended by adding Section 6.1(d) which provides: “Schedules I and II Assets Contribution and Assumption. The transactions contemplated by the Schedules I and II Assets Contribution and Assumption shall have been completed in a manner and pursuant to documentation reasonably acceptable to Purchaser.”

20. Section 6.2(f) of the Purchase Agreement shall be amended by adding at the end of such subsection “and Seller and/or its Affiliates shall have deposited in escrow the amount of all legal fees and expenses invoiced to Seller and/or its affiliates at or any time prior to the Closing Date by any of the trustees or their counsel arising out of the case entitled “In re BankAtlantic Bancorp, Inc. Litigation, Consol. C.A. No. 7068-VCL (Delaware Chancery Court)” or any related litigation, with payment to be subject to the presiding court’s determination of the amount owed.”

21. Section 6.3 of the Purchase Agreement shall be amended by adding Section 6.3(e) which provides: “Assumption of Seller Trust Preferred Securities. Purchaser shall have assumed all obligations with respect to the Seller Trust Preferred Securities as contemplated by, and taken all actions required by, Section 5.16.”

22. The text of Section 7.1(e) shall be deleted and replaced in its entirety with the following: “(e) the case entitled “In re BankAtlantic Bancorp, Inc. Litigation, Consol. C.A. No. 7068-VCL (Delaware Chancery Court), and any related litigation, including, without limitation, any obligation to pay any fees or expenses incurred by trustees or plaintiffs;”

23. The text of item 1 on Schedule 7.1(d) shall be amended to add at the end of such item “and any related litigation”.

24. Section 7.2 shall be amended to add the following subsection (c) at the end thereof: “(c) except as specified in Section 7.1(e) and subject to Section 5.18(i), the Seller Trust Preferred Securities, exclusively to the extent of the principal amount thereof as of the Closing Date plus: (A) the amounts paid to Purchaser at Closing as set forth in Section 5.18(i); (B) any interest accruing following the Closing Date; and (C) any costs, expenses or other liabilities accruing exclusively following the Closing Date.”

25. The parties acknowledge and agree that they are entering into this Amendment to modify the Purchase Agreement to take into account the effect of the New Transactions on the transactions contemplated by, and the parties’ respective representations, warranties, agreements, covenants and obligations under, the Purchase Agreement. In connection therewith, the parties hereby agree that, notwithstanding anything to the contrary contained herein or in the Purchase Agreement, all terms and conditions of the Purchase Agreement, whether or not expressly set forth herein, shall be modified and deemed to be amended to the extent necessary to consummate the New Transactions and in accordance with the parties’ mutual agreement relating thereto.

26. All references to the “Agreement” in the Purchase Agreement and each document annexed as an exhibit or schedule thereto shall be references to the Purchase Agreement as amended by this Amendment.

27. Prior to the Closing, consistent with the terms and conditions hereof, Seller and Purchaser shall and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause their Affiliates to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other actions as the other party may reasonably require in order to effect the New Transactions.

28. Except as expressly provided in this Amendment or as contemplated by Section 25 of this Amendment, all of the terms and conditions of the Purchase Agreement and the exhibits and schedules thereto remain unchanged and in full force and effect.

29. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall be deemed a fully executed agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

Purchaser:

BB&T CORPORATION

By: /s/ Daryl N. Bible

Daryl N. Bible

Senior Executive Vice President and

Chief Financial Officer

Seller:

BANKATLANTIC BANCORP, INC.

By: /s/ Alan B. Levan

Alan B. Levan

Chairman

EXHIBIT A

THE SECURITIES ISSUED PURSUANT TO OR REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED. ANY TRANSFER OF SUCH SECURITIES IS SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

[FORM OF]

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

[NEWCO], LLC

Dated as of [—], 2012

i

INDEX OF DEFINED TERMS

Section
Acceptance Notice	7.3(c)

Additional Member	1.1
Adjusted Capital Account Deficit	1.1
Affiliate	1.1
Agreement	1.1

Applicable Level	Annex 3 paragraph(10)

BankAtlantic	Recitals

Board	4.1
Capital Account	1.1
Capital Contribution	1.1
Certificate	1.1
Class A Unit	1.1
Class R Unit	1.1
Code	1.1

Company	Preamble

Company Expenses	1.1
Company Minimum Gain	1.1
control	1.1
Covered Person	1.1

Delaware Act	Recitals

Depreciation	1.1

Discountable Assets	Annex 3 paragraph(6)(i)(1)

Effective Date	Preamble

Excess Loss	5.6

Existing Agreement	Recitals

Fiscal Quarter	1.1
Fiscal Year	1.1
GAAP	1.1
Gross Asset Value	1.1

Issuance Items	5.2(h)

LIBOR	1.1

Liquidation Trigger Event	Annex 3 paragraph(10)

Losses	1.1
Member	1.1
Member Nonrecourse Debt	1.1
Member Nonrecourse Debt Minimum Gain	1.1
Member Nonrecourse Deductions	1.1
Nonrecourse Deductions	1.1
Nonrecourse Liabilities	1.1

Offer Period	7.3(c)
Offer Price	7.3(b)
Offered Schedule I Assets	7.3(b)

Officer	4.3
Percentage Interest	1.1
Person	1.1
Portfolio Assets	1.1

Preference Amount	6.2(c)
Priority Distribution	6.2(b)
Priority Rate	6.2(b)

DEFINED TERMS

(continued)

Section

Profits	1.1

Purchaser Member	Preamble

Regulatory Allocations	5.3
Related Schedule I Asset	1.1
Schedule I Assets	1.1
Schedule II Assets	1.1

Seller Member	Preamble

Servicers	7.1
Tax Matters Partner	9.1
Threshold Agreed Value	1.1

Threshold Amount	Annex 3 paragraph (6)(i)

Threshold Net Asset Value	1.1

Transfer	11.1

Transfer Notice	7.3(b)

Treasury Regulations	1.1
Units	3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

[NEWCO], LLC

This Amended and Restated Limited Liability Company Agreement of [NEWCO], LLC, a Delaware limited liability company (the “Company”) dated and effective as of [—], 2012 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by [—], a [—] (the “Purchaser Member”), and [—], a [—] (the “Seller Member”).

WHEREAS, BankAtlantic, a wholly owned subsidiary of the Seller Member (“BankAtlantic”), formed the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on [—], 2012;

WHEREAS, BankAtlantic entered into a limited liability company agreement of the Company on [—], 2012 (the “Existing Agreement”);

WHEREAS, prior to the Effective Date, BankAtlantic distributed its membership interest in the Company to the Seller Member;

WHEREAS, on the Effective Date the Company had [—] Units outstanding, which Units are owned by the Members as set forth on Annex 1;

WHEREAS, the Seller Member has assigned and transferred 95% of the Class A Units to the Purchaser Member;

WHEREAS, on the Effective Date the Seller Member has delivered a guaranty (in the form attached as Exhibit A) to the Purchaser Member guarantying the payment of certain distributions on Class A Units held by the Purchaser Member; and

WHEREAS, the Members desire to amend and restate the Existing Agreement to provide for certain agreements concerning interests in the Company and the operation of the business of the Company and desire that this Agreement shall constitute the Company’s limited liability company agreement within the meaning of the Delaware Act.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Existing Agreement in its entirety and agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Member” means, after the Effective Date, each Person who, upon compliance with the requirements of Section 11.5, is admitted as a Member of the Company in accordance with the terms and subject to the conditions of this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 3.6.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 3.1 with respect to the Units held by such Member.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Class A Unit” means a Unit having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class R Unit” means a Unit having the rights and obligations specified with respect to Class R Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Expenses” means all expenses incurred by the Company, including (a) costs and expenses of any Servicer other than the Seller Member, (b) the Seller Member’s and its Affiliates’ reasonable and customary third party collection, foreclosure, selling and collateral protection costs incurred as the Servicer of the Schedule II Assets, (c) the Purchaser Member’s and its Affiliates’ reasonable and customary third party costs and expenses incurred in connection with providing accounting services to the Company, (d) Seller Member’s third party costs incurred in connection with insurance coverage for the Portfolio Assets, (e) repayment of any borrowings from the Members in accordance with Section 3.5 and (f) to the extent requested by the Purchaser Member as a result of the Seller Member’s or its Affiliates’ failure to make payment under Section 7.1(e) of the Stock Purchase Agreement dated as of November 1, 2011 by and among the Purchaser Member and the Seller Member, as amended, any legal fees arising out of the case entitled In re BankAtlantic Bancorp, Inc. Litigation, Consol. C.A. No. 7068-VCL (Delaware Chancery Court) or any related litigation advanced or paid by the Purchaser Member or its Affiliates (other than the Purchaser Member’s and its Affiliates’ own legal fees prior to the Effective Date) before, on or after the Effective Date and which have not otherwise been repaid by the Seller Member and its Affiliates to the Purchaser Member and its Affiliates (it being understood that BankAtlantic shall be deemed an Affiliate of the Seller Member at all times prior to the issuance of Class A Units to the Purchaser Member and thereafter shall be deemed an Affiliate of the Purchaser Member). For the avoidance of doubt, Priority Distributions shall not be Company Expenses.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

2

“Covered Person” means any Person who is or was formerly a member of the Board, Member, principal, partner, Officer or employee of the Company, or any of their respective Affiliates, or any officer, director, shareholder, partner, member, employee, representative or agent of a member of the Board, Member, Officer or employee of the Company or their respective Affiliates.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Fiscal Quarter” means the three-month period beginning on the first day of the Company’s Fiscal Year, and each subsequent three-month period within the Company’s Fiscal Year; provided, however, that the Company’s first Fiscal Quarter will commence on the date of the Company’s formation and end on the first March 31, June 30, September 30 or December 31 to occur thereafter.

“Fiscal Year” means the calendar year; provided, however, that the Company’s first Fiscal Year will commence on the date of the Company’s formation and end on December 31, 2012.

“GAAP” shall mean United States generally accepted accounting principles.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values (taking § 7701(g) of the Code into account), as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for all or part of such Member’s interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) and (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; provided, however, that adjustments pursuant to clause (i), (ii) and (iv) of this sentence shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to § 734(b) or § 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (i) Treasury Regulations § 1.704-1(b)(2)(iv)(m) and (ii) subparagraph (d) of the definition of “Profits” and “Losses” or Section 5.2(c) hereof, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

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(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page as the three-month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two business days prior to the date of payment; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates.

“Member” means the Purchaser Member, the Seller Member and any Person hereafter admitted to the Company as a Member in accordance with the Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.704-2(b)(3).

“Percentage Interest” means, with respect to any Member at any time of determination, the percentage represented by the product of (a) the number of Units owned by such Member at such time divided by the total number of Units owned by all Members at such time and (b) 100, rounded to the nearest ten thousandth of a percent.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Portfolio Assets” means the assets (other than cash) contributed to the Company on or prior to the Effective Date (including the Schedule I Assets and the Schedule II Assets) and any non-cash assets received in exchange therefor.

“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with § 703(a) of the Code (but including taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to § 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in § 705(a)(2)(B) of the Code (or treated as expenditures described in § 705(a)(2)(B) of the Code pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

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(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to § 734(b) of the Code is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2 or Section 5.3 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.3 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Related Schedule I Asset” shall have the meaning set forth in the definition of the Schedule II Assets, below; provided, however, that Related Schedule I Assets shall be deemed Schedule I Assets for all purposes under this Agreement.

“Schedule I Assets” means the assets listed on Schedule I.

“Schedule II Assets” means the assets listed on Schedule II; provided, however, that any asset listed on Schedule II that involves a common obligor or guarantor, or is secured in whole or in part by the same collateral, as an asset listed on Schedule I, or is otherwise determined by the Board to be related to an asset listed on Schedule I, shall be deemed to be a “Related Schedule I Asset.”

“Threshold Agreed Value” means the amount set forth on Schedule II in respect of each Related Schedule I Asset.

“Threshold Net Asset Value” means, for any Schedule I Asset and any Schedule II Asset, the amount set forth on Schedule I and Schedule II as the “Threshold Net Asset Value.”

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

FORMATION AND TERM

2.1 Formation; Continuation. The Company has been formed by the filing of the Certificate and is being continued as a limited liability company under and pursuant to the provisions of the Delaware Act. The rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided

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herein. The name and mailing address of, and number of Units owned by, each Member as of the Effective Date is listed on Annex 1 and a list of the names and mailing addresses of, and number of Units owned by, each of the Members shall be maintained in the permanent records of the Company, and shall be updated from time to time as necessary to accurately reflect the correct information. Any amendment or revision to such information made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to such information shall be deemed to be a reference to such information as amended and in effect from time to time.

2.2 Name. The name of the Company is [NEWCO], LLC. The business of the Company shall be conducted under that name or may be conducted, upon compliance with all applicable laws, under any other name as may be determined by the Board.

2.3 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware, and shall continue indefinitely, unless the Company is dissolved in accordance with the provisions of this Agreement.

2.4 Registered Agent and Office. The Company’s registered agent and office in Delaware shall be [The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801]. At any time, the Board may designate another registered agent and/or registered office.

2.5 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.6 Limited Liability Company Agreement. Each Member, by executing this Agreement, hereby agrees to the terms and conditions of this Agreement, as they may from time to time be amended in accordance with the terms of this Agreement. To the extent any provision of this Agreement is prohibited or ineffective under the Delaware Act, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the Delaware Act. In the event the Delaware Act is subsequently amended or interpreted in such a way to validate any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.

ARTICLE III

CAPITAL CONTRIBUTIONS, UNITS,

CAPITAL ACCOUNTS AND ADVANCES

3.1 Capital Contributions. The Board shall keep an account of the ownership of Units, Percentage Interests and all Capital Contributions of the Members, including any Additional Member. No Member shall be required to restore a deficit balance in its Capital Account or to make any additional Capital Contribution to the Company. In the event any additional Capital Contributions are made, the Board shall cause the permanent records of the Company to be updated to accurately reflect such information. As of the Effective Date, the initial Capital Contributions of each Member shall be as set forth on Annex 1-1.

3.2 Units; Classification of Units. A Member’s interests in the Company shall be represented by units (“Units”). The Units may be uncertificated or may be represented by certificates, as the Board shall determine in its sole discretion. The Company may issue fractional Units. A Member has no interest in specific Company property. Each Unit shall be classified as a Class A or a Class R Unit, but a Unit may only be classified in one of the foregoing classes.

3.3 No Withdrawals of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall, without the prior written consent of the Board, (a) have the right to withdraw any capital or (b) have the right to receive property other than cash in payment of distributions in redemption of such Member’s Capital Account.

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3.4 No Interest on Capital Contributions. No Member shall receive any interest with respect to its Capital Contributions or its Capital Account.

3.5 No Obligation to Lend Money. No Member shall be obligated to lend or advance money to the Company for any purpose; provided, however, that if so determined by the Board, the Company may require the Members to advance funds (which advances will bear interest at the Priority Rate) to the Company pro rata according to their holdings of Class A Units in order to maintain an appropriate level of working capital necessary to conduct the operations of the Company. If any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with interest at a rate and upon such other terms and conditions as shall be mutually determined by such Member and the Board.

3.6 Capital Accounts.

(a) An individual Capital Account shall be established and maintained for each Member. The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i) to such Member’s Capital Account there shall be credited (x) such Member’s Capital Contributions, (y) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.2 or Section 5.3 hereof and (z) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii) to such Member’s Capital Account there shall be debited (x) the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, (y) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.2 or Section 5.3 hereof and (z) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii) in determining the amount of any liability for purposes of this Section 3.6(a), there shall be taken into account § 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(b) Upon any transfer of a Member’s Units as may be permitted under this Agreement, the transferee of such Units shall succeed to the Capital Account of the transferor Member (or, in the event of a partial transfer, a proportionate share thereof) upon admission of the transferee as a Member.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith.

ARTICLE IV

BOARD OF MANAGERS; MEMBERS

4.1 The Board of Managers. The management of the business and affairs of the Company shall be vested exclusively in the Board of Members (the “Board”), and the Board may make all decisions and take all actions for the Company which in its sole judgment are necessary or appropriate to carry out the Company’s purposes. The Board shall consist of four members, two of whom shall be designated by the Purchaser Member and two of whom shall be designated by the Seller Member.

4.2 Powers of Board. All decisions with respect to the operation and management of the Company shall be made by the Board, and the Board shall have the full, exclusive and complete discretion to direct, manage and control the business and affairs of the Company.

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4.3 Officers. The Board may appoint Persons to such offices and to hold such titles as it determines necessary or appropriate (each an “Officer”). Persons who are members of the Board may be Officers. All Officers of the Company shall have such powers and duties as may be determined by the Board in connection with their designations; provided, however, that all Officers shall report to the Board. Subject to any rights which may be granted pursuant to contract, Officers may be removed at any time, with or without cause, by the Board.

4.4 Resignation. Any member of the Board may resign by delivering his or her written resignation to the Company at the Company’s principal office addressed to the Board, which shall be effective upon the Board’s receipt of such resignation.

4.5 Removal of a Member of the Board. The removal from the Board (with or without cause) of any member designated by the Purchaser Member may be effected by the Purchaser Member, and the removal from the Board (with or without cause) of any member designated by the Seller Member may be effected by the Seller Member.

4.6 Vacancy. A vacancy in any Board position designated by the Purchaser Member shall be filled by the Purchaser Member, and a vacancy in any Board position designated by the Seller Member shall be filled by the Seller Member.

4.7 Meetings; Quorum. Unless such notice is waived by all members of the Board (which waiver shall be deemed given by any member of the Board who participates in the applicable meeting), written notice (including, without limitation, via email) to each member of the Board must be given in connection with any Board meeting at least two business days prior to such meeting. Any member of the Board may participate in any meeting through telephonic or similar communications equipment means of which all Persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. A special meeting of the Board may be called at any time in accordance with this Section 4.7 at the request of any two or more members of the Board. Regular meetings of the Board will be held as determined by the Board, but not less frequently than quarterly. At any meeting of the Board, a majority of the members of the Board including at least one member of the Board appointed by the Purchaser Member and at least one member of the Board appointed by the Seller Member, whether present in person or by phone, shall constitute a quorum for the transaction of any business which may be taken at such a meeting.

4.8 Action of the Board; Written Consent. Any action to be taken by the Board shall require the affirmative vote of at least three members of the Board, including at least one member of the Board appointed by the Purchaser Member and at least one member of the Board appointed by the Seller Member. On any matter that is to be voted on by the Board, the members of the Board may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the members of the Board.

4.9 Powers of Members. Except as specifically provided herein, as may be required by non-waivable provisions of the Delaware Act or otherwise determined by the Board, the Members, in their capacities as such, shall have no right to control, manage or otherwise be involved in the business and affairs of the Company, shall have no right to vote on any matters relating to the Company and, to the maximum extent permitted by law, shall not be entitled to exercise or receive any of the rights, powers or benefits of a member in a limited liability company formed under the Delaware Act, other than the right to receive such distributions in accordance with this Agreement as may be authorized by the Board. Subject to Section 13.11 and except as specifically provided herein, for any matter to be voted upon by the Members, the Members shall vote together as a single class with each Member being entitled to one vote irrespective of the number of Units held by such Member.

4.10 Partition. Each Member waives any and all rights that he may have to maintain an action for partition of the Company’s property.

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4.11 Outside Activities of the Members. Except as otherwise agreed to in writing, the Members and their respective Affiliates may have other business interests and may engage in any other activities, whether or not such activities compete, directly or indirectly, with the Company, and shall not have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (x) engaging in the same or similar activities or lines of business as the Company or any of its subsidiaries, (y) communicating with or doing business with any client, customer or vendor of the Company or any of its subsidiaries (including with respect to the Company and the Portfolio Assets) or (z) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Company or any of its subsidiaries, including, in the case of clause (x), (y) or (z) any such matters as may be corporate opportunities. No Member shall incur any liability to the Company or to the other Member as a result of engaging in any other business or venture.

4.12 Representations, Warranties and Agreements of the Members. Each Member hereby represents and warrants (severally as to itself only) that: (a) such Member (i) is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the U.S. Securities and Exchange Commission) and (ii) by reason of its business and financial experience, and the business and financial experience of those retained by it to advise it with respect to its investment in the Units being purchased hereunder, it, together with such advisors, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (b) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (c) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof (except as contemplated by this Agreement); (d) such Member understands that the Units in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered under applicable securities laws or there is an available exemption therefrom and the provisions of this Agreement have been complied with; (e) the execution, delivery and performance of this Agreement do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and (f) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity or public policy.

ARTICLE V

ALLOCATIONS

5.1 Profits and Losses. Subject to the allocation rules of Sections 5.2, 5.3, 5.4 and 5.6,

(a) Profits shall be allocated to the Members in the following order of priority:

(i) First, to the Members pro rata until the amount of Profits allocated to each Member under this Section 5.1(a)(i) is equal to the aggregate amount distributed or distributable to each such Member under Section 6.2(a)(i);

(ii) Second, to the Members holding Class R Units, pro rata according to the number of Class R Units, until the amount of Profits allocated to such Members under this Section 5.1(a)(ii) is equal to the aggregate amount of Losses allocated to such Members under Section 5.1(b)(i) and not previously offset by allocations of Profits under this Section 5.1(a)(ii) (such allocations of Profits under this clause to be made in proportion to the Losses so allocated);

(iii) Third, to the Members holding Class A Units, pro rata according to the number of Class A Units, until the amount of Profits allocated to such Members under this Section 5.1(a)(iii) is equal to the aggregate amount of Losses allocated to such Members under Section 5.1(b)(ii) and not previously offset by allocations of Profits under this Section 5.1(a)(iii) (such allocations of Profits under this clause to be made in proportion to the Losses so allocated); and

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(iv) Fourth, to the Members holding Class R Units, pro rata according to the number of Class R Units, as of the first day of each Fiscal Year.

(b) Losses shall be allocated to the Members in the following order of priority:

(i) First, to the Members holding Class R Units, pro rata according to the number of Class R Units, until the Capital Account balances attributable to the Class R Units shall have been reduced to zero;

(ii) Second, to the Members holding Class A Units, pro rata according to the number of Class A Units, until the Capital Account balances attributable to the Class A Units shall have been reduced to zero; and

(iii) Third, to the Members holding Class R Units, pro rata according to the number of Class R Units, as of the first day of each Fiscal Year.

5.2 Special Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations §§ 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted and applied consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(a) and this Section 5.2(d) were not in the Agreement.

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(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations § 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to § 734(b) or § 743(b) of the Code is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.3 Curative Allocations. The allocations set forth in Section 5.2 (other than Section 5.2(h)) and Section 5.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offsets either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.1 and 5.6.

5.4 Allocation Rules.

(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any method that is permissible under § 706 of the Code and the Treasury Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

5.5 Tax Allocations; Section 704(c) of the Code.

(a) In accordance with § 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.1).

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(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of “Gross Asset Value” contained in Section 1.1, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under § 704(c) of the Code and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to allocations under this Section 5.5, including the selection of any allocation method permitted under Treasury Regulations § 1.704-3, shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

5.6 Loss Limitation. Losses allocated pursuant to Section 5.1 to a Member shall not exceed the maximum amount of Losses that can be allocated to such Member without causing such Member to have an Excess Loss. For this purpose, “Excess Loss” means any Loss the allocation of which would cause such Member to have an Adjusted Capital Account Deficit (or increase the amount of such deficit) at the end of any Fiscal Year. In the event some but not all of the Members would be allocated an Excess Loss as a consequence of an allocation of Losses pursuant to Section 5.1, the limitation set forth in this Section 5.6 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations § 1.704-1(b)(2)(ii)(d).

ARTICLE VI

DISTRIBUTIONS; SPECIAL SURRENDER OF UNITS

6.1 Distributions. On the 15th day of the second month of each Fiscal Quarter (or, if such day is not a business day, on the immediately succeeding business day), the Company shall (and the Board shall cause the Company to), to the extent of funds of the Company that are legally available for distribution, distribute to the Members such amount as may be determined by the Board, which shall not be less than an amount equal to (x) all proceeds from the disposition of, returns and interest on, repayments of and other positive cash flows in respect of Portfolio Assets since the date of the Company’s formation minus (y) all Company Expenses incurred since the date of the Company’s formation minus (z) all amounts previously distributed under Article VI; provided, however, that the Board may withhold an amount that would otherwise be distributable with respect to any Fiscal Quarter if the Board reasonably determines in good faith that the Company will otherwise have insufficient cash to pay Company Expenses during a future period; provided, further, however, that any amounts so withheld shall be carried forward for future distribution to the Members to the extent not disbursed to pay Company Expenses.

6.2 Distribution Rules.

(a) Distributions to be made to the Members shall only be made (x) after the payment of Company Expenses then due to third parties and the Members and their respective Affiliates and (y) in the following order of priority:

(i) First, to the Members with unpaid Priority Distributions, pro rata according to the amount of such unpaid Priority Distributions, until each Member has received an amount under this Section 6.2(a)(i) equal to such Member’s Priority Distribution;

(ii) Second, to the Members holding Class A Units, pro rata according to the number of Class A Units; provided, however, that the aggregate amount distributed to Members under this Section 6.2(a)(ii) shall not exceed the aggregate initial Preference Amount of the Members; and

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(iii) Third, to the Members holding Class R Units, pro rata according to the number of Class R Units.

(b) “Priority Distribution” shall mean, with respect to any Member for any period commencing on or after the Effective Date, an amount equal to the product of (i) LIBOR plus 200 basis points per annum (the “Priority Rate”) and (ii) the sum of the average daily Preference Amount of each Member for such period and the amount of any unpaid Priority Distributions of such Member on the first day of such period.

(c) “Preference Amount” shall initially mean (i) in respect of the Purchaser Member, $285,000,000 and (ii) in respect of the Seller Member, $15,000,000; provided, however, that the Preference Amount of each Member shall be reduced (but not below zero) by the amount of any distributions received by such Member under Section 6.2(a)(ii).

(d) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. The Board is authorized to withhold from distributions or with respect to allocations to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

6.3 Surrender of Class A Units. For each dollar of distributions made to a Member under Section 6.2(a)(ii), such Member shall immediately and automatically, and without any further action by the Company or any Member, surrender for no consideration one Class A Unit to the Company. If a Member ceases to be an owner of any Units as a result of the application of this Section 6.3, such Member shall cease to be a Member, shall cause its designees serving on the Board to resign and shall have no further rights to any distributions from the Company, to appoint members of the Board or otherwise under this Agreement, except (a) to receive such reports as are required by this Agreement with respect to the Fiscal Year in which the Purchaser Member surrenders its last remaining Units to the Company and (b) under the provisions of Article X.

ARTICLE VII

MANAGEMENT OF PORTFOLIO ASSETS

7.1 Appointment of Asset Servicers. The Board shall have the authority to appoint asset servicers with respect to the Schedule I Assets and Schedule II Assets (collectively, the “Servicers”) to manage the Portfolio Assets that with respect to the Schedule I Assets shall, unless otherwise agreed by the Board, be selected from the list of servicers set forth on Annex 2 as eligible to service the types of assets set forth opposite such asset servicers’ names on Annex 2, and the number of Servicers shall be set forth on Annex 2. As of the Effective Date, the Servicer of the Schedule I Assets shall be [—] and the Servicer of the Schedule II Assets shall be the Seller Member.

7.2 Asset Servicing. The Company shall, and shall cause its agents (including the Servicers) to, use reasonable best efforts to maximize the net realizable value of the Portfolio Assets and the economic interests of the Company with a view, among other things, to ensure that the collections with respect to the Portfolio Assets result in the full recovery of the Preference Amount and Priority Distributions of the holders of the Class A Units and maximize the value of the Class R Units, and in any event to service the Portfolio Assets in accordance with the principles set forth on Annex 3.

7.3 Right of First Refusal.

(a) A Servicer shall be authorized to sell or dispose of Schedule I Assets only in accordance with Annex 3 and subject to this Section 7.3. Notwithstanding the foregoing, a Servicer shall be permitted to sell or dispose of Schedule I Assets without complying with the terms of this Section 7.3 where an individual sale or disposition relates to Schedule I Asset(s) having an aggregate then current Threshold Net Asset Value of less than $250,000.

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(b) A Servicer shall promptly advise the Company and the Seller Member of discussions with prospective purchasers with respect to any Portfolio Asset, and shall promptly, upon receipt of any purchase offer, send written notice (the “Transfer Notice”) to the Seller Member, which notice shall state (i) the name and address of the proposed transferee, (ii) the Schedule I Asset or Schedule I Assets to be sold (the “Offered Schedule I Assets”), (iii) the amount and form of the proposed consideration for the Offered Schedule I Assets and (iv) any other terms and conditions of the proposed transfer. In the event the proposed consideration for the proposed transfer includes consideration other than cash, the Transfer Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. The total value of the consideration for the proposed transfer as stated in the Transfer Notice is referred to as the “Offer Price.”

(c) Until 5:00 p.m. (eastern time) on the second business day after delivery of the Transfer Notice (the “Offer Period”), the Seller Member shall have the right, exercisable by delivery of an Acceptance Notice (as hereinafter defined), to elect to purchase all, but not less than all, of the Offered Schedule I Assets for cash at a purchase price that results in the same net proceeds to the Company as would have been received in a sale to the proposed transferee at the Offer Price and upon the other terms and conditions set forth in the Transfer Notice, including with respect to any required deposit and time for closing. The right to purchase the Offered Schedule I Assets shall be exercisable by delivering written notice of exercise (an “Acceptance Notice”) within the Offer Period to the Servicer with a copy of the Acceptance Notice delivered contemporaneously to the Company and the Purchaser Member. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by the Seller Member to purchase the Offered Schedule I Assets. The failure of the Seller Member to deliver an Acceptance Notice within the Offer Period shall be deemed to be a waiver of such purchase right.

(d) Unless the Seller Member elects to purchase the entire Offered Schedule I Assets as provided above, a Servicer may transfer the Offered Schedule I Assets to the proposed transferee identified in the Transfer Notice on the terms and conditions set forth in the Transfer Notice; provided, however, that (1) the price for the sale of the Offered Schedule I Assets to the proposed transferee is a price not less than the Offer Price and the sale is otherwise on terms and conditions no less favorable to the Company than those set forth in the Transfer Notice and (2) the transfer is made within 90 days after the end of the Offer Period or such other time period as the Board and the Members may mutually agree.

(e) If such a transfer of the Offered Schedule I Assets does not occur within the time period referred to in clause (2) of Section 7.3(d) for any reason, the restrictions provided for herein shall again become effective, and no transfer may be made by the Servicer thereafter without again making an offer to the Seller Member in accordance with this Section 7.3.

7.4 Right of Purchase. The Seller Member will have the right to purchase Schedule II Assets and certain other Portfolio Assets on the terms and subject to the conditions set forth in paragraph 7 of Annex 3.

7.5 Liquidation of Portfolio Assets. In the event that on the seventh anniversary of the Effective Date the Company continues to own any Portfolio Assets, the Company shall promptly begin to liquidate for cash consideration all or such portion of any remaining Portfolio Assets then held by the Company sufficient to produce proceeds that result in distributions that reduce the aggregated Preference Amount of the Members to zero, and the Company shall complete the liquidation of such Portfolio Assets owned by the Company within 180 days of the seventh anniversary of the Effective Date. The Company shall, and shall cause its agents to, use reasonable best efforts to maximize the proceeds from the liquidation of the Portfolio Assets. Notwithstanding the foregoing, if no Class A Units are outstanding on the seventh anniversary of the Effective Date, then this Section 7.5 shall no longer apply.

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ARTICLE VIII

BOOKS AND RECORDS

8.1 Accounting, Books and Records. At all times during the continuance of the Company, the Company shall keep full and accurate books and records of all transactions of the Company. For accounting and income tax purposes, the books shall be kept in accordance with the method of accounting selected by the Board, consistently applied. The Company’s books and records shall at all times be maintained at the Company’s principal place of business or any other office designated by the Board, and the information required by Section 18-305 of the Delaware Act shall be available during reasonable business hours for inspection and examination by any Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.

8.2 Purchaser Member to Maintain Records. The Company will delegate to the Purchaser Member or one of its Affiliates the responsibility to maintain the books and records of the Company in accordance with Section 8.1, to prepare reports in accordance with Section 8.3 and to prepare such information as is necessary for the Company to perform its obligations under Section 8.4. The Purchaser Member and/or its Affiliates will provide such services without compensation but will be entitled to reimbursement by the Company for its reasonable and customary third party costs and expenses incurred in connection with providing accounting services to the Company. The Members agree and acknowledge that (a) the Purchaser Member and/or its Affiliates will rely on, and compile the books and records of the Company from, reports produced by the Servicers, (b) such books and records shall not be maintained in accordance with GAAP and (c) the Purchaser Member will engage a third party to prepare the tax returns for the Company in accordance with Section 8.4.

8.3 Reports. The Company shall use commercially reasonable best efforts to cause to be delivered to the Members: (a) unaudited financial statements for each completed Fiscal Year, promptly after such unaudited financial statements are available and in any event within 15 days of the end of such completed Fiscal Year; and (b) unaudited financial statements for each completed Fiscal Quarter, promptly after such unaudited financial statements are available and in any event within 15 days of the end of such completed Fiscal Quarter. The Company acknowledges and agrees that each of the Members has reporting obligations pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, that each Member is responsible for its own accounting and reporting obligations under the Securities Act of 1933 and the Securities Exchange Act of 1934, and that the Company will cooperate with each Member and provide access and information as reasonably necessary to permit each Member to timely prepare its audited financial statements and to comply with its legal and regulatory obligations, including reporting obligations under the Securities Act of 1933 and the Securities Exchange Act of 1934.

8.4 Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, all federal and any required state and local income or other tax returns for the Company for each Fiscal Year of the Company. The Company shall use commercially reasonable best efforts to provide to the Members by June 1 (but in no event later than June 30) of each taxable year, an Internal Revenue Service Schedule K-1 for the prior taxable year. Upon the written request of any Member, the Company shall provide any additional information reasonably necessary for the preparation of any federal, state, local and foreign income, franchise or other tax returns which may need to be filed by such Member. In the event of an audit of the Company’s income tax returns, the Board shall participate in, and may retain, at the expense of the Company, accountants and/or other professionals to participate in, such audit and contest assertions by the auditing agent that may be adverse to the Members or the Company.

8.5 Title to Property. All property of the Company shall be held in the name of the Company (or a subsidiary of the Company) or in the names of one or more nominees designated by the Board.

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ARTICLE IX

TAX MATTERS

9.1 Tax Matters Partner. Until such time as the Board shall designate another Tax Matters Partner, the Purchaser Member shall be and is hereby designated as the “Tax Matters Partner” of the Company for purposes of § 6231(a)(7) of the Code and shall have the power to administer, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes, provided that the Tax Matters Partner shall provide promptly to the Members all notices and communications the Company or the Tax Matters Partner in its capacity as tax matters partner receives, and shall not settle any tax claim against the Company which binds either Member without the consent of such Member (not to be unreasonably withheld). Each Member shall have the right to participate in administrative tax proceedings related to the determination of tax matters at the Company level. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each Member a “notice partner” within the meaning of Section 6231(a)(8) of the Code. In the event of the foregoing Member’s death, retirement, resignation, expulsion or bankruptcy, the “Tax Matters Partner” shall be such Person as the Board shall determine.

9.2 Right to Make Section 754 Election. The Company shall make an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code and in the case of a transfer of a Company interest within the meaning of Section 743 of the Code, and the Company shall not apply for permission from the Commissioner of the Internal Revenue Service to revoke such election without the prior written consent of each Member (not to be unreasonably withheld). The Company shall cause an election under Section 754 of the Code to be in effect for each subsidiary treated as a partnership for U.S. federal income tax purposes owned directly or indirectly (other than through a corporation) by the Company as of the Effective Date, in each case for the taxable year that includes the Effective Date. Each of the Members shall, upon request of the Tax Matters Partner, supply the information necessary to give effect to such an election.

9.3 No Election to be Taxed as Association. The Company shall be treated as a partnership for federal and state income tax purposes. No Member shall cause the Company to elect to be treated as a corporation for federal or state income tax purposes, unless such election is approved in writing by all of the Members.

ARTICLE X

LIABILITY, EXCULPATION AND INDEMNIFICATION

10.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally, whether under a judgment, decree or order of a court, or in any other manner, for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company in satisfaction of the standards set forth in Section 10.3 and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Board or by an appropriate Officer or employee of the Company, except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person’s bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction upon entry of a final judgment. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

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10.3 Fiduciary Duty. Except as otherwise expressly provided in this Agreement, to the maximum extent permitted by applicable law, including Sections 1101(b) and (c) of the Delaware Act, no Covered Person shall owe any fiduciary or other duties to the Company or any subsidiary of the Company or to any other Member or its Affiliates. Unless otherwise expressly specified herein, any determination or action to be made or taken by any member of the Board (or any other Covered Person) pursuant to this Agreement is to be so made or taken in such Person’s sole and absolute discretion.

10.4 Indemnification by the Company. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission (including any act or omission constituting negligence) performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or pursuant to this Agreement, the Board or by an appropriate Officer or employee of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of bad faith, fraud or willful misconduct with respect to such acts or omissions as determined by a court of competent jurisdiction upon entry of a final judgment; provided, however, that any indemnity under this Section 10.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof. For the avoidance of doubt, no indemnification shall be available under this Section 10.4 to any Member in respect of any action, proceeding, claim or investigation arising out of the transactions that gave rise to the formation of the Company or any proceeding brought by such Member’s Affiliates, stockholders or other stakeholders.

10.5 Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person who was, is or is threatened to be made a defendant or respondent in any claim, demand, action, suit or proceeding (but not in any such claim, demand, action, suit or proceeding where such Covered Person is suing, is being sued by or is otherwise adverse to the Company) by reason of such Covered Person’s status as a Covered Person shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding and without any determination as to the Covered Person’s ultimate entitlement to indemnification upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court of competent jurisdiction upon entry of a final judgment that the Covered Person is not entitled to be indemnified as authorized in Section 10.4.

10.6 Indemnification Agreements. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board may determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 10.5 and containing such other procedures regarding indemnification as are appropriate.

10.7 Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the indemnity obligations set forth in any applicable portion of this Article 10 that shall not have been invalidated shall apply to the fullest extent permitted by applicable law.

ARTICLE XI

TRANSFER OF UNITS; ADDITIONAL MEMBERS

11.1 Transfer of Units. Other than as required by applicable law, no Member may, directly or indirectly, sell, gift, assign, distribute, pledge, hypothecate, convey, dispose of or otherwise voluntarily or involuntarily transfer or encumber in any way, whether by operation of law or otherwise or whether or not for value (or offer any of the foregoing) (“Transfer”) the whole or any part of its Units or other interests in the Company without the prior written consent of the other Members; provided, however, a Member may Transfer its Units or other interests in the Company in connection with a sale, merger or similar change of control transaction of the Member; provided, further, however, that a Member will not unreasonably withhold its consent to a Transfer by the other Member to one of such other Member’s controlled subsidiaries.

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11.2 Validity of Transfer by Company. Any attempt to Transfer any Units or other interests in the Company in violation of Section 11.1 shall be null and void ab initio. No purported assignee shall have any right to any Profits or Losses or distributions of the Company. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

11.3 Indemnification. In the case of an assignment or attempted assignment of an interest in the Company that has not received the consents required by Section 11.1, the parties engaging or attempting to engage in such assignment shall be personally liable (notwithstanding the provisions of Article X) to indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including incremental tax liability and lawyers’ fees and expenses) as a result of such assignment or attempted assignment and efforts to enforce the indemnity granted hereby.

11.4 Effective Date of Assignment. Any valid assignment of a Member’s interest in the Company, or part thereof, pursuant to the provisions of Section 11.1 shall be effective as of the close of business on the last day of the calendar month in which the Board gives its written consent to such assignment, if required (or the last day of the calendar month in which such assignment occurs, if later). The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Company interest (or part thereof) so assigned, to the assignee of such interest, or part thereof. As between any Member and his assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under § 706(d) of the Code and selected by the Board.

11.5 Additional Members. The admission of any Person as Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement. Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided, however, that, subject to the restrictions of § 706(d) of the Code, Additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the issuance of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with § 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members’ allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members.

11.6 Transferee Bound by Agreement. Any Person who acquires in any manner whatsoever any interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall, to the fullest extent permitted by law, be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement to or by which any predecessor in interest of such Person was subject or bound.

11.7 No Right of Redemption. No transferee of any interest in the Company shall have any right to have the value of its interest ascertained or to receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as provided herein.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

12.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members in accordance with the terms of this Agreement or by the death, retirement, resignation, expulsion or bankruptcy of one or more Members or the occurrence of any other event under the Delaware Act that terminates the continued

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membership of a Member in the Company unless such Member is the last remaining Member of the Company; provided, however, the Company will not be dissolved if one or more Additional Members are admitted into the Company within the time period and according to the other terms provided in the Delaware Act for continuing the Company in such an event.

12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the unanimous written consent of (i) the Board, (ii) the Purchaser Member and (iii) the Seller Member to dissolve the Company;

(b) the sale of all of the Company’s assets; or

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

12.3 Liquidation. Upon dissolution of the Company, the Person or Persons (who may be a Member or Members) appointed by the Board (or by the Members in the absence of an appointment by the Board) to carry out the winding-up of the Company shall promptly notify the Members of such dissolution, and shall immediately commence to wind up the Company’s affairs; provided, however, that such Person or Persons shall proceed diligently and as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice, to (i) following the completion of winding up of the Company, cause the cancellation of the Certificate in accordance with the Delaware Act and (ii) liquidate the assets of the Company. The Members shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article V, as before liquidation. The proceeds of a liquidation of the Company, if any, shall be distributed in the following order and priority:

(a) First, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(b) Thereafter, pursuant to Section 6.2.

12.4 Distribution in Kind. Upon dissolution and liquidation of the Company, distributions of the Company’s property may be made in kind. Any such distribution of property shall be made pro rata to each of the Members in accordance with Section 12.3.

12.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been canceled in the manner required by the Delaware Act.

12.6 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows: (a) if given to the Company, at the Company’s principal executive offices at [—] (or subsequent address of the Company’s principal executive offices); or (b) if given to any Member, at the address set forth on Annex 1 or as such Member may hereafter designate by written notice to the Company. All such notices shall be deemed to have been given when received.

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13.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

13.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive his right to use any or all other remedies. Said rights are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

13.5 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to Articles, Sections and paragraphs shall refer to corresponding provisions of this Agreement.

13.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.7 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile or other electronic means) with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

13.8 Integration; Conflict. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

13.9 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws, without regard to principles of conflict of laws. The Members agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought exclusively in any federal or state court located in New York County in the State of New York. Each Member submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Member irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.10 WAIVER OF JURY TRIAL. EACH MEMBER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

13.11 Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only with the prior written consent of all of the Members.

13.12 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents and to take all such further action as may be required by law or deemed by the Board to be necessary or useful in furtherance of the Company’s purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

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13.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

[NEWCO], LLC

By:
Name:
Title:

[PURCHASER MEMBER]

By:
Name:
Title:

[SELLER MEMBER]

By:
Name:
Title:

Appendix B

March 12, 2012

The Board of Directors

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Fort Lauderdale, FL 33309

Ladies and Gentlemen:

We understand that BankAtlantic Bancorp, Inc. (“Bancorp”) and BB&T Corporation (“BB&T”) entered into a Purchase and Assumption Agreement dated as of November 1, 2011 (the “Agreement”) and intends to enter into the First Amendment to Stock Purchase Agreement to be dated as of March 13, 2012 (the “First Amendment” and together with the Agreement, the “Revised Agreement”), pursuant to which BB&T will acquire 100% of the equity in BankAtlantic (the “Bank”), Bancorp’s bank subsidiary (the “Transaction”). As part of the Transaction, Bancorp will receive a distribution of assets as described in Section 2.3 of the Agreement and as amended by the First Amendment, which include (i) all of the Bank’s loans graded “Special Mention” as of September 30, 2011, (ii) all nonaccrual loans and nonaccrual tax certificates as of September 30, 2011, (iii) all performing loans and tax certificates graded “sub-standard” as of September 30, 2011, (iv) all real estate owned (“REO”) as of September 30, 2011 and all REO acquired by the Bank after the date of the Agreement through foreclosure, deed in lieu or other enforcement proceeding or settlement with respect to any retained assets (which may include the contribution of wholly-owned single purpose entities of the Bank that hold REO) and those other specifically identified parcels of real estate (as described in the Agreement), (v) the Bank’s interest in BABC, LLC (its factoring joint venture), (vi) all right, title and interest to all loans, tax certificates and other extensions of credit of the Bank previously written off, (vii) computer software programs used by the Bank and its subsidiaries in connection with the Bank’s tax certificate acquisition, investment and administrative activities and related codes, databases, models and other intellectual property, (viii) any and all judgments, claims and rights of action related to or arising out of such assets (including, without limitation, those related to loans, tax certificates and other extensions of credit previously written off) and (ix) cash as determined in Section 1.1(m) and Section 2.2(e) (assuming no downward adjustment) of the Revised Agreement (collectively, the “Consideration to be Received”). You have provided us with a copy of the Revised Agreement in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to Bancorp.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed the Agreement, dated November 1, 2011;

•	reviewed a draft of the First Amendment, dated March 11, 2012;

•

reviewed Bancorp’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 and its Current Reports on Form 8-K filed since December 31, 2010;

•

reviewed certain operating and financial information relating to Bancorp’s businesses and prospects, including pro forma balance sheet as of September 30, 2011 and January 31, 2012 for Bancorp, all as prepared and provided to us by Bancorp’s management;

•	met with certain members of Bancorp’s senior management to discuss Bancorp’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the common shares of Bancorp;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Bancorp;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies or assets of companies which we deemed generally comparable to Bancorp and its assets;

•	reviewed certain capital raises executed by Bancorp;

•	reviewed the pro forma financial condition and capitalization of Bancorp giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Bancorp or obtained by us from public sources, including, without limitation, the projections, pro forma balance sheet and net book value of the assets to be transferred to Bancorp referred to above. With respect to the projections, pro forma balance sheet and net book value of the assets to be transferred to Bancorp, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Bancorp, as to the expected future performance of Bancorp. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, pro forma balance sheet and net book value of the assets to be transferred to Bancorp; we express no view or opinion as to such projections, pro forma balance sheet, pro forma capital structure, net book value and fair market value of the assets to be transferred to Bancorp, the assumption of the trust preferred securities by BB&T and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Bancorp that they are unaware of any facts that would make the information and projections, pro forma balance sheet and net book value of the assets to be transferred to Bancorp inaccurate, incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Bancorp and BB&T, nor have we been furnished with any such appraisals. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”) for Bancorp and BB&T, nor have we conducted any review of the credit files of Bancorp or BB&T and, as a result, we have assumed that the respective ALLL for Bancorp and BB&T are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for Bancorp. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Bancorp, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Revised Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Bancorp. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Bancorp and its advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Bancorp may trade subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Bancorp in connection with the Transaction and will receive a customary fee for such services, which is contingent on successful consummation of the Transaction. A portion of our compensation is payable upon signing of the Agreement with the remainder of the fee payable upon consummation of the Transaction. In addition, Bancorp has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Cantor Fitzgerald & Co. (“CF&CO”) has previously been engaged by Bancorp to provide certain investment banking and other services on matters unrelated to the Transaction, for which we have received (or expect to receive) customary fees. CF&CO may seek to provide Bancorp and BB&T and their respective affiliates with certain investment banking and other services unrelated to the Transaction in the future.

Consistent with applicable legal and regulatory requirements, CF&CO has adopted certain policies and procedures to establish and maintain the independence of CF&CO’s research departments and personnel. As a result, CF&CO’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Bancorp, BB&T, the Transaction and other participants in the Transaction that differ from the views of CF&CO’s investment banking personnel.

In the ordinary course of business, CF&CO and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Bancorp and/or BB&T and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Bancorp in connection with its consideration of the Transaction. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. This letter and our opinion do not constitute a recommendation to the Board of Directors of Bancorp in connection with the Transaction, nor do this letter and our opinion constitute a recommendation to any holders of Bancorp common stock as to how to vote in connection with the Transaction if the Transaction were to be presented for shareholder approval. Our opinion does not address Bancorp’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for Bancorp, the financing of the Transaction or the effects of any other transaction in which Bancorp might engage. In addition, this opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Bancorp under any federal or state laws relating to bankruptcy, insolvency or similar matters. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Bancorp’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Received.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of CF&CO. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to Bancorp.

Very truly yours,

CANTOR FITZGERALD & CO.

By:	/s/ Steve Kantor
Steve Kantor
Executive Managing Director
Global Head of Investment Banking

Appendix C

March 13, 2012

Board of Directors

BankAtlantic Bancorp, Inc.

2100 West Cypress Creek Road

Fort Lauderdale, FL 33309

Ladies and Gentlemen:

BankAtlantic Bancorp, Inc. (“Parent”) and BB&T Corporation (“BB&T”) have entered into an amended Stock Purchase Agreement, dated as of March 13, 2012 (the “Agreement”), pursuant to which Parent will sell to BB&T all of the issued and outstanding shares of common stock and preferred stock, each par value $0.01 per share of BankAtlantic (collectively, the “Shares”), a federal savings association and a wholly owned subsidiary of Parent (the “Bank” and such transaction the “Sale”). Under the terms of the Agreement, prior to the closing of the Sale, Bank will transfer approximately $441 million of specified assets to a newly formed limited liability company (“NewCo”) and dividend approximately $175 million of other specified assets to Parent, leaving the Bank with negative equity (the “Transfer”). As part of the Sale, BB&T will assume all the outstanding TruPS of Parent. Parent will bring current the deferred accrued interest through the Closing. Following the Transfer, Bancorp will sell to BB&T the Shares at closing, and if the sum of the Closing NAV (as defined in the Agreement) plus the Premium (as defined in the Agreement), after giving effect to the Bank balance sheet adjustments for the Transfer is a positive number, BB&T shall pay that amount in cash to Parent, and if that amount is a negative number, Parent shall pay that amount in cash to BB&T.

The amount of the cash payment to or from Parent, as the case may be, and the Premium, together, are referred to herein as the “Consideration”. The terms of the Sale are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to Parent.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) the NewCo limited liability company agreement; (iii) certain publicly available financial statements and other historical financial information of Parent and Bank that we deemed relevant; (iv) certain publicly available financial statements of BB&T that we deemed relevant in determining BB&T’s financial capacity to undertake the Sale; (v) a comparison of certain financial information for BB&T with similar institutions for which publicly available information is available; (vi) certain analysis and financial information provided to the board of directors in our original fairness opinion presentation dated October 31, 2011, including the financial terms of certain recent asset sales and business lines and business combinations in the commercial banking industry, to the extent publicly available; (vii) the current market environment generally and the commercial banking industry environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Parent the business, financial condition, results of operations and prospects of Parent and Bank including certain regulatory, liquidity and capital matters facing the Parent and Bank.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the management of Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or BB&T or any of their respective subsidiaries, and as you are aware, we have conducted no analyses or evaluation regarding, and we render no opinion with respect to, the Transfer or the value of any assets or liabilities to be transferred in the Transfer to Parent. With your permission, with respect to the Transfer and the values of such assets and liabilities, we have relied solely on the values set forth in the Parent’s and Bank’s financial statements.

We have not reviewed and render no opinion on as the on-going strategy or operations of Parent or NewCo following the Sale. We have also assumed that there has been no material change in Parent’s and BB&T’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Parent and BB&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice Parent has received from its legal, accounting, regulatory and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Sale and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We will receive a fee for our services that are contingent on the closing of the Sale and Parent has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past we have provided certain investment banking services to Parent and have received customary fees for those services.

Our opinion is directed only to the Board of Directors of Parent in connection with its consideration of the Sale and does not constitute a recommendation to any shareholder of Parent as to how any such shareholder should vote in the event that such shareholders are asked to consider and vote upon the Sale. Our opinion is directed only to the fairness, from a financial point of view, of the Consideration to Parent and does not address the underlying business decision of Parent to engage in the Sale and any related transactions, the relative merits of the Sale and related transactions as compared to any other alternative business strategies, including a sale of Parent, that might exist for Parent or the effect of any other transaction in which Parent might engage. We are aware that Parent previously unsuccessfully pursued other strategic alternative transactions prior to entering into the Agreement. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Sale by any officer, director, or employees, or class of such persons, relative to the consideration to be received by Parent in the Sale.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to Parent from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

Appendix D

FORM OF ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

BANKATLANTIC BANCORP, INC.

The Restated Articles of Incorporation, as amended, of BANKATLANTIC BANCORP, INC., a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, and such amendment is set forth as follows:

1. Article I is hereby deleted in its entirety and replaced with the following:

ARTICLE I – NAME AND ADDRESS

The name of this Corporation is BBX Capital Corporation. The address of the principal office and the mailing address of this Corporation is 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309.

The undersigned hereby certifies that the foregoing amendment was duly adopted and approved by the board of directors of the Corporation on March 12, 2012. Additionally, the foregoing amendment was approved in accordance with Section 607.0704 of the Florida Business Corporation Act on                     , 2012 by the written consent of the holder of outstanding shares of the Corporation’s common stock having not less than the minimum number of votes that would be necessary to approve the amendment at a meeting at which all shares of the Corporation’s common stock were present and voted. The number of shares of the Corporation’s common stock for which written consent was given in favor of the amendment by the shareholders of the Corporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this      day of                     , 2012.

BANKATLANTIC BANCORP, INC.

By:
Alan B. Levan,
Chairman and Chief Executive Officer